Exhibit 10.1

SENIOR UNSECURED BRIDGE TERM LOAN CREDIT AGREEMENT

by and among

XPO LOGISTICS, INC.,

as Borrower,

THE OTHER SUBSIDIARIES SIGNATORY HERETO,

as Guarantors,

THE LENDERS SIGNATORY HERETO

FROM TIME TO TIME,

as Lenders,

MORGAN STANLEY SENIOR FUNDING, INC.

as Agent,

MORGAN STANLEY SENIOR FUNDING, INC.

as Sole Lead Arranger and Sole Bookrunner

Dated as of April 28, 2015

SENIOR UNSECURED BRIDGE TERM LOAN CREDIT AGREEMENT		1

RECITALS		1

1. DEFINITIONS, ACCOUNTING PRINCIPLES AND OTHER INTERPRETIVE MATTERS.		1

1.1	Definitions	1
1.2	Rules of Construction	51
1.3	Interpretive Matters	51
1.4	[Reserved]	51
1.5	Timing of Payment or Performance	51

2. AMOUNT AND TERMS OF CREDIT		51

2.1	Bridge Facility	51
2.2	Maturity and Repayment of Loans; Conversion to Senior Unsecured Term Loans	53
2.3	Prepayments; Commitment Reductions	54
2.4	Use of Proceeds	55
2.5	Interest; Applicable Margins	55
2.6	[Reserved]	56
2.7	Fees	56
2.8	Receipt of Payments	56
2.9	Application and Allocation of Payments	57
2.10	[Reserved]	57
2.11	Indemnity.	57
2.12	[Reserved.]	58
2.13	Taxes	58
2.14	Capital Adequacy; Increased Costs; Illegality	60

3. CONDITIONS PRECEDENT		62

3.1	Conditions to the Effective Date	62
3.2	Further Conditions to Each Loan	64
3.3	Actions During Certain Funds Period	64

4. REPRESENTATIONS AND WARRANTIES		65

4.1	Corporate Existence; Compliance with Law	65
4.2	[Reserved]	65
4.3	Corporate Power; Authorization; Enforceable Obligations; No Conflict	65
4.4	Financial Statements	66
4.5	Material Adverse Effect	66
4.6	Ownership of Property; Liens	66
4.7	Labor Matters	66
4.8	[Reserved]	67
4.9	Investment Company Act	67
4.10	Margin Regulations	67
4.11	Taxes/Other	67
4.12	ERISA	67
4.13	No Litigation	68

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4.14	[Reserved]	68
4.15	Intellectual Property	68
4.16	Full Disclosure	68
4.17	Environmental Matters	69
4.18	[Reserved]	69
4.19	[Reserved]	69
4.20	[Reserved]	69
4.21	[Reserved]	69
4.22	Solvency	69
4.23	Economic Sanctions and Anti-Money Laundering	70
4.24	Economic Sanctions, FCPA, Patriot Act: Use of Proceeds	70
4.25	[Reserved]	70
4.26	Status as Senior Debt	70
4.27	FCPA and Related	70

5. FINANCIAL STATEMENTS AND INFORMATION		71

5.1	Financial Reports and Notices	71

6. AFFIRMATIVE COVENANTS		72

6.1	Maintenance of Existence and Conduct of Business	72
6.2	Payment of Charges and Taxes	73
6.3	Books and Records	73
6.4	Insurance	73
6.5	Compliance with Laws	73
6.6	PATRIOT Act	73
6.7	Intellectual Property	73
6.8	Environmental Matters	73
6.9	[Reserved]	74
6.10	[Reserved]	74
6.11	ERISA Matters	74
6.12	Future Guarantors	74
6.13	[Reserved]	74
6.14	[Reserved]	74
6.15	Use of Proceeds	74
6.16	[Reserved]	74
6.17	Senior Exchange Notes	74
6.18	Securities Demand	75

7. NEGATIVE COVENANTS		75

7.1	Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock	76
7.2	Limitation on Restricted Payments	82
7.3	Dividend and Other Payment Restrictions Affecting Subsidiaries	87
7.4	Asset Sales	88
7.5	Transactions with Affiliates	90
7.6	Change of Control	92
7.7	Liens	93

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7.8	When Company and Guarantors May Merge or Transfer Assets	94
7.9	[Reserved]	96
7.10	Tender Offer and Related Matters	96

8. TERM		96

8.1	Termination	96

9. DEFAULTS AND REMEDIES		96

9.1	Events of Default	96
9.2	Remedies	98
9.3	Clean-up Period	98

10. APPOINTMENT OF AGENT		99

10.1	Appointment of Agents	99
10.2	Agents’ Reliance, Etc	99
10.3	MSSF and Affiliates	100
10.4	Lender Credit Decision	100
10.5	Indemnification	100
10.6	Successor Agent	101
10.7	Setoff and Sharing of Payments	101
10.8	Dissemination of Information	102
10.9	Actions in Concert	102
10.10	Procedures	102
10.11	[Reserved]	102
10.12	Additional Agents	102
10.13	Distribution of Materials to Lenders	103
10.14	Agent	103

11. ASSIGNMENT AND PARTICIPATIONS; SUCCESSORS AND ASSIGNS		104

11.1	Assignment and Participations	104
11.2	Successors and Assigns	106
11.3	Certain Assignees	107

12. MISCELLANEOUS		107

12.1	Complete Agreement; Modification of Agreement	107
12.2	Amendments and Waivers	107
12.3	Fees and Expenses	109
12.4	No Waiver	110
12.5	Remedies	110
12.6	Severability	110
12.7	Conflict of Terms	110
12.8	Confidentiality	110
12.9	GOVERNING LAW	111
12.10	Notices	112
12.11	Section Titles	113

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12.12	Counterparts	113
12.13	WAIVER OF JURY TRIAL	113
12.14	Press Releases and Related Matters	114
12.15	Reinstatement	114
12.16	Advice of Counsel	114
12.17	No Strict Construction	114
12.18	Patriot Act Notice	114
12.19	Currency Equivalency Generally; Change of Currency	114
12.20	Judgment Currency	115
12.21	Electronic Transmissions	115
12.22	Independence of Provisions	116
12.23	No Third Parties Benefited	116
12.24	Relationships between Lenders and Credit Parties	116

13. GUARANTY		117

13.1	Guaranty	117
13.2	Waivers by Guarantors	117
13.3	Benefit of Guaranty	118
13.4	Subordination of Subrogation, Etc	118
13.5	Election of Remedies	118
13.6	Limitation	118
13.7	Contribution with Respect to Guaranty Obligations	119
13.8	Liability Cumulative	119
13.9	Execution of Supplemental Guarantee	120
13.10	Release of Guarantees	120

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INDEX OF APPENDICES

Annex A	—	Agent’s Wire Transfer Information
Annex B	—	Commitments as of Effective Date

Exhibit 1.1(a)	—	Form of Supplemental Guarantee
Exhibit 2.1(b)	—	Form of Notice of Borrowing
Exhibit 2.5(e)	—	Form of Notice of Continuation
Exhibit 11.1(a)	—	Form of Assignment Agreement

Schedule A-1	—	Guarantors
Schedule A-2		Senior Exchange Notes Indenture Terms
Schedule 2.1	—	Agent’s Representatives
Schedule 4.7	—	Labor Matters
Schedule 4.11	—	Tax Matters
Schedule 4.13	—	Litigation
Schedule 4.15	—	Intellectual Property
Schedule 4.17	—	Hazardous Materials
Schedule 6.13	—	Unrestricted Subsidiaries

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SENIOR UNSECURED BRIDGE TERM LOAN CREDIT AGREEMENT

This SENIOR UNSECURED BRIDGE TERM LOAN CREDIT AGREEMENT (as the same may be amended, supplemented, restated or otherwise modified from time to time, this “Agreement”), dated as of April 28, 2015, by and among XPO LOGISTICS, INC., a Delaware corporation (“Company” or the “Borrower”); the other Credit Parties from time to time signatory hereto; MORGAN STANLEY SENIOR FUNDING, INC. (“MSSF”), as administrative agent for the Lenders (together, with any permitted successors in such capacity, “Agent”); and the Lenders signatory hereto from time to time.

RECITALS

WHEREAS, in connection with the Transactions, Company has requested that the Lenders extend credit to Borrower in the form of Loans in an aggregate principal amount not to exceed €2,400,000,000, and the Lenders are willing to do so on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

1.	DEFINITIONS, ACCOUNTING PRINCIPLES AND OTHER INTERPRETIVE MATTERS.

1.1 Definitions. For purposes of this Agreement:

“2019 Notes” means Company’s 7.875% Senior Notes due 2019 issued on August 25, 2014 and February 13, 2015 in an initial aggregate principal amount of $900,000,000.

“2019 Notes Offering Memorandum” means the “Offering Memorandum” (as defined in the Indenture).

“2019 Notes Transactions” means the “Transactions” (as defined in the Indenture).

“Acquired Indebtedness” means, with respect to any specified Person: (1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the acquisition by Company, directly or indirectly, of up to 100% of the outstanding capital stock of Target pursuant to (a) the Private Sale and (b) the Offer and (c) market purchases or any other purchase of shares not sold in the Offer or the Private Sale.

“Acquisition Agreement” means the Share Purchase Agreement among Dentressangle Initiatives, Mr. Norbert Dentressangle, Mrs. Evelyne Dentressangle, Mr. Pierre-Henri Dentressangle, Ms. Marine Dentressangle (collectively, the “Private Seller”) and the Borrower, dated as of April 28, 2015, together with all exhibits, annexes and schedules thereto.

“Acquisition Closing Date” means the date upon which the Private Sale is consummated.

“Additional Refinancing Amount” means, in connection with the Incurrence of any Refinancing Indebtedness, the aggregate principal amount of additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay accrued and unpaid interest, premiums (including tender premiums), expenses, defeasance costs and fees in respect thereof.

“Affected Lender” has the meaning ascribed to it in Section 2.14(d).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Transactions” has the meaning ascribed to it in Section 7.5(a).

“Agent” has the meaning ascribed to it in the preamble to this Agreement.

“Agreement” has the meaning given to such term in the preamble hereto.

“Allocable Amount” has the meaning ascribed to it in Section 13.7(b).

“AMF” has the meaning ascribed to it in Section 3.2(a).

“Applicable Margin” shall mean for any day with respect to any EURIBOR Loan, the applicable margin per annum set forth below:

EURIBOR Margin
Acquisition Closing Date until 89 days following the Acquisition Closing Date	4.25%
90th day following the Acquisition Closing Date until the 179th day following the Acquisition Closing Date	4.75%
180th day following the Acquisition Closing Date until the 269th day following the Acquisition Closing Date	5.25%
270th day following the Acquisition Closing Date and thereafter	5.75%

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) is or will be engaged in making, purchasing, holding or otherwise investing in revolving commercial loans and similar extensions of credit in the ordinary course of its business and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than a natural Person) or any Affiliate of any Person (other than a natural Person) that administers or manages such Lender.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of Sale/ Leaseback Transactions) outside the ordinary course of business of Company or any Restricted Subsidiary (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to Company or another Restricted Subsidiary) (whether in a single transaction or a series of related transactions), in each case other than:

(a) a disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged, surplus, uneconomic, negligible or worn out property or equipment in the ordinary course of business (including the abandonment of any intellectual property);

(b) the disposition of all or substantially all of the assets of Company or any Guarantor in a manner permitted pursuant to Section 7.8 or any disposition that constitutes a Change of Control;

(c) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 7.2;

(d) any disposition of assets of Company or any Restricted Subsidiary or issuance or sale of Equity Interests of Company or any Restricted Subsidiary, which assets or Equity Interests so disposed or issued in any single transaction or series of related transactions have an aggregate Fair Market Value (as determined in good faith by Company) of less than $10.0 million;

(e) any disposition of property or assets, or the sale or issuance of securities, by Company or a Restricted Subsidiary to Company or a Restricted Subsidiary;

(f) any disposition of the Capital Stock of any joint venture to the extent required by the terms of customary buy-sell type arrangements entered into in connection with the formation of such joint venture;

(g) any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of Company and the Restricted Subsidiaries as a whole, as determined in good faith by Company;

(h) foreclosure or any similar action with respect to any property or other asset of Company or any of its Restricted Subsidiaries;

(i) any disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(j) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(k) any sale of inventory or other assets in the ordinary course of business;

(l) any grant in the ordinary course of business of any license or sublicense of patents, trademarks, know-how or any other intellectual property;

(m) any swap of assets, or lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of Company and the Restricted Subsidiaries as a whole, as determined in good faith by Company;

(n) a transfer of assets of the type specified in the definition of “Securitization Financing” (or a fractional undivided interest therein), including by a Securitization Subsidiary in a Qualified Securitization Financing;

(o) (i) any financing transaction with respect to property built or acquired by Company or any Restricted Subsidiary after the Effective Date, including any Sale/Leaseback Transaction or asset securitization permitted by this Agreement, and (ii) any Sale/Leaseback Transactions consummated with respect to Railcars that Company or any of its Restricted Subsidiaries acquires from the original lessor thereof in connection with the termination of the related lease and with the intent of refinancing such Railcars under a new Sale/Leaseback Transaction;

(p) dispositions in connection with Permitted Liens;

(q) any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(r) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(s) any surrender, expiration or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(t) making Chassis, containers and Railcars available, on a non-exclusive basis, to third parties in accordance with the UIIA and the Interchange System, as the case may be, in the ordinary course of business consistent with past practices and undertaken in good faith; and

(u) if and for so long as the Capital Stock of Target constitute “margin stock” within the meaning of Regulation U, any dispositions of such Capital Stock to the extent the value of such Capital Stock, together with the value of all other margin stock held by the Borrower and its Subsidiaries, exceeds 25% of the total value of their assets subject to Section 7.4.

“Assignment Agreement” has the meaning ascribed to it in Section 11.1(a)(i).

“Availability Period End Date” means the earliest of (a) 11.59 p.m. New York City time on October 31, 2015 if the Acquisition Closing Date has not occurred prior to such time, (b) the date on which the Acquisition Agreement is terminated in accordance with its terms without consummation of the Private Sale, (c) the date that is 364 days after the Acquisition Closing Date and (d) 11:59 p.m. New York City time on July 31, 2016 (or if such earliest day is not a Business Day, the next succeeding Business Day).

“Bank Indebtedness” means any and all amounts payable under or in respect of (a) the Credit Agreement and the other Credit Agreement Documents, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof and (b) whether or not the Indebtedness referred to in clause (a) remains outstanding, if designated by Company to be included in this definition, one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, reserve-based loans, securitization or receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. §§ 101 et  seq.

“Bankruptcy Law” means the Bankruptcy Code or any similar Federal or state law for the relief of debtors.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person or any direct or indirect parent of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Borrower” has the meaning ascribed to it in the preamble.

“Borrowing Base” means the sum of (i) 85% of the book value of accounts (as defined in the Uniform Commercial Code or the PPSA or any similar legislation) of Company and any Restricted Subsidiary, (ii) the lesser of (A) 65% of the cost of, or (B) 85% of the net orderly liquidation value of, the equipment (as defined in the Uniform Commercial Code or the PPSA or any similar legislation) of Company and any Restricted Subsidiary and (iii) the lesser of (A) 80% of the net book value of, or (B) 65% of the net orderly liquidation value of, all railcars, chassis, trucks, trailers or tractors owned by Company and any Restricted Subsidiary.

“Bridge Facility” means the credit facilities provided by the Lenders pursuant to Section 2.1 under this Agreement.

“Bridge Period” means the period from the Effective Date to but excluding the Senior Conversion Date.

“Bridge Reduction Debt Incurrence” means any Incurrence of Indebtedness for borrowed money by Company during the Bridge Period (including for the avoidance of doubt any Permanent Financing) other than Indebtedness permitted by Section 7.1 (other than Indebtedness permitted by Section

7.1(a), 7.1(b)(xiii) or 7.1(b)(xv) (to the extent relating to a refinancing of 7.1(b)(ii) (in the case of 7.1(b)(ii), to the extent such Indebtedness consists of Loans under this Bridge Facility (other than Senior Unsecured Term Loans)). For the avoidance of doubt, the incurrence by any Unrestricted Subsidiary of Indebtedness shall not constitute a Bridge Reduction Debt Incurrence.

“Bridge Reduction Equity Issuance” means any issuance of Equity Interests by Company during the Bridge Period that results in Net Proceeds in excess of $500 million.

“Bridge Reduction Event Net Proceeds” means with respect to any Bridge Reduction Debt Incurrence or Bridge Reduction Equity Issuance by Borrower, the excess, if any, of (i) cash and Cash Equivalents received by such Person in connection with such incurrence over (ii) the underwriting discounts and commissions and other reasonable expenses incurred by such person in connection with such issuance.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York or London, England, and in reference to EURIBOR Loans means any such day that is also a TARGET Day.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that obligations of Company or the Restricted Subsidiaries, or of a special purpose or other entity not consolidated with Company and the Restricted Subsidiaries, either existing on the Effective Date or created thereafter that (a) initially were not included on the consolidated balance sheet of Company as capital lease obligations and were subsequently characterized as capital lease obligations or, in the case of such a special purpose or other entity becoming consolidated with Company and the Restricted Subsidiaries were required to be characterized as capital lease obligations upon such consideration, in either case, due to a change in accounting treatment or otherwise, or (b) did not exist on the Effective Date and were required to be characterized as capital lease obligations but would not have been required to be treated as capital lease obligations on the Effective Date had they existed at that time, shall for all purposes not be treated as Capitalized Lease Obligations or Indebtedness.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capital Markets Indebtedness” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (a) a public offering registered under the Securities Act, (b) a private placement to institutional investors that is resold in accordance with Rule 144A or Regulation S of the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC or (c) a placement to institutional investors. The term “Capital Markets Indebtedness” shall not include any Indebtedness under commercial bank facilities or similar Indebtedness, Capitalized Lease Obligation or recourse transfer of any financial asset or any other type of Indebtedness incurred in a manner not customarily viewed as a “securities offering.”

“Cash Equivalents” means:

(1) Dollars, pounds sterling, Euros, Canadian dollars, the national currency of any member state in the European Union or such other local currencies held by Company or a Restricted Subsidiary from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the U.S. government, Canada or any country that is a member of the European Union or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper issued by a corporation (other than an Affiliate of Company) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof or any Canadian province having at least a rating of Aa3 from Moody’s or a rating of AA- from S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(8) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above; and

(9) instruments equivalent to those referred to in clauses (1) through (8) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“CERCLA” has the meaning ascribed to it in the definition of “Environmental Laws”.

“Certain Funds Period” means the period beginning on the Effective Date and ending on the Availability Period End Date.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the IRC.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease or transfer (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all the assets of Company and its Subsidiaries, taken as a whole, to any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) other than to Company or its Subsidiaries or any of the Permitted Holders; or

(2) Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation, amalgamation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of Company, in each case, other than an acquisition where the holders of the voting stock of Company as of immediately prior to such acquisition hold 50% or more of the Voting Stock of the ultimate parent of Company or successor thereto immediately after such acquisition (provided no holder of the voting stock of Company as of immediately prior to such acquisition (other than any of the Permitted Holders) owns, directly or indirectly, more than 50% of the voting power of the Voting Stock of Company immediately after such acquisition).

“Change of Control Offer” has the meaning ascribed to it in Section 7.6(a).

“Charges” means all federal, state, provincial, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges, claims or encumbrances owed by any Credit Party and upon or relating to (a) the Obligations hereunder, (b) the employees, payroll, income, capital or gross receipts of any Credit Party, (c) any Credit Party’s ownership or use of any properties or other assets, or (d) any other aspect of any Credit Party’s business.

“Chassis” means any intermodal chassis owned by the Company or any Restricted Subsidiary consisting of steel frames with rubber tires and employed in the conduct of such Person’s business to transport containers over highways.

“Clean-up Period” has the meaning ascribed to it in Section 9.3.

“Commitments” means, collectively, the aggregate Commitments of the Lenders, and the term “Commitment” with respect to an individual Lender means such Lender’s commitment to make Loans to Borrower in accordance with the terms of this Agreement. The Commitments of each Lender and the aggregate Commitments of all Lenders on the Effective Date are set forth on Annex B.

“Company” has the meaning ascribed to it in the preamble.

“Company Materials” has the meaning ascribed to it in Section 10.13(a).

“Company Workspace” has the meaning ascribed to it in Section 10.13(a).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise taxes or branch profits taxes.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of intangible assets and deferred financing fees and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, as of any date of determination, the EBITDA of Company and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available, on a consolidated basis, calculated on a pro forma basis consistent with the calculations made under the definition of Fixed Charge Coverage Ratio.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including the interest component of Capitalized Lease Obligations and net payments and receipts (if any) pursuant to interest rate Hedging Obligations, amortization of deferred financing fees and original issue discount, debt issuance costs, commissions, fees and expenses, expensing of any bridge, commitment or other financing fees and non-cash interest expense attributable to movement in mark to market valuation of Hedging Obligations or other derivatives (in each case permitted hereunder) under GAAP); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus

(3) commissions, discounts, yield and other fees and charges Incurred in connection with any Securitization Financing which are payable to Persons other than Company and the Restricted Subsidiaries; minus

(4) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1) any net after-tax extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses or charges shall be excluded;

(2) any severance expenses, relocation expenses, restructuring expenses, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to facilities closing costs, acquisition integration costs, facilities opening costs, project start-up costs, business optimization costs, signing, retention or completion bonuses, expenses or charges related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses or charges related to the Transactions, the 2019 Notes or the 2019 Notes Transactions, in each case, shall be excluded;

(3) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Subsidiaries and including, without limitation, the effects of adjustments to (A) Capitalized Lease Obligations or (B) any other deferrals of income) in amounts required or permitted by GAAP, resulting from the application of purchase accounting or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(4) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(5) any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations or fixed assets and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations or fixed assets shall be excluded;

(6) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by management of Company) shall be excluded;

(7) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Hedging Obligations or other derivative instruments shall be excluded;

(8) (a) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period and (b) the Net Income for such Period shall include any dividend, distribution or other payment in cash (or to the extent converted into cash) received by the referent Person or a Subsidiary thereof (other than an Unrestricted Subsidiary of such referent Person) from any Person in excess of, but without duplication of, the amounts included in subclause (a);

(9) solely for the purpose of determining the amount available for Restricted Payments under clause (1) of the definition of “Cumulative Credit,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(10) an amount equal to the amount of Tax Distributions actually made to any parent or equity holder of such Person in respect of such period in accordance with Section 7.2(b)(xi) shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(11) any impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles and other fair value adjustments arising pursuant to GAAP shall be excluded;

(12) any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded;

(13) any (a) non-cash compensation charges, (b) costs and expenses after the Original Issue Date related to employment of terminated employees, or (c) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Effective Date of officers, directors and employees, in each case of such Person or any Restricted Subsidiary, shall be excluded;

(14) accruals and reserves that are established or adjusted within 12 months after the Effective Date and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded;

(15) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations shall be excluded;

(16) any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from hedging transactions for currency exchange risk, shall be excluded;

(17) (a) to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded and (b) amounts in respect of which such Person has determined that there exists reasonable evidence that such amounts will in fact be reimbursed by insurance in respect of lost revenues or earnings in respect of liability or casualty events or business interruption shall be included (with a deduction for amounts actually received up to such estimated amount, to the extent included in Net Income in a future period); and

(18) non-cash charges for deferred tax asset valuation allowances shall be excluded.

Notwithstanding the foregoing, for the purpose of Section 7.2 only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries or Restricted Subsidiaries to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under Section 7.2 pursuant to clauses (4) and (5) of the definition of “Cumulative Credit.”

“Consolidated Non-Cash Charges” means, with respect to any Person for any period, the non-cash expenses (other than Consolidated Depreciation and Amortization Expense) of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, provided that if any such non-cash expenses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, but excluding from this proviso, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period.

“Consolidated Secured Net Leverage Ratio” means, with respect to any Person, at any date, the ratio of (i) Secured Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP; (provided that in making such calculation, the maximum amount of Indebtedness that Company is permitted to incur under Section 7.1(b)(i) shall be deemed outstanding and secured by a Lien)) less the amount of cash and Cash Equivalents in excess of any Restricted Cash that would be stated on the balance sheet of such Person and its Restricted Subsidiaries and held by such Person and its Restricted Subsidiaries as of such date of determination to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred.

In the event that Company or any Restricted Subsidiary Incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the Consolidated Secured Net Leverage Ratio is being calculated but prior to the event for which the calculation of the Consolidated Secured Net Leverage Ratio is made (the “Consolidated Secured Net Leverage Calculation Date”), then the Consolidated Secured Net Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock as if the same had occurred at the beginning of the applicable four-quarter period; provided that Company may elect pursuant to an Officer’s Certificate delivered to Agent to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

To the extent (i) Company elects pursuant to an Officer’s Certificate delivered to Agent to treat all or any portion of the commitment under any Indebtedness as being Incurred or (ii) Company or any Restricted Subsidiary elects to treat Indebtedness as having been Incurred prior to the actual Incurrence thereof pursuant to Section 7.1(c)(3), Company shall deem all or such portion of such commitment or such Indebtedness, as applicable, as having been Incurred and to be outstanding for purposes of calculating the Consolidated Secured Net Leverage Ratio for any period in which Company makes any such election and for any subsequent period until such commitments or such Indebtedness, as applicable, are no longer outstanding.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, that Company or any Restricted Subsidiary has made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Secured Net Leverage Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations or discontinued operations (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into Company or any Restricted Subsidiary since the beginning of such period shall have consummated any pro forma event that would have required adjustment pursuant to this definition, then the Consolidated Secured Net Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such pro forma event had occurred at the beginning of the applicable four-quarter period. If since the beginning of such period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the Consolidated Secured Net Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Company. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of Company as set forth in an Officer’s Certificate, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event within 12 months of the date the applicable event is consummated. For the avoidance of doubt, adjustments to the computation of the Consolidated Secured Net Leverage Ratio arising from any pro forma event and made in accordance with this paragraph and the paragraph immediately above shall not be subject to the 20% cap set forth in clause (9) of the definition of “EBITDA”.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Consolidated Secured Net Leverage Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Company may designate.

For purposes of this definition, any amount in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Consolidated Taxes” means, with respect to any Person for any period, the provision for taxes based on income, profits or capital, including, without limitation, state, franchise, property and similar taxes, foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations) and any Tax Distributions taken into account in calculating Consolidated Net Income.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum (without duplication) of (1) the aggregate principal amount of all outstanding Indebtedness of Company and the Restricted Subsidiaries (excluding any undrawn letters of credit) consisting of bankers’ acceptances and Indebtedness for borrowed money, plus (2) the aggregate amount of all outstanding Disqualified Stock of Company and the Restricted Subsidiaries and all Preferred Stock of Restricted Subsidiaries, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences, in each case determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Net Leverage Ratio” means with respect to any Person, at any date, the ratio of (i) Consolidated Total Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) less the amount of cash and Cash Equivalents in excess of any Restricted Cash that would be stated on the balance sheet of such Person and its Restricted Subsidiaries and held by such Person and its Restricted Subsidiaries as of such date of determination to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred.

In the event that Company or any Restricted Subsidiary Incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the Consolidated Total Net Leverage Ratio is being calculated but prior to the event for which the calculation of the Consolidated Total Net Leverage Ratio is made (the “Consolidated Total Net Leverage Calculation Date”), then the Consolidated Total Net Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, that Company or any Restricted Subsidiary has made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Total Net Leverage Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, or discontinued operations (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into Company or any Restricted Subsidiary since the beginning of such period shall have consummated any pro forma event that would have required adjustment pursuant to this definition, then the Consolidated Total Net Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such pro forma event had occurred at the beginning of the applicable four-quarter period. If since the beginning of such period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the Consolidated Total Net Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Company. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of Company as set forth in an Officer’s Certificate, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event within 12 months of the date the applicable event is consummated. For the avoidance of doubt, adjustments to the computation of the Consolidated Total Net Leverage Ratio arising from any pro forma event and made in accordance with this paragraph and the paragraph immediately above shall not be subject to the 20% cap set forth in clause (9) of the definition of “EBITDA.”

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Consolidated Total Net Leverage Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Company may designate.

For purposes of this definition, any amount in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Obligations” means, with respect to any Person, any security issued by such Person or any document or undertaking (other than a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

“Copyrights” means all the following: (i) all copyrights under the laws of the United States or any other country (whether or not the underlying works of authorship have been published), all registrations and recordings thereof, all copyrightable works of authorship (whether or not published), and all applications for copyrights under the laws of the United States or any other country, including registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, (ii) all renewals of any of the foregoing, (iii) all claims for, and rights to sue for, past or future infringements of any of the foregoing, and (iv) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past or future infringements thereof.

“Credit Agreement” means (i) that certain Amended and Restated Revolving Loan Credit Agreement, dated as of April 1, 2014, among Company, Morgan Stanley Senior Funding, Inc., as administrative agent, and the other parties thereto, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof (except to the extent any such refinancing, replacement or restructuring is designated by Company not to be included in the definition of “Credit Agreement”) and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by Company to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, securitization or receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, waived, extended, restructured, repaid, renewed, refinanced, restated, replaced (whether or not upon termination, and whether with the original lenders or otherwise) or refunded in whole or in part from time to time.

“Credit Agreement Documents” means the collective reference to any Credit Agreement, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refinanced or otherwise modified, in whole or in part, from time to time.

“Credit Parties” means Company and each Guarantor.

“Cumulative Credit” means the sum of (without duplication):

(1) 50% of the Consolidated Net Income of Company for the period (taken as one accounting period) from October 1, 2014 to the end of Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(2) 100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in good faith by Company) of property other than cash, received by Company after the Original Issue Date (other than net proceeds to the extent such net proceeds have been used to incur Indebtedness, Disqualified Stock, or Preferred Stock pursuant to Section 7.1(b)(xiii) (or, if prior to the Effective Date, the corresponding provisions of the 2019 Indenture) from the issue or sale of Equity Interests of Company or any direct or indirect parent entity of Company (excluding Refunding Capital Stock, Designated Preferred Stock, Excluded Contributions, and Disqualified Stock), including Equity Interests issued upon exercise of warrants or options (other than an issuance or sale to Company or a Restricted Subsidiary), plus

(3) 100% of the aggregate amount of contributions to the capital of Company received in cash and the Fair Market Value (as determined in good faith by Company) of property other than cash received by Company after the Original Issue Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, and Disqualified Stock and other than contributions to the extent such contributions have been used to incur Indebtedness, Disqualified Stock, or Preferred Stock pursuant to Section 7.1(b)(xiii) (or, if prior to the Effective Date, the corresponding provision of the 2019 Indenture), plus

(4) 100% of the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of Company or any Restricted Subsidiary issued after the Original Issue Date (other than Indebtedness or Disqualified

Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in Company (other than Disqualified Stock) or any direct or indirect parent of Company (provided, in the case of any such parent, such Indebtedness or Disqualified Stock is retired or extinguished), plus

(5) 100% of the aggregate amount received by Company or any Restricted Subsidiary in cash and the Fair Market Value (as determined in good faith by Company) of property other than cash received by Company or any Restricted Subsidiary from:

(A) the sale or other disposition (other than to Company or a Restricted Subsidiary) of Restricted Investments made by Company and the Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from Company and the Restricted Subsidiaries by any Person (other than Company or any Restricted Subsidiary) and from repayments of loans or advances, and releases of guarantees, which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to Section 7.2(b)(vii)),

(B) the sale (other than to Company or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary, or

(C) a distribution or dividend from an Unrestricted Subsidiary, plus

(6) in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into Company or a Restricted Subsidiary, the Fair Market Value (as determined in good faith by Company) of the Investment of Company or the Restricted Subsidiaries in such Unrestricted Subsidiary (which, if the Fair Market Value of such Investment shall exceed $25.0 million, shall be determined by the Board of Directors of Company) at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to Section 7.2(b)(vii) (or, if prior to the Effective Date, the corresponding provision of the 2019 Indenture) or constituted a Permitted Investment).

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Default Rate” has the meaning ascribed to it in Section 2.5(d).

“Demand Failure Event” has the meaning set forth in the Fee Letter.

“Designated Non-cash Consideration” means the Fair Market Value (as determined in good faith by Company) of non-cash consideration received by Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of Company or any direct or indirect parent of Company (other than Disqualified Stock), that is issued for cash (other than to Company or any of its Subsidiaries or an employee stock ownership plan or trust established by Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof.

“Disposition” has the meaning set forth in the definition of Asset Sale.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person or any of its Restricted Subsidiaries, or

(3) is redeemable at the option of the holder thereof, in whole or in part (other than solely as a result of a change of control or asset sale), in each case prior to 91 days after the earlier of the Final Maturity Date or the date the Loans and Commitments are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of Company or their Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by such Person in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Disqualified Institution” means (i) any Person identified by name in writing to Agent and the Lenders as a Disqualified Institution prior to the Effective Date and (ii) a competitor of Company or its Subsidiaries identified by name in writing to Agent and the Lenders as Disqualified Institutions prior to the Effective Date and any other Person identified by name in writing to Agent and the Lenders after the Effective Date to the extent such Person becomes a direct competitor of Company or its Subsidiaries, which designations shall become effective two days after delivery of each such written supplement to Agent and the Lenders, but which shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans; provided that a “competitor” shall not include any bona fide debt fund or investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial revolving loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any Person controlling, controlled by or under common control with such competitor, and for which no personnel involved with the investment of such competitor thereof, as applicable, (i) makes any investment decisions or (ii) has access to any information (other than information publicly available) relating to the Credit Parties or any entity that forms a part of the Credit Parties’ business (including their Subsidiaries).

“Dodd-Frank Act” has the meaning ascribed to it in Section 2.14(e).

“Dollars” or “$” means the lawful currency of the United States.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1) Consolidated Taxes; plus

(2) Fixed Charges and costs of surety bonds in connection with financing activities; plus

(3) Consolidated Depreciation and Amortization Expense; plus

(4) Consolidated Non-Cash Charges; plus

(5) any expenses or charges (other than Consolidated Depreciation and Amortization Expense) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence, modification or repayment of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the 2019 Notes Transactions, the Transactions, the 2019 Notes, any Permanent Financing or any Bank Indebtedness, (ii) any amendment or other modification of the 2019 Notes or other Indebtedness and (iii) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Financing; plus

(6) business optimization expenses and other restructuring charges, reserves or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of facility closures, facility consolidations, retention, severance, systems establishment costs, contract termination costs, future lease commitments and excess pension charges); plus

(7) the amount of loss or discount on sale of assets to a Securitization Subsidiary in connection with a Qualified Securitization Financing; plus

(8) any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Company or any Guarantor or net cash proceeds of an issuance of Equity Interests of Company (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the Cumulative Credit; plus

(9) the amount of net cost savings, operating improvements or synergies projected by Company in good faith to be realized within twelve months following the date of any operational changes, business realignment projects or initiatives, restructurings or reorganizations which have been or are intended to be initiated (other than those operational changes, business realignment projects or initiatives, restructurings or reorganizations entered into in connection with any pro forma event (as defined in “Fixed Charge Coverage Ratio”) (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that such net cost savings and operating improvements or synergies are reasonably identifiable and quantifiable; provided, further, that the aggregate amount added to EBITDA pursuant to this clause (9) shall not exceed 20% of EBITDA for such period (determined after giving effect to such adjustments); and

less, without duplication, to the extent the same increased Consolidated Net Income,

(10) non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period and any items for which cash was received in a prior period).

“Effective Date” means the date upon which each of the conditions precedent listed in Section 3.1 have been satisfied or waived pursuant to the terms hereof.

“E-Fax” means any system used to receive or transmit faxes electronically.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service acceptable to Agent.

“Eligible Assignee” means (a) a Lender, (b) a commercial bank, insurance company, finance company, financial institution, any fund that invests in revolving loans, (c) any Affiliate of a Lender, or (d) an Approved Fund of a Lender; provided that in any event, “Eligible Assignee” shall not include (i) any natural person, (ii) any Disqualified Institution or (iii) Company, any Subsidiary or any Affiliate thereof.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means all applicable federal, state, provincial, local and foreign laws (including common law), statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, including any applicable judicial or administrative order, consent decree, order or judgment, in each case having the force or effect of law, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, soil, vapor, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300F et seq.), and any and all regulations promulgated thereunder, and all analogous federal, state, provincial, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes related to the protection of human health, safety or the environment.

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

“Environmental Permits” means, with respect to any Person, all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws for conducting the operations of such Person.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Credit Party, any trade or business (whether or not incorporated) that, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

“ERISA Event” means, with respect to any Credit Party or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan (other than an event for which the thirty (30) day notice period is waived); (b) the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Credit Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within thirty (30) days; (g) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; (h) the loss of a Qualified Plan’s qualification or tax exempt status; (i) the termination of a Plan described in Section 4064 of ERISA; (j) any Foreign Benefit Event; (k) a determination that any Title IV Plan is or is reasonably expected to be in “at risk” status (within the meaning of Section 430 of the IRC or Section 303 of ERISA); (l) the filing pursuant to Section 412(c) of the IRC or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Title IV Plan; (m) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability under Title IV of ERISA (other than non-delinquent premiums payable to the PBGC under Sections 4006 and 4007 of ERISA); (m) the termination, or the filing of a notice of intent to terminate, any Title IV Plan pursuant to Section 4041(c) of ERISA; (n) the receipt by any Credit Party or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Title IV Plan or Title IV Plans or to appoint a trustee to administer any Title IV Plan; (o) the cessation of operations at a facility of any Credit Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (p) conditions contained in Section 303(k)(1)(A) of ERISA for imposition of a lien shall have been met with respect to any Title IV Plan; (q) a determination that a Multiemployer Plan is, or is expected to be in “endangered” or “critical” status (within the meaning of Section 432 of the IRC or Section 304 of ERISA); or (r) the occurrence of a non-exempt “prohibited transaction” with respect to which any Credit Party or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or a “party in interest” (within the meaning of Section 406 of ERISA) or with respect to which any Credit Party or any such Subsidiary could otherwise be liable.

“ERISA Lien” has the meaning ascribed to it in Section 6.11.

“E-Signature” means the process of attaching to, or logically associating with, an Electronic Transmission, an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system approved by Agent, including Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“EURIBOR” means, with respect to any EURIBOR Loan for any EURIBOR Period, the rate per annum equal to the Banking Federation of the European Union EURIBOR Rate (“BFEA EURIBOR”), as published by Bloomberg (or another commercially available source providing quotations of BFEA EURIBOR as designated by Agent from time to time) at approximately 11:00 a.m., Brussels time, two (2) TARGET Days prior to the commencement of such EURIBOR Period, for deposits in Euros (for delivery on the first day of such EURIBOR Period) with a term equivalent to such EURIBOR Period; provided that if such rate is not available at such time for any reason, then the “EURIBOR” for such EURIBOR Period shall be the rate per annum determined by Agent to be the rate at which Agent’s London Branch (or other branch or Affiliate) would offer in the European interbank market at approximately 11:00 a.m. (London Time) two (2) TARGET Days prior to the commencement of such EURIBOR Period for deposits in Euros for delivery on the first day of such EURIBOR Period in same day funds in the approximate amount of such EURIBOR Loan being made or converted provided, further, that EURIBOR shall not be less than 1.00%.

“EURIBOR Loan” means a Loan or any portion thereof bearing interest by reference to EURIBOR.

“EURIBOR Margin” means the per annum interest rate margin from time to time in effect and payable in addition to the EURIBOR with respect to EURIBOR Loans, applicable to the Loans, as determined by reference to the definition of Applicable Margin.

“EURIBOR Period” means, with respect to any EURIBOR Loan, each period commencing on a TARGET Day selected by Borrower pursuant to this Agreement and ending one, three or six months (and if available to all Lenders, twelve months) thereafter, as selected by Borrower’s irrevocable notice to Agent as set forth in Section 2.5(e); provided, that the foregoing provision relating to EURIBOR Periods is subject to the following:

(a) if any EURIBOR Period would otherwise end on a day that is not a TARGET Day, such EURIBOR Period shall be extended to the next succeeding TARGET Day unless the result of such extension would be to carry such EURIBOR Period into another calendar month, in which event such EURIBOR Period shall end on the immediately preceding TARGET Day;

(b) any EURIBOR Period that would otherwise extend beyond the Senior Conversion Date shall end on such date;

(c) any EURIBOR Period that begins on the last TARGET Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such EURIBOR Period) shall end on the last TARGET Day of a calendar month; and

(d) Company shall select EURIBOR Periods so that there shall be no more than ten (10) separate EURIBOR Loans in existence at any one time.

“Euros” and “€” means the lawful currency of the Participating Member States introduced in accordance with EMU Legislation.

“Event of Default” has the meaning ascribed to it in Section 9.1.

“Excess Proceeds” has the meaning ascribed to it in Section 7.4(b)(ii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Date” has the meaning ascribed to it in Section 6.17.

“Exchange Request” has the meaning ascribed to it in Section 6.17.

“Exchange Trigger Event” shall mean on and after the Bridge Conversion Date, (a) with respect to the initial Exchange Trigger Event, the receipt by the Agent of one or more Exchange Requests which, individually or together, represent at least $500 million aggregate principal amount of Senior Unsecured Term Loans that have not been exchanged for Senior Exchange Notes and (b) thereafter (i) the receipt by the Agent of one or more Exchange Requests which, individually or together, represent at least $250 million aggregate principal amount of Senior Unsecured Term Loans that have not been exchanged for Senior Exchange Notes and (ii) if less than $250 million aggregate principal amount of Senior Unsecured Term Loans are outstanding at such time, the remainder of the then outstanding Senior Unsecured Term Loans.

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of Company) received by Company after the Original Issue Date from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of Company or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of Company,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate.

“Excluded Subsidiary” means (a) each Domestic Subsidiary that is prohibited from guaranteeing the Obligations hereunder by any requirement of law or that would require consent, approval, license or authorization of a governmental authority to guarantee the Obligations hereunder (unless such consent, approval, license or authorization has been received), (b) each Domestic Subsidiary that is prohibited by any applicable contractual requirement from guaranteeing the Obligations hereunder on the Effective Date or at the time such Subsidiary becomes a Subsidiary (to the extent not incurred in connection with becoming a Subsidiary and in each case for so long as such restriction or any replacement or renewal thereof is in effect), (c) any Domestic Subsidiary (i) that owns no material assets (directly or through its Subsidiaries) other than equity interests of one or more Foreign Subsidiaries that are CFCs or (ii) that is a direct or indirect Subsidiary of a Foreign Subsidiary that is a CFC, (d) any Foreign Subsidiary and (e) any Securitization Subsidiary.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient, or required to be withheld or deducted from a payment to a Recipient: (a) taxes imposed on or measured by the net income (however denominated) of such Recipient by the jurisdictions under the laws of which such Recipient is organized, conducts business, or to which it has a present or former connection (other than a connection arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document) resulting in such Tax, or any political subdivision thereof, (b) any franchise or branch profits Taxes imposed by the United States (or any political subdivision thereof) or any similar Tax imposed by any other jurisdiction in which such Recipient is located, (c) in the case of a Lender (other than an assignee pursuant to a request by Company under Section 2.14(d)), any withholding Tax that is imposed on amounts payable to or for the account of such Lender and is the result of any law in effect on the date such Lender becomes a party to this Agreement (or designates a new lending office, unless such designation is at the request of Company under Section 2.14(g)), and (d) Taxes attributable to such Recipient’s failure to comply with Section 2.13(d) and (e) any Taxes imposed under FATCA.

“Existing Target Indebtedness” means:

(i) Indebtedness under the Multicurrency Revolving Facility in French language entitled “Convention de Crédit Renouvelable Multidevises 400.000.000€” dated 23 December 2013 between, inter alia, Norbert Dentressangle, as guarantor, Norbert Dentressangle, Norbert Dentressangle Overseas - NDO, NDT, NDL International, as initial borrowers, Société Générale as agent, the mandated lead arrangers and the initial lenders for a maximum principal amount of EUR 400,000,000;

(ii) Indebtedness under the Credit Agreement in French language entitled “Convention de Crédit 250.000.000€” dated 1 August 2014 between, inter alia, Norbert Dentressangle, as borrower, Société Générale as agent, the mandated lead arrangers and bookrunner and the initial lenders for a maximum principal amount of EUR 250,000,000;

(iii) Indebtedness under the EURO PP Credit Agreement in French language entitled “Convention de Crédit” dated 5 February 2013 between, inter alia, Norbert Dentressangle as borrower, Société Générale as arranger, Société Générale as agent and Société Générale as initial lender for a maximum principal amount of EUR 75,000,000;

(iv) Indebtedness under EURO PP - €75,000,000 3.80 per cent. Notes of Norbert Dentressangle due 20 December 2019 governed by a prospectus dated 18 December 2013;

(v) Indebtedness under EURO PP - €160,000,000 4.00 per cent. Notes of Norbert Dentressangle due 20 December 2020 governed by a prospectus dated 18 December 2013; or

(vi) any other Indebtedness of the Target or its Subsidiaries existing on the Acquisition Closing Date, including asset-level Indebtedness, and any Indebtedness thereof permitted to be incurred pursuant to the Acquisition Agreement.

“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. §§ 201 et seq.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“FATCA” means Sections 1471 through 1474 of the IRC as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“FCPA” means the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1, et seq.), as amended, and the rules and regulations thereunder.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fee Letter” means, collectively, (i) that certain Facilities Fee Letter, dated as of April 28, 2015, among MSSF and Company and (ii) that certain Agent Fee Letter, dated as of April 28, 2015 among MSSF and the Company, in each case with respect to certain Fees to be paid from time to time by Company.

“Fees” means any and all fees and other amounts payable to Agent or any Lender pursuant to this Agreement or any of the other Loan Documents.

“Final Maturity Date” means the date that is five years after the Acquisition Closing Date, provided that if such date is not a Business Day, then the Final Maturity Date shall be the next succeeding Business Day.

“Financial Officer” means, with respect to any of Company or its Subsidiaries, the chief executive officer, the chief financial officer, the principal accounting officer, the treasurer, the assistant treasurer and the controller thereof.

“Financial Statements” means the consolidated income statements, statements of cash flows and balance sheets of Company delivered in accordance with Section 4.4 and Section 5.1.

“Fiscal Quarter” means any of the quarterly accounting periods of Company, ending on March 31, June 30, September 30, and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of Company ending on December 31 of each year.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period.

In the event that Company or any of the Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than in the case of any Qualified Securitization Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period; provided that Company may elect pursuant to an Officer’s Certificate delivered to Agent to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to ban an Incurrence at such subsequent time.

To the extent (i) Company elects pursuant to an Officer’s Certificate delivered to Agent to treat all or any portion of the commitment under any Indebtedness as being Incurred or (ii) Company or any Restricted Subsidiary elects to treat Indebtedness as having been Incurred prior to the actual Incurrence thereof pursuant to Section 7.1(c)(3), Company shall deem all or such portion of such commitment or such Indebtedness, as applicable, as having been Incurred and to be outstanding for purposes of calculating the Fixed Charge Coverage Ratio for any period in which Company makes any such election and for any subsequent period until such commitments or such Indebtedness, as applicable, are no longer outstanding. For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, that Company or any Restricted

Subsidiary has made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, or discontinued operations (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into Company or any Restricted Subsidiary since the beginning of such period shall have made consummated any pro forma event, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such pro forma event had occurred at the beginning of the applicable four-quarter period. If since the beginning of such period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Company. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of Company as set forth in an Officer’s Certificate, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event within 12 months of the date the applicable event is consummated. For the avoidance of doubt, adjustments to the computation of the Fixed Charge Coverage Ratio (or of Consolidated EBITDA) arising from any pro forma event and made in accordance with this paragraph and the paragraph immediately above shall not be subject to the 20% cap set forth in clause (9) of the definition of “EBITDA”.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Company may designate.

For purposes of this definition, any amount in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of: (1) Consolidated Interest Expense (excluding amortization or write-off of deferred financing costs) of such Person for such period, and (2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

“Foreign Benefit Event” shall mean, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability in excess of $50,000,000 by any Credit Party or any Subsidiary under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by any Credit Party or any of the Subsidiaries, or the imposition on any Credit Party or any of the Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable law, in each case in excess of $50,000,000.

“Foreign Lender” has the meaning ascribed thereto in Section 2.13(d).

“Foreign Pension Plan” shall mean any benefit plan that under applicable law other than the laws of the United States or any political subdivision thereof, is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Effective Date. For the purposes of this Agreement, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“Governmental Authority” any federal, state, provincial or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantied Obligations” means as to any Person, any obligation of such Person guarantying or otherwise having the economic effect of guarantying any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business), or (e) indemnify the owner of such primary obligation against loss in respect thereof; provided, however, that the term Guarantied Obligations shall not include endorsements of instruments for deposit or collection in the ordinary course of business or standard contractual indemnities. The amount of any Guarantied Obligations at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guarantied Obligations is incurred, and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guarantied Obligations, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Guarantee” means the guarantee of the Obligations of the Company hereunder by the Guarantors in Article 13 hereunder or in a supplemental guarantee in accordance with Section 6.12 of this Agreement.

“Guarantor Payment” has the meaning ascribed to it in Section 13.7(a).

“Guarantors” means any Subsidiary of Company that Guarantees the Obligations hereunder by executing this Agreement or a supplemental guarantee in the form of Exhibit 1.1(a) attached hereto; provided that upon the release or discharge of such Person from its Guarantee in accordance with this Agreement, such Person shall cease to be a Guarantor.

“Hazardous Material” means any substance, material or waste that is regulated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or words of similar import under any Environmental Law, including but not limited to any “Hazardous Waste” as defined by the Resource Conservation and Recovery Act (RCRA) (42 U.S.C. § 6901 et seq. (1976)), any “Hazardous Substance” as defined under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) (42 U.S.C. § 9601 et seq. (1980)), any petroleum or any fraction thereof, asbestos, polychlorinated biphenyls, toxic mold, mycotoxins, toxic microbial matter (naturally occurring or otherwise), infectious waste and radioactive substances or any other substance that is regulated under Environmental Law due to its toxic, ignitable, reactive, corrosive, caustic or dangerous properties.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Impacted Lender” means any Lender that fails to promptly provide Company or Agent, upon such Person’s reasonable request, reasonably satisfactory evidence that such Lender will not become a Non-Funding Lender.

“Increased Amount” has the meaning ascribed to it in Section 7.7(d).

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. “Incurred” and “Incurrence” shall have like meanings.

“Indebtedness” means, with respect to any Person:

(1) the principal of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except any such balance that constitutes (i) a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) liabilities accrued in the ordinary course of business), which purchase price is due more than twelve months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the obligations referred to in clause (1) of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value (as determined in good faith by Company) of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided, however, that, notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) obligations under or in respect of Qualified Securitization Financing; (5) trade and other ordinary course payables, accrued expenses and intercompany liabilities arising in the ordinary course of business; (6) obligations in respect of cash management services; (7) in the case of Company and the Restricted Subsidiaries (x) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and (y) intercompany liabilities in connection with cash management, tax and accounting operations of Company and the Restricted Subsidiaries; and (8) any obligations under Hedging Obligations; provided that such agreements are entered into for bona fide hedging purposes of Company or the Restricted Subsidiaries (as determined in good faith by the board of directors or senior management of Company, whether or not accounted for as a hedge in accordance with GAAP) and, in the case of any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement, such agreements are related to business transactions of Company or the Restricted Subsidiaries entered into in the ordinary course of business and, in the case of any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement, such agreements substantially correspond in terms of notional amount, duration and interest rates, as applicable, to Indebtedness of Company or the Restricted Subsidiaries Incurred without violation of this Agreement.

Notwithstanding anything in this Agreement to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under this Agreement but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under this Agreement.

“Indemnified Liabilities” has the meaning ascribed to it in Section 2.11.

“Indemnified Person” has the meaning ascribed to in Section 2.11.

“Indemnified Tax” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of a Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indenture” means the Indenture dated as of August 25, 2014 among Company and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee, under which the 2019 Notes were issued.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of Company, qualified to perform the task for which it has been engaged.

“Information” has the meaning ascribed to it in Section 12.8.

“Initial Bridge Lender” means any Lender that is or is affiliated with a Person that is appointed as a lead arranger or bookrunner with respect to the Bridge Facility on or after the Effective Date in accordance with the Commitment and Syndication Letter dated the date hereof among the Borrower and the Lead Arranger.

“Insolvency Law” means the Bankruptcy Code, as now and hereafter in effect, any successors to such statute and any other applicable insolvency or other similar law of any jurisdiction including, without limitation, any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.

“Intellectual Property” means any and all Patents, Copyrights and Trademarks.

“Interchange System” means that certain rail interchange system governed by the Code of Car Service Rules/Code of Car Hire Rules contained in AAR Circular OT-10 as promulgated in the Official Railway Equipment Register, as in effect from time to time, or any successor thereto.

“Interest Payment Date” means (a) as to any Senior Unsecured Term Loan, the last Business Day of each Fiscal Quarter to occur while such Loan is outstanding, the Exchange Date with respect to any Senior Unsecured Term Loans exchanged for Senior Exchange Notes and the final maturity date of such Loan, and (b) as to any EURIBOR Loan, the last day of the applicable EURIBOR Period; provided, that in the case of any EURIBOR Period greater than three months in duration, interest shall be payable at three-month intervals and on the last day of such EURIBOR Period; and provided further that, in addition to the foregoing, each of (x) the date upon which all of the Commitments have been terminated, (y) the Senior Conversion Date and (z) the Final Maturity Date shall be deemed to be an Interest Payment Date with respect to any interest that has then accrued under this Agreement.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2) securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s and BBB- (or equivalent) by S&P, but excluding any debt securities or loans or advances between and among the Company and its Subsidiaries,

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold material amounts of cash pending investment and/or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 7.2:

(1) “Investments” shall include the portion (proportionate to Company’s equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by Company) of the net assets of such Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a) its “Investment” in such Subsidiary at the time of such redesignation less

(b) the portion (proportionate to its equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by Company) of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value (as determined in good faith by Company) at the time of such transfer, in each case as determined in good faith by the Board of Directors of Company.

“IRC” means the Internal Revenue Code of 1986, as amended.

“IRS” means the Internal Revenue Service.

“Judgment Conversion Date” has the meaning ascribed to it in Section 12.20.

“Judgment Currency” has the meaning ascribed to it in Section 12.20.

“Lead Arranger” means Morgan Stanley Senior Funding, Inc., in its capacities as Sole Lead Arranger and Sole Bookrunner.

“Lender” means each financial institution or other entity that (a) is listed on the signature pages hereof as a “Lender” or (b) from time to time becomes a party hereto by execution of an Assignment Agreement.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement or any lease in the nature thereof); provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Litigation” has the meaning ascribed to it in Section 4.13.

“Loan Documents” means this Agreement, the Fee Letter and all other agreements, instruments, and documents executed and delivered to, or in favor of, Agent, or any Lenders pertaining to any Obligation and including all other powers of attorney, consents and assignments. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loans” means the loans made by the Lenders to Borrower pursuant to Section 2.1(a) and, if applicable, converted into Senior Unsecured Term Loans.

“Major Representations” means the representations and warranties of the Borrower (solely as and to the extent they relate to the Borrower or any Guarantor (and not as they may relate to any other Subsidiary of the Borrower or any other Person)) set forth in Section 4.1(a), clause (a), (b), (c) and (solely with respect to the 2019 Notes and not any other indenture, mortgage, deed of trust, lease, loan agreement or other material instrument) (e) of the first sentence of Section 4.3, the second sentence of Section 4.3, Section 4.9, Section 4.10, Section 4.23, Section 4.24 and Section 4.27.

“Major Defaults” means any Events of Default pursuant to Section 9.1(a), Section 9.1(b), (solely with respect to the Company) Section 9.1(f), and (solely with respect to the Company) Section 9.1(g) hereof and any Defaults (solely to the extent arising from noncompliance with Section 7.10) pursuant to Section 9.1(d).

“Material Adverse Effect” means, a material adverse effect on (x) the business, financial condition, operations or properties of Company and its Subsidiaries, taken as a whole, after giving effect to the Transactions, (y) the ability of Company or the other Credit Parties to perform their payment obligations under the Loan Documents when due, and (z) the validity or enforceability of any of the Loan Documents or the rights and remedies of Agent and the Lenders under any of the Loan Documents.

“Maximum Lawful Rate” has the meaning ascribed to it in Section 2.5(f).

“MNPI” means information that is (a) not publicly available with respect to Company (or any Subsidiary of Company, as the case may be) and (b) material with respect to Company (or its Subsidiaries) or their securities for purpose of United States federal and state securities laws.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“MSSF” has the meaning ascribed to it in the preamble.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which any Credit Party or ERISA Affiliate is making, is obligated to make, or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Name Change Entities” means each of the following entities:

Former Name of Organization	Current Name of Organization	State of Organization
New Breed Corporate Services, Inc.	XPO Logistics Supply Chain Corporate Services, Inc.	NJ

New Breed eCommerce, Inc.	XPO Logistics Supply Chain eCommerce, Inc.	NC

New Breed Holding Company	XPO Logistics Supply Chain Holding Company	DE

New Breed Leasing of New Jersey, Inc.	XPO Logistics Supply Chain of New Jersey, Inc.	NJ

New Breed Logistics of South Carolina, LLC	XPO Logistics Supply Chain of South Carolina, LLC	SC

New Breed Logistics of Texas, LLC	XPO Logistics Supply Chain of Texas, LLC	TX

New Breed Technology Services, Inc.	XPO Logistics Supply Chain Technology Services, Inc.	NC

New Breed Logistics, Inc.	XPO Logistics Supply Chain, Inc.	NC

New Breed, Inc.	XPO Supply Chain, Inc.	NC

“Net Income” means, with respect to any Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by Company or any Restricted Subsidiary in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (including Tax Distributions and after taking into account any available tax credits or deductions and any tax sharing arrangements related solely to such disposition), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to Section 7.4(b)) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by Company and the Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Company and the Restricted Subsidiaries after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction. To the extent Net Proceeds are received by a Restricted Subsidiary that is not a Wholly-Owned Restricted Subsidiary, Net Proceeds of such Asset Sale shall be deemed to be an amount equal to the gross Net Proceeds of such Asset Sale, multiplied by a fraction equal to the Company’s percentage of ownership of the economic interests in the equity interests of the Restricted Subsidiary.

“Non-Consenting Lender” has the meaning ascribed to it in Section 12.2(d).

“Non-Funding Lender” shall mean any Lender that (a) has failed to (i) fund all or any portion of its Loans on the date such Loans were required to be funded hereunder, or (ii) pay to Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified Company and Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three Business Days after written request by Agent or Company, to confirm in writing to Agent and Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Non-Funding Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Insolvency Law, or (ii) had appointed for it a receiver, interim receiver, custodian, conservator, trustee, monitor, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, federal or foreign regulatory authority acting in such a capacity; provided that a Lender shall not be a Non-Funding Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Non-Funding Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Non-Funding Lender as of the date established therefor by Agent in a written notice of such determination, which shall be delivered by Agent to Company and each other Lender promptly following such determination.

“Notice of Borrowing” has the meaning ascribed to it in Section 2.1(b).

“Notice of Continuation” has the meaning ascribed to it in Section 2.5(e).

“Obligation Currency” has the meaning ascribed to it in Section 12.20.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to this Agreement shall not include fees or indemnifications in favor of third parties other than Agent and the Lenders.

“OFAC” has the meaning ascribed to it in Section 4.23.

“Offer” means the mandatory public takeover offer made or to be made by the Borrower pursuant to the General Regulation of the French Autorité des marchés financiers and in accordance with the Offer Agreement.

“Offer Agreement” means the Tender Offer Agreement between the Company and Nortbert Dentressangle S.A., dated as of April 28, 2015, together with all exhibits, annexes and schedules thereto.

“Officer” means, with respect to any Person, the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed on behalf of such Person by two Officers of such Person, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of such Person, which meets the requirements set forth in this Agreement.

“Opinion of Counsel” means, with respect to any Person, a written opinion acceptable to Agent, from legal counsel. The counsel may be an employee of or counsel to such Person.

“Original Issue Date” means August 25, 2014.

“Other Connection Taxes” means, with respect to a Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Lender” has the meaning ascribed to it in Section 2.1(g).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any other Loan Documents, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.14).

“Pari Passu Indebtedness” means: (a) with respect to Company, any Indebtedness which ranks pari passu in right of payment to the Obligations hereunder; and (b) with respect to any Guarantor, any Indebtedness which ranks pari passu in right of payment to such Guarantor’s Guarantee.

“Participant Register” has the meaning ascribed to it in Section 11.1(c).

“Patents” means (i) all letters patent and design letters patent of the United States or any other country and all applications for letters patent or design letters patent of the United States or any other country, including applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, (ii) all reissues, divisions, continuations, continuations in part, revisions and extensions of any of the foregoing, (iii) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (iv) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past or future infringements thereof.

“Patriot Act” has the meaning ascribed to it in Section 4.24.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means a Plan described in Section 3(2) of ERISA.

“Permanent Financing” means any incurrence of Indebtedness or issuance of Equity Interests by Company, the Net Proceeds of which are applied solely to repay the Loans and/or reduce the Commitments or otherwise to consummate the Transactions, including to repay Existing Target Indebtedness.

“Permanent Financing Documents” means any indenture, note, credit agreement, security agreement or any similar document governing or evidencing any Permanent Financing or under which such Permanent Financing is Incurred.

“Permitted Holders” means Jacobs Private Equity, LLC and each of its Affiliates, Bradley Jacobs (“Jacobs”), any entity controlled by Jacobs, Jacobs’ wife, Jacobs’ children and other lineal descendants and trusts established for the benefit of any of the foregoing.

“Permitted Investments” means:

(1) any Investment in Company or any Restricted Subsidiary;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by Company or any Restricted Subsidiary in a Person that is engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, Company or a Restricted Subsidiary;

(4) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to Section 7.4 or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on, or made pursuant to binding commitments existing on, the Effective Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Effective Date; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Effective Date or (y) as otherwise permitted under this Agreement;

(6) loans and advances to officers, directors, employees or consultants of Company or any of its Subsidiaries (i) in the ordinary course of business in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed $15 million at the time of Incurrence, (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such person’s purchase of Equity Interests of Company or any direct or indirect parent of Company solely to the extent that the amount of such loans and advances shall be contributed to Company in cash as common equity;

(7) any Investment acquired by Company or any Restricted Subsidiary (a) in exchange for any other Investment or accounts receivable held by Company or such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by Company or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under Section 7.1(b)(x);

(9) any Investment by Company or any Restricted Subsidiary in a Similar Business having an aggregate Fair Market Value (as determined in good faith by Company), taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding, not to exceed the sum of (x) the greater of $75 million and 60% of Consolidated EBITDA at the time such Investment is made, plus (y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10) after the Bridge Period, additional Investments by Company or any Restricted Subsidiary having an aggregate Fair Market Value (as determined in good faith by Company), taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the sum of (x) the greater of $75 million and 60% of Consolidated EBITDA as of the date of such Investment plus (y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (10) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (10) for so long as such Person continues to be a Restricted Subsidiary;

(11) loans and advances to officers, directors or employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business or consistent with past practice or to fund such person’s purchase of Equity Interests of Company or any direct or indirect parent of Company;

(12) Investments the payment for which consists of Equity Interests of Company (other than Disqualified Stock) or any direct or indirect parent of Company, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the definition of “Cumulative Credit”;

(13) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 7.5(b) (except transactions described in clauses (ii), (iv), (vi), (viii)(B) and (xv) of Section 7.5(b));

(14) guarantees issued in accordance with Section 7.1 and Section 6.12 including, without limitation, any guarantee or other obligation issued or incurred under the Credit Agreement in connection with any letter of credit issued for the account of Company or any of its Subsidiaries (including with respect to the issuance of, or payments in respect of drawings under, such letters of credit);

(15) Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property;

(16) any Investment in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Financing or any related Indebtedness;

(17) any Investment in an entity which is not a Restricted Subsidiary to which a Restricted Subsidiary sells Securitization Assets pursuant to a Securitization Financing;

(18) Investments of a Restricted Subsidiary acquired after the Effective Date or of an entity merged into, amalgamated with, or consolidated with Company or a Restricted Subsidiary in a transaction that is not prohibited by Section 7.8 after the Effective Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(19) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(20) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of Company or the Restricted Subsidiaries;

(21) Investments in joint ventures or Unrestricted Subsidiaries not to exceed $25 million in the aggregate at any one time outstanding, plus (y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (21) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (21) for so long as such Person continues to be a Restricted Subsidiary;

(22) any Investment in any Subsidiary of Company or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business; and

(23) any Investment in any Unrestricted Subsidiary that issues any Permanent Financing or Indebtedness the proceeds of which are to be used as Permanent Financing, which investment is to fund the payment of interest, fees and other costs of such issuance and the repayment thereof.

“Permitted Jurisdictions” has the meaning ascribed to it in Section 7.8(a).

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits and other Liens granted by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds, performance and return of money bonds, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for taxes, assessments or other governmental charges not yet overdue by more than 30 days or that are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit, bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, trackage rights, special assessments, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) (A) Liens on assets of a Subsidiary that is not a Guarantor securing Indebtedness of a Subsidiary that is not a Guarantor permitted to be Incurred pursuant to Section 7.1;

(B) Liens securing (x) Indebtedness Incurred pursuant to Section 7.1(b)(i) and (y) any other Indebtedness permitted to be Incurred under this Agreement if, in the case of clause (y), as of the date such Indebtedness was Incurred, and after giving pro forma effect thereto and the application of the net proceeds therefrom, the Consolidated Secured Net Leverage Ratio of Company does not exceed 3.50 to 1.00; provided that no Liens may be incurred pursuant to this clause (y) during the Bridge Period other than pursuant to any Permanent Financing, unless such liens secure (1) Target Refinancing Indebtedness or (2) Indebtedness the proceeds of which are used to repay or refinance Loans hereunder;

(C) Liens securing Obligations in respect of Indebtedness permitted to be Incurred pursuant to clause (iv) or (xiv) (to the extent such guarantees are issued in respect of any Indebtedness) of Section 7.1(b);

(7) Liens existing on the Effective Date (other than Liens in favor of the lenders under the Credit Agreement);

(8) Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by Company or any Restricted Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(9) Liens on assets or property at the time Company or a Restricted Subsidiary acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into Company or any Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by Company or any Restricted Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(10) Liens securing Indebtedness or other obligations of Company or a Restricted Subsidiary owing to Company or another Restricted Subsidiary permitted to be Incurred in accordance with Section 7.1;

(11) Liens securing Hedging Obligations not incurred in violation of this Agreement;

(12) Liens on inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of documentary letters of credit, bank guarantees or bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of Company or any of the Restricted Subsidiaries;

(14) Liens arising from Uniform Commercial Code financing statement filings (or equivalent filings including under the PPSA) regarding operating leases or other obligations not constituting Indebtedness;

(15) Liens in favor of Company or any Guarantor;

(16) Liens on assets of the type specified in the definition of “Securitization Financing” Incurred in connection with a Qualified Securitization Financing;

(17) pledges and deposits and other Liens made in the ordinary course of business to secure liability to insurance carriers;

(18) Liens on the Equity Interests of Unrestricted Subsidiaries;

(19) leases or subleases, and licenses or sublicenses (including with respect to intellectual property) granted to others in the ordinary course of business, and Liens on real property which is not owned but is leased or subleased by Company or any Restricted Subsidiary;

(20) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6), (7), (8), (9), (10), (11), (15), (25) and (38) of this definition; provided, however, that (x) such new Lien shall be limited to all or part of the same property (including any after acquired property to the extent it would have been subject to the original Lien) that secured the original Lien (plus improvements on and accessions to such property, proceeds and products thereof, customary security deposits and any other assets pursuant to the after-acquired property clauses to the extent such assets secured (or would have secured) the Indebtedness being refinanced, refunded, extended, renewed or replaced), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount (or accreted value, if applicable) or, if greater, committed amount of the applicable Indebtedness described under clauses (6), (7), (8), (9), (10), (11), (15), (25) and (38) at the time the original Lien became a Permitted Lien under this Agreement, (B) unpaid accrued interest and premiums (including tender premiums), and (C) an amount necessary to pay any underwriting discounts, defeasance costs, commissions, fees and expenses related to such refinancing, refunding, extension, renewal or replacement; provided, further, however, that in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (6)(B) or (6)(C), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension or renewal shall be deemed secured by a Lien under clause (6)(B) or (6)(C) and not this clause (20) for purposes of determining the principal amount of Indebtedness outstanding under clause (6)(B) or (6)(C);

(21) Liens on equipment of Company or any Restricted Subsidiary granted in the ordinary course of business to Company’s or such Restricted Subsidiary’s client at which such equipment is located;

(22) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(23) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into in the ordinary course of business;

(24) Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(25) other Liens securing obligations the outstanding principal amount of which does not, taken together with the principal amount of all other obligations secured by Liens incurred under this clause (25) that are at that time outstanding, exceed the greater of $40 million and 30% of Consolidated EBITDA at the time of incurrence;

(26) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement securing obligations of such joint venture or pursuant to any joint venture or similar agreement;

(27) any amounts held by a trustee in the funds and accounts under any indenture issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture pursuant to customary discharge, redemption or defeasance provisions;

(28) Liens (i) arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business or (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(29) Liens (i) in favor of credit card companies pursuant to agreements therewith and (ii) in favor of customers;

(30) Liens disclosed by the title insurance policies delivered pursuant to the Credit Agreement and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted under this Agreement;

(31) Liens that are contractual rights of set-off relating to purchase orders and other agreements entered into with customers, suppliers or service providers of Company or any Restricted Subsidiary in the ordinary course of business;

(32) in the case of real property that constitutes a leasehold interest, any Lien to which the fee simple interest (or any superior leasehold interest) is subject;

(33) agreements to subordinate any interest of Company or any Restricted Subsidiary in any accounts receivable or other prices arising from inventory consigned by Company or any such Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business;

(34) Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (4) of the definition thereof;

(35) [Reserved];

(36) Liens securing insurance premium financing arrangements; provided that such Liens are limited to the applicable unearned insurance premiums;

(37) Liens granted in the ordinary course of business consistent with past practice to lessors of Railcars, Chassis, trucks, trailers or tractors, leased by Company or any Restricted Subsidiary thereof pursuant to arrangements which are intended to be true leases;

(38) Liens securing Existing Target Indebtedness and Target Refinancing Debt, in each case so long as such Liens do not extend to assets of the Company and its Subsidiaries (other than Target and its Subsidiaries); and

(39) if and for so long as any Capital Stock of Target constitutes “margin stock” within the meaning of Regulation U, Liens on such Capital Stock to the extent the extent the value of such Capital Stock, together with the value of all other margin stock held by the Borrower and its Subsidiaries, exceeds 25% of the total value of all their assets subject to Section 7.7.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan” means, at any time, an “employee benefit plan”, as defined in Section 3(3) of ERISA (other than a Multiemployer Plan), that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to or has maintained, contributed to or had an obligation to contribute to at any time within the past seven (7) years on behalf of participants who are or were employed by any Credit Party or ERISA Affiliate.

“PPSA” means the Personal Property Security Act (Ontario) (or any successor statute) or similar legislation (including the Civil Code of Quebec) of any other Canadian jurisdiction the laws of which are required by such legislation to be applied in connection with the issue, perfection, effect of perfection, enforcement, enforceability, opposability, validity or effect of security interests or other applicable lien.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Prepayment Offer Notice” has the meaning ascribed to it in Section 7.6.

“Private Sale” means the sale of 6,561,776 ordinary shares, nominal value €2 of Target to be acquired by the Company pursuant to the Acquisition Agreement.

“Pro Rata Share” means with respect to all matters relating to any Lender, (i) with respect to the Commitment of such Lender, the percentage obtained by dividing (A) the Commitment of such Lender by (B) the aggregate Commitments of all Lenders, (ii) with respect to the Loans of such Lender, the percentage obtained by dividing (A) the aggregate Loans of such Lender by (B) the aggregate Loans of all Lenders and (iii) with respect to the Commitments and Loans of such Lender, the percentage obtained by dividing (A) the Commitment and Loans of such Lender by (B) the aggregate Commitments and Loans of all Lenders, in each case as any such percentages may be adjusted by increases or decreases in Commitments and Loans pursuant to the terms and conditions hereof or by assignments permitted pursuant to Section 11.1.

“Public Lender” has the meaning ascribed to it in Section 10.13(a).

“Qualified Plan” means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions:

(1) the Board of Directors of Company shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to Company and the Securitization Subsidiary;

(2) all sales of Securitization Assets and related assets to the Securitization Subsidiary are made at Fair Market Value (as determined in good faith by Company); and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by Company) and may include Standard Securitization Undertakings.

The grant of a security interest in any Securitization Assets of Company or any Restricted Subsidiary (other than a Securitization Subsidiary) to secure Bank Indebtedness, Indebtedness in respect of the 2019 Notes, Indebtedness hereunder or any Refinancing Indebtedness with respect to the 2019 Notes or hereunder shall not be deemed a Qualified Securitization Financing.

“Railcars” means the railroad cars, locomotives or other rolling stock (including stacktrain), or accessories used on such railroad cars, locomotives or other rolling stock (including superstructures and racks) owned by the Company or any Restricted Subsidiary and employed in the conduct of such Person’s business.

“Recipient” means (a) Agent and (b) any Lender, as applicable.

“Refinancing Indebtedness” has the meaning ascribed to it in Section 7.1(b)(xv).

“Refunding Capital Stock” has the meaning ascribed to it in Section 7.2(b)(ii)(A).

“Register” has the meaning ascribed to it in Section 11.1(a)(i).

“Regulation U” has the meaning ascribed to it in Section 4.10.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the environment, including the migration of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Replacement Lender” has the meaning ascribed to it in Section 2.14(d).

“Requisite Lenders” means Lenders having more than 50% of the Commitments and Loans of all Lenders.

“Restricted Cash” means cash and Cash Equivalents held by Company and the Restricted Subsidiaries that would appear as “restricted” on a consolidated balance sheet of Company or any of the Restricted Subsidiaries.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments” has the meaning ascribed to such term in Section 7.2.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless the context requires, the term “Restricted Subsidiary” shall mean a Restricted Subsidiary of the Company.

“Retired Capital Stock” has the meaning ascribed to it in Section 7.2(b)(ii)(A).

“Retiree Welfare Plan” means, at any time, a welfare plan (within the meaning of Section 3(1) of ERISA) that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC or other similar state law and at the sole expense of the participant or the beneficiary of the participant.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by Company or a Restricted Subsidiary whereby Company or such Restricted Subsidiary transfers such property to a Person and Company or such Restricted Subsidiary leases it from such Person, other than leases between any of Company and a Restricted Subsidiary or between Restricted Subsidiaries.

“Schedules” means the Schedules prepared by Company and attached to this Agreement.

“SDN List” has the meaning ascribed to it in Section 4.23.

“SEC” means the United States Securities and Exchange Commission.

“Second Commitment” has the meaning ascribed to it in Section 7.4(b)(ii).

“Secured Indebtedness” means any Consolidated Total Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means any of the following assets (or interests therein) from time to time originated, acquired or otherwise owned by Company or any Restricted Subsidiary or in which Company or any Restricted Subsidiary has any rights or interests, in each case, without regard to where such assets or interests are located: (1) accounts receivable (including any bills of exchange), (2) royalty and other similar payments made related to the use of trade names and other intellectual property, business support, training and other services, (3) revenues related to distribution and merchandising of the products of Company and the Restricted Subsidiaries, (4) intellectual property rights relating to the generation of any of the foregoing types of assets, (5) parcels of or interests in real property, together with all easements, hereditaments and appurtenances thereto, all improvements and appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof and (6) any other assets and property to the extent customarily included in securitization transactions of the relevant type in the applicable jurisdictions (as determined by Company in good faith).

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by Company or any of their Subsidiaries pursuant to which Company or any of their Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by Company or any of its Subsidiaries); and (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets (whether now existing or arising in the future) of Company or any of their Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets and any Hedging Obligations entered into by Company or any such Subsidiary in connection with such Securitization Assets.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a Securitization Asset or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a Wholly Owned Restricted Subsidiary (or another Person formed for the purposes of engaging in Qualified Securitization Financing with Company in which Company or any of its Subsidiaries makes an Investment and to which Company or any of its Subsidiaries transfers Securitization Assets and related assets) which engages in no activities other than in connection with the financing of Securitization Assets of Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of Company (as provided below) as a Securitization Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Company or any other Restricted Subsidiary (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Company or any other Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of Company or any other Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b) with which neither Company nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than on terms which Company reasonably believes to be no less favorable to Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Company (other than pursuant to Standard Securitization Undertakings); and

(c) to which neither Company nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than pursuant to Standard Securitization Undertakings).

Any such designation by the Board of Directors of Company shall be evidenced to Agent by filing with Agent a certified copy of the resolution of the Board of Directors of Company giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Senior Conversion Date” means the date that is 364 days after the Acquisition Closing Date; provided that if such date is not a Business Day, then the Senior Conversion Date shall be the next preceding Business Day.

“Senior Exchange Notes” means the securities issued under the Senior Exchange Notes Indenture.

“Senior Exchange Notes Indenture” means the indenture to be entered into among

Borrower, as issuer, the guarantors listed therein and the Senior Exchange Notes Trustee, relating to the Senior Exchange Notes, having terms and conditions substantially as set forth on Schedule A-2, as the same may be amended, modified or supplemented.

“Senior Exchange Notes Trustee” means the trustee under the Senior Exchange Notes Indenture.

“Senior Notes” means the unsecured senior notes of the Borrower issued to refinance the Loans.

“Senior Notes Indenture” means the indenture among the Borrower, as issuer, the guarantors listed therein and the trustee referred to therein pursuant to which the Senior Notes are issued, as such indenture may be amended or supplemented from time to time.

“Senior Unsecured Term Loans” has the meaning specified in Section 2.2(b) hereof.

“Settlement Date” has the meaning ascribed to it in Section 2.1(d)(ii).

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC (or any successor provisions).

“Similar Business” means any business (x) the majority of whose revenues are derived from business or activities conducted by Company and its Subsidiaries on the Effective Date, (y) that is a natural outgrowth or reasonable extension, development, expansion of any business or activities conducted by Company and their subsidiaries on the Effective Date or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing and (z) any business that in Company’s good faith business judgment constitutes a reasonable diversification of businesses conducted by Company and its Subsidiaries.

“Solvent” means, with respect to any Person organized under the laws of the United States or any state thereof, on a particular date, that on such date (a) the fair value of the property (on a going concern basis) of such Person is greater than the total amount of “liabilities”, including “contingent liabilities”, of such Person, (b) the “present fair salable value” of the assets (on a going concern basis) of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured in the normal course of business, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in the normal course of business, and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute unreasonably small capital. The meaning of each of the quoted terms in the foregoing sentence is determined in accordance with applicable federal and state laws governing the insolvency of debtors. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably expected to become an actual or matured liability.

“Specified Entity” means an entity (i) treated as a partnership or disregarded entity for U.S. Federal income tax purposes and (ii) the equity interests of which are not treated as held by a CFC for purposes of section 956 of the IRC.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by Company or any of their Subsidiaries which Company has determined in good faith to be customary in a Securitization Financing including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Subordinated Indebtedness” means (a) with respect to Company, any Indebtedness of Company which is by its terms subordinated in right of payment to the Loans, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guarantee.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity. Unless the context otherwise requires, the term “Subsidiary” shall mean a Subsidiary of Company.

“Successor Company” has the meaning ascribed to it in Section 7.8(a)(i).

“Target” means Norbert Dentressangle, a French public limited company (société anonyme).

“Target Default” has the meaning ascribed to it in Section 9.3.

“TARGET Day” means any day on which the Trans-European Automated Realtime Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by Agent to be a suitable replacement) is open for the settlement of payments in Euros.

“Target Refinancing Debt” has the meaning ascribed to it in the definition of Bridge Reduction Debt Incurrence.

“Tax Distributions” means any distributions described in Section 7.2(b)(xi).

“Tax Group” has the meaning ascribed to it in Section 7.2.

“Tax Structure” has the meaning ascribed to it in Section 12.8.

“Taxes” means present and future taxes (including, but not limited to, income, corporate, capital, excise, property, ad valorem, sales, use, payroll, value added and franchise taxes, deductions, withholdings and custom duties), charges, fees, imposts, levies, deductions or withholdings (including backup withholding) and all liabilities (including interest, additions to tax and penalties) with respect thereto, imposed by any Governmental Authority.

“Title IV Plan” means a Pension Plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA or Section 412 of the IRC, and that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Total Cap” means 7.00% per annum.

“Trademarks” means: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, brand names, trade dress, prints and labels on which any of the foregoing have appeared or appear, package and other designs, and all other source or business identifiers, and all general intangibles of like nature, and the rights in any of the foregoing which arise under applicable law, (ii) the goodwill of the business symbolized thereby or associated with each of them, (iii) all registrations and applications in connection therewith, including registrations and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, (iv) all renewals of any of the foregoing, (v) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (vi) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past or future infringements thereof.

“Transactions” means (a) the consummation of the Acquisition (including the Private Sale and the Offer) and transactions contemplated thereby and in connection therewith, (b) the execution, delivery and performance of this Agreement, (c) the Borrower’s or any of its Subsidiaries’ incurrence, replacement, redemption, repayment, defeasance, discharge or refinancing of indebtedness or liens in connection with the Acquisition, including the incurrence of the Target Refinancing Indebtedness, (d) the amendment or replacement of the Revolving Credit Facility in connection with the Acquisition and (e) the payment of fees and expenses in connection the foregoing.

“UIIA” means that Uniform Intermodal Interchange and Facilities Access Agreement, effective as of April 20, 2009, administered by The Intermodal Association of North America, together with each addendum thereto executed by Pacer Stacktrain, Inc. or Union Pacific Railroad Company and each Motor Carrier (as defined in the UIAA) party thereto , pursuant to which Pacer Stacktrain, Inc. or Union Pacific Railroad Company and each Motor Carrier have agreed additional terms and conditions applicable to the interchange of Chassis to such Motor Carrier by Pacer Stacktrain, Inc. or Union Pacific Railroad Company.

“Unfunded Pension Liability” means, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan, allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan and (b) for a period of five (5) years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Credit Party or any ERISA Affiliate as a result of such transaction.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of Company in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

Company may designate any Subsidiary of Company (including any newly acquired or newly formed Subsidiary of Company) to be an Unrestricted Subsidiary unless at the time of such designation such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, Company or any other Restricted Subsidiary that is not a Subsidiary of the Subsidiary to be so designated, in each case at the time of such designation; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of Company or any of the Restricted Subsidiaries unless otherwise permitted under Section 7.2; provided, further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 7.2.

Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) (1) Company could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 7.1(a) or (2) the Fixed Charge Coverage Ratio of Company would be no less than such ratio immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y) no Event of Default shall have occurred and be continuing.

Any such designation by Company shall be evidenced to Agent by promptly filing with Agent a copy of the resolution of the Board of Directors of Company or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions. In no event may Borrower be an Unrestricted Subsidiary.

As of the Effective Date, each entity listed on Schedule 6.13 is an Unrestricted Subsidiary.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” means any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required pursuant to applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

“Withholding Agent” means any Credit Party and the Agent.

1.2 Rules of Construction. Unless otherwise specified, references in this Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in this Agreement. The words “herein”, “hereof” and “hereunder”, and other words of similar import refer to this Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement or any such Annex, Exhibit or Schedule.

1.3 Interpretive Matters. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to agreements and instruments, statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that such Credit Party has actual knowledge or awareness of a particular fact or circumstance or that such Credit Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance. In addition, for purposes hereof, (a) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP; (b) “or” is not exclusive; (c) words in the singular include the plural and words in the plural include the singular; (d) unsecured Indebtedness shall not be deemed to be subordinate or junior to Secured Indebtedness merely by virtue of its nature as unsecured Indebtedness; (e) the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of a Person dated such date prepared in accordance with GAAP; (f) the principal amount of any Preferred Stock shall be (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater; and (g) unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP.

1.4 [Reserved].

1.5 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of EURIBOR Period) or performance shall extend to the immediately succeeding Business Day.

2.	AMOUNT AND TERMS OF CREDIT

2.1 Bridge Facility.

(a) Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Loans denominated in Euro to Borrower in multiple drawings during the Certain Funds Period, in an aggregate amount not to exceed the amount of such Lender’s Commitment at such time. Each Lender’s Commitment shall automatically be reduced by the aggregate principal amount of Loans made by such Lender. The Commitments are not revolving in nature, and amounts borrowed under this Section 2.1(a)(i) and repaid or prepaid may not be reborrowed. Loans shall be EURIBOR

Loans or, if made on or after the Senior Conversion Date, shall be Senior Unsecured Term Loans, and in each case shall be denominated in Euros, as further provided herein. Each Loan shall be made by the Lenders in accordance with their applicable Pro Rata Share of the Commitments.

(b) Notice of Borrowing. Each Loan shall be made on notice by Borrower to one of the representatives of Agent identified in Schedule 2.1 at the address specified therein. Notice of the initial Loan must be given no later than 10 a.m. (London time) one Business Day prior to the date of the proposed Loan. Any such other notices must be given no later than 3 p.m. (London time) on the date of the proposed Loan. Each such notice (a “Notice of Borrowing”) may be given verbally by telephone but must be promptly confirmed in writing (by fax, electronic mail or overnight courier) substantially in the form of Exhibit 2.1(b), and shall include the information required in such Exhibit. Notices may be revocable or conditional to the extent set forth in the form of Notice of Borrowing attached hereto as Exhibit 2.1(b).

(c) Reliance on Notices. Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Borrowing, Notice of Continuation, or similar notice reasonably believed by Agent to be genuine. Agent may assume that each Person executing and delivering any notice in accordance herewith was duly authorized, unless the responsible individual acting thereon for Agent has actual knowledge to the contrary.

(d) Lender’s Making of Loans and Payments. Upon receipt of a Notice of Borrowing, Agent shall promptly forward to each Lender the details of the Notice of Borrowing it received from Borrower requesting a Loan. Each Lender shall make the amount of such Lender’s Pro Rata Share of such Loan available to Agent in same day funds by wire transfer to Agent’s account as set forth in Annex B not later than (i) in the case of the initial Loan hereunder, 12:00 noon (London time) on the Business Day prior to the requested funding date and (ii) otherwise, 6:00 p.m. (London time) on the requested funding date. After receipt of such wire transfers (or, in Agent’s sole discretion, before receipt of such wire transfers), subject to the terms hereof, Agent shall make the requested Loan to Company. In the event of the initial Loan, Agent shall make the requested Loan available to Company by 9:00 a.m. (Paris time) on the requested funding date. All payments by each Lender shall be made without setoff, counterclaim or deduction of any kind.

(e) Availability of Lender’s Pro Rata Share. Agent may assume that each Lender will make its Pro Rata Share of each Loan available to Agent on each funding date unless Agent has received prior written notice from such Lender that it does not intend to make its Pro Rata Share of a Loan because all or any of the conditions set forth in Section 3.2 have not been satisfied. If such Pro Rata Share is not, in fact, paid to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender without setoff, counterclaim or deduction of any kind. If any Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent’s demand, Agent shall promptly notify Company and Company shall repay such amount to Agent within three (3) Business Days of such demand. Nothing in this Section 2.1(e) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder. Unless Agent has received prior written notice from a Lender that it does not intend to make its Pro Rata Share of each Loan available to Agent because all or any of the conditions set forth in Section 3.2 have not been satisfied to the extent that Agent advances funds to Company on behalf of any Lender and is not reimbursed therefor on the same Business Day as such Loan is made, Agent shall be entitled to retain for its account all interest accrued on such Loan until reimbursed by such Lender.

(f) Return of Payments.

(i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Company and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Company or paid to any other Person pursuant to any Insolvency Law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Company or such other Person, without setoff, counterclaim or deduction of any kind.

(g) Non-Funding Lenders. The failure of any Non-Funding Lender to make any Loan or any payment required by it hereunder on the date specified therefor shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such Loan or purchase such participation on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make an Loan, purchase a participation or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be, or have its Loans and Commitments, included in the determination of “Requisite Lenders” or “Lenders directly affected” hereunder) for any voting or consent rights under or with respect to any Loan Document except with respect to any amendment, modification or consent described in Section 12.2(c)(i)-(iv) that directly affects such Non-Funding Lender. Moreover, for the purposes of determining Requisite Lenders, the Loans and Commitments held by any Non-Funding Lender shall be excluded from the total Loans and Commitments outstanding. At Company’s request, Agent or a Person reasonably acceptable to Agent shall have the right with Agent’s reasonable consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such Person, all of the Commitments of that Non-Funding Lender for an amount equal to the principal balance of all Loans held by such Non-Funding Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement. In the event that a Non-Funding Lender does not execute an Assignment Agreement pursuant to Section 11.1 within five (5) Business Days after receipt by such Non-Funding Lender of notice of replacement pursuant to this Section 2.1(g) and presentation to such Non-Funding Lender of an Assignment Agreement evidencing an assignment pursuant to this Section 2.1(g), Agent shall be entitled (but not obligated) to execute such an Assignment Agreement on behalf of such Non-Funding Lender, and any such Assignment Agreement so executed by the replacement Lender and Agent, shall be effective for purposes of this Section 2.1(g) and Section 11.1.

2.2 Maturity and Repayment of Loans; Conversion to Senior Unsecured Term Loans.

(a) [Reserved].

(b) Conversion of Loans to Senior Unsecured Term Loans on the Senior Conversion Date. Subject to the terms and conditions set forth herein, Borrower and each Lender severally agrees, if the Loans have not been repaid in full on or prior to the Senior Conversion Date, that the then-outstanding principal amount of the Loans then outstanding shall automatically be converted into term loans (the “Senior Unsecured Term Loans”) on the Senior Conversion Date in an aggregate principal amount equal to the then-outstanding principal amount of the Loans.

(c) Maturity and Repayment of the Senior Unsecured Term Loans. The Senior Unsecured Term Loans and all other non-contingent Obligations hereunder shall be immediately due and payable in full in immediately available funds on the Final Maturity Date.

2.3 Prepayments; Commitment Reductions.

(a) Voluntary Prepayments; Reductions in Commitments. Borrower may prepay the Loans at any time on at least three (3) Business Days’ prior written notice by Borrower to Agent, and Borrower may at any time and from time to time without prior notice permanently reduce or terminate the undrawn Commitments; provided that any such prepayments or reductions shall be in a minimum principal amount of €1,000,000, or a whole multiple thereof. Any voluntary prepayment must be accompanied by the payment of any EURIBOR funding breakage costs in accordance with Section 2.11(b). Upon any such reduction or termination of the Commitments, Borrower’s right to request Loans, shall simultaneously be permanently reduced or terminated, as the case may be. Each notice of partial prepayment shall designate the Loans or other Obligations hereunder to which such prepayment is to be applied, and any notice delivered pursuant to this Section 2.3(a) may be conditioned on the occurrence of one or more events described in the applicable notice.

(b) Mandatory Repayments; Mandatory Commitment Reductions.

(i) If the Company shall receive Bridge Reduction Event Net Proceeds of any Bridge Reduction Debt Incurrence or Bridge Reduction Equity Issuance during the Bridge Period then (x) if at the time of such receipt there shall be any Loans outstanding, the Borrower shall prepay the Loans with an aggregate principal amount under this clause (x) equal to such Bridge Reduction Event Net Proceeds within five (5) Business Days of receipt thereof until repaid in full and (y) thereafter, Commitments (if any) shall be immediately and automatically reduced by an amount equal to the amount of such Bridge Reduction Event Net Proceeds minus any amount thereof required to be applied in accordance with clause (x), in each case together with accrued and unpaid interest and fees on the amount prepaid or reduced.

(ii) [reserved]

(iii) The Commitments shall terminate at 11:59 p.m. New York City time on the Availability Period End Date.

(c) Application of Certain Mandatory Prepayments. Any prepayments or Commitment reductions made by Borrower pursuant to Section 2.3(b) above shall be applied in accordance with Section 2.3(b) and ratably to the Lenders holding the Loans or Commitments, as applicable; provided that in the event that any Initial Bridge Lender or any of its Affiliates purchases debt securities from Company or its Subsidiaries pursuant to a “securities offering” under the Fee Letter at an issue price above the level at which such Initial Bridge Lender or affiliate has determined such debt securities can be resold at the time of such purchase by such Initial Bridge Lender or Affiliate to a bona fide third party that is not a Lender under the Bridge Facility or an Affiliate thereof or a participant in the Bridge Facility at such time (and notifies the Borrower thereof), the Bridge Reduction Event Net Proceeds received by Company and its Subsidiaries in respect of such debt securities may, at the option of such Initial Bridge Lender or Affiliate, be applied first to prepay the Loans of such Initial Bridge Lender or Affiliate (provided that if there is more than one such Initial Bridge Lender or affiliate then such Bridge Reduction Event Net Proceeds will be applied pro rata to prepay the Loans of all such Initial Bridge Lenders or Affiliates in proportion to such Initial Bridge Lenders’ or affiliates’ principal amount of debt securities purchased from the Borrower or its subsidiaries) prior to being applied to prepay the Loans held by other Lenders.

(d) No Implied Consent. Nothing in this Section 2.3 shall be construed to constitute Agent’s or any Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.

2.4 Use of Proceeds. Borrower shall utilize the proceeds of the Loans to (a) purchase any capital stock of Target pursuant to the Private Sale, (b) pay consideration in connection with the acquisition of shares of the Target tendered pursuant to the Offer (including to any presenting bank) and/or to otherwise purchase capital stock of Target pursuant to market purchases or any other purchase of shares not sold in the Offer or the Private Sale, (c) directly or indirectly (including through intercompany loans or investments) prepay Existing Target Indebtedness and (d) pay related fees and expenses.

2.5 Interest; Applicable Margins.

(a) Borrower shall pay interest to Agent, for the ratable benefit of Lenders, in arrears on each applicable Interest Payment Date, at the following rates of interest on the unpaid principal amount of each (provided that following a Demand Failure Event, the Loans shall bear interest at the Total Cap):

(i) EURIBOR Loans at EURIBOR plus the EURIBOR Margin.

(ii) Senior Unsecured Term Loan at the Total Cap.

(b) If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of EURIBOR Period), and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(c) All computations of Fees are calculated on a per annum basis and interest shall be made by Agent on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such interest and Fees are payable. Each determination by Agent of an interest rate and Fees hereunder shall be presumptive evidence of the correctness of such rates and Fees.

(d) All overdue amounts not paid when due hereunder shall bear interest in an amount equal to two percentage points (2.00%) per annum above the rates of interest or the rate of such Fees otherwise applicable hereunder unless Agent and Requisite Lenders elect to impose a smaller increase (the “Default Rate”), accruing from the initial date of such non-payment until such payment is made and shall be payable upon demand.

(e) Subject to the conditions precedent set forth in Section 3.2 (and in all instances excluding Senior Unsecured Term Loans), Borrower shall have the option to continue all or any portion of any Loan as a EURIBOR Loan upon the expiration of the applicable EURIBOR Period and the succeeding EURIBOR Period of that continued Loan shall commence on the first day after the last day of the EURIBOR Period of the Loan to be continued; provided, however, that no Loan shall be continued at the end of the EURIBOR Period applicable thereto as a EURIBOR Loan for a EURIBOR Period of longer than one (1) month if any Event of Default has occurred and is continuing. Any Loan or group of Loans having the same proposed EURIBOR Period to be made or continued as a EURIBOR Loan must be in a minimum amount of €5,000,000 and integral multiples of €1,000,000 in excess of such amount. Any such election to continue a EURIBOR Loan must be made by 4:00 p.m. (London time) on the fourth

Business Day prior to the end of each EURIBOR Period with respect to any EURIBOR Loans to be continued as such. If no election is received with respect to a EURIBOR Loan by 4:00 p.m. (London time) on the fourth Business Day prior to the end of the EURIBOR Period with respect thereto (or if an Event of Default has occurred and is continuing or if the additional conditions precedent set forth in Section 3.2 shall not have been satisfied), that EURIBOR Loan shall be converted to a EURIBOR Loan with a EURIBOR Period of one (1) month at the end of its EURIBOR Period. Borrower must make such election by notice to Agent in writing, by fax or overnight courier. In the case of any continuation, such election must be made pursuant to a written notice (a “Notice of Continuation”) in the form of Exhibit 2.5(e). For the avoidance of doubt, this Section 2.5(e) shall not apply to Senior Unsecured Term Loans.

(f) Anything herein to the contrary notwithstanding, the obligations of Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event Borrower shall pay such Lender interest at the highest rate permitted by applicable law (the “Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Effective Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 2.5(a) through (e), unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 2.5(f), a court of competent jurisdiction shall finally determine that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, Agent shall, to the extent permitted by applicable law, promptly apply such excess in the order specified in Section 2.9 and thereafter shall refund any excess to Borrower or as a court of competent jurisdiction may otherwise order.

2.6 [Reserved].

2.7 Fees.

(a) Borrower shall pay the Fees specified in the Fee Letter at the times specified for payment therein.

(b) [reserved]

(c) Borrower shall pay to the applicable Lead Arranger, Bookrunner or Lender any other fees that have been separately agreed to between Borrower and any applicable Lead Arranger, Bookrunner or Lender.

2.8 Receipt of Payments. Borrower shall make each payment under this Agreement not later than 3:00 p.m. (London time) on the day when due in immediately available funds in Dollars or Euros, as applicable, to Agent at its address listed on Annex A. For purposes of computing interest and Fees, all payments shall be deemed received on the Business Day on which immediately available funds are received by Agent at its address listed on Annex A prior to 3:00 p.m. (London time). Payments received after 3:00 p.m. (London time) on any Business Day, or on a day that is not a Business Day, shall be deemed to have been received on the following Business Day. Agent shall distribute such payments to Lender or other applicable Persons in like funds as received.

2.9 Application and Allocation of Payments. So long as no Event of Default has occurred and is continuing, (i) payments of regularly scheduled payments then due shall be applied to those scheduled payments, (ii) voluntary prepayments shall be applied in accordance with the provisions of Section 2.3(a), and (iii) mandatory prepayments shall be applied as set forth in Sections 2.3(c). All payments and prepayments applied to a particular Loan shall be applied ratably to the portion thereof held by each Lender as determined by its Pro Rata Share. As to all payments made when an Event of Default has occurred and is continuing or following the Senior Conversion Date, Borrower hereby irrevocably waives the right to direct the application of any and all payments received from a Credit Party. All voluntary prepayments shall be applied as directed by Borrower. In all circumstances after an Event of Default, all payments shall be applied to amounts then due and payable in the following order: (1) to Fees and Agent’s expenses reimbursable hereunder and to all obligations owing to Agent or any other Lender by any Non-Funding Lender under the Loan Documents; (2) to interest on the Loans, ratably in proportion to the interest accrued as to each Loan; (3) to principal payments on the Loans, ratably in proportion to the principal balance of each Loan; and (4) to all other Obligations hereunder, including expenses of Lenders to the extent reimbursable under Section 12.3.

2.10 [Reserved].

2.11 Indemnity.

(a) Each Credit Party that is a signatory hereto shall jointly and severally indemnify and hold harmless each of Agent, Lead Arranger, the Lenders, and their respective Affiliates, and each such Person’s respective officers, directors, employees, attorneys, agents, advisors and representatives (each, an “Indemnified Person”), from and against any and all suits, actions, proceedings, claims, damages, actual losses, liabilities, and out-of-pocket expenses (including reasonable attorneys’ fees and disbursements and other reasonable documented out-of-pocket costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement, the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and reasonable, out-of-pocket legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, “Indemnified Liabilities”); provided that no such Credit Party shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, actual loss, liability, or expense results from that Indemnified Person’s (or such Indemnified Person’s Related Persons) gross negligence, bad faith, willful misconduct or material breach of any of its obligations under any Loan Document as determined by a court of competent jurisdiction in a final and non-appealable judgment; provided, further, that no Indemnified Person will be indemnified for any such cost, expense or liability to the extent of any dispute solely among Indemnified Persons (other than any claims against Agent or Lead Arranger acting in its capacity as such) that does not involve actions or omissions of any Credit Party or any of its Affiliates. In the absence of an actual conflict of interest, or in the written opinion of counsel a potential conflict of interest, Company and its Subsidiaries will not be responsible for the fees and expenses of more than one legal counsel for all Indemnified Persons and appropriate local legal counsel; provided that in the case of an actual conflict of interest, or the written opinion of counsel that a potential conflict of interest exists, Company and its

Subsidiaries shall be responsible for one additional counsel in each applicable jurisdiction for the affected Indemnified Parties, taken as a whole. To the extent permitted by applicable law, no party hereto shall be responsible or liable to any other Person party to any Loan Document, any successor, assignee, or third party beneficiary of such person or any other person asserting claims derivatively through such Party, for indirect, punitive, exemplary or consequential damages which may be alleged as a result of credit having been extended, suspended, or terminated under any Loan Document or as a result of any other transaction contemplated hereunder or thereunder; provided that nothing hereunder in this sentence shall limit any Credit Party’s indemnity and reimbursement obligations to the extent set forth herein. No Indemnified Person referred to in this clause (a) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(b) To induce Lenders to provide the EURIBOR Rate option on the terms provided herein, if (i) any EURIBOR Loans are repaid in whole or in part prior to the last day of any applicable EURIBOR Period (whether that repayment is made pursuant to any provision of this Agreement or any other Loan Document or occurs as a result of acceleration, by operation of law or otherwise); (ii) Borrower shall default in payment when due of the principal amount of or interest on any EURIBOR Loan; (iii) Borrower shall refuse to accept any borrowing of, or shall request a termination of, any borrowing of, conversion into or continuation of, EURIBOR Loans after Borrower has given notice requesting the same in accordance herewith; (iv) Borrower shall fail to make any prepayment of a EURIBOR Loan after Borrower has given a notice thereof in accordance herewith; or (v) an assignment of EURIBOR Loans is mandated pursuant to Sections 2.14(d) or 12.2(d), then Borrower shall indemnify and hold harmless each Lender from and against all actual losses, costs and reasonable documented out-of-pocket expenses resulting from or arising from any of the foregoing. Such indemnification shall include any actual and documented out-of-pocket loss or expense (other than loss of anticipated profits), if any, arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained. For the purpose of calculating amounts payable to a Lender under this Section 2.11(b), each Lender shall be deemed to have actually funded its relevant EURIBOR Loan through the purchase of a deposit bearing interest at the EURIBOR in an amount equal to the amount of that EURIBOR Loan and having a maturity comparable to the relevant EURIBOR Period; provided that each Lender may fund each of its EURIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 2.11(b). This covenant shall survive the termination of this Agreement and the payment of the Obligations hereunder and all other amounts payable hereunder. As promptly as practicable under the circumstances, each Lender shall provide Borrower with its written and detailed calculation of all amounts payable pursuant to this Section 2.11(b), and such calculation shall be binding on the parties hereto absent manifest error, in which case Borrower shall object in writing within ten (10) Business Days of receipt thereof, specifying the basis for such objection in detail.

2.12 [Reserved.]

2.13 Taxes.

(a) All payments by or on account of any obligation of any Credit Party hereunder or under any other Loan Document will be made without setoff, counterclaim or defense. Any and all such payments (including any payments made pursuant to this Section 2.13) shall be made, in accordance with this Section 2.13, free and clear of and without withholding or deduction for any and all present or future Taxes, except as required by applicable law. If any Withholding Agent shall be required by law to withhold or deduct any Taxes from or in respect of any sum payable hereunder (including any payments made pursuant to this Section 2.13) or under any other Loan Document, (i) if such Tax is an Indemnified Tax, the sum payable by the applicable Credit Party shall be increased, without duplication, as much as shall be necessary so that, after making all required withholdings and deductions (including withholdings and deductions applicable to additional sums payable under this Section 2.13), Agent or Lenders, as applicable, receive an amount equal to the sum they would have received had no such withholdings and deductions been made, (ii) the relevant Withholding Agent shall make such withholdings and deductions, and (iii) such Withholding Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, each Credit Party agrees to pay, any Other Taxes to the relevant Governmental Authority. Each Lender agrees that, as promptly as reasonably practicable after it becomes aware of any circumstances referred to above which would result in additional payments under this Section 2.13, it shall notify the Company thereof.

(c) Each Credit Party shall jointly and severally indemnify and, within ten (10) days of demand therefor, pay Agent and each Lender for the full amount of Indemnified Taxes (including, any Taxes imposed by any jurisdiction on amounts payable under this Section 2.13) paid by (or on behalf of) Agent or such Lender as a result of payments made pursuant to this Agreement or any other Loan Document, as appropriate, and any liabilities (including, penalties, interest, and reasonable expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. A certificate as to the amount of such Taxes and evidence of payment thereof submitted to the Credit Parties shall be conclusive evidence, absent manifest error, of the amount due from the Credit Parties to Agent or such Lenders. Upon actually learning of the imposition of any such Taxes, Agent or such Lender, as the case may be, shall act in good faith to notify Company of the imposition of such Taxes arising hereunder.

(d) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement or any other Loan Documents shall deliver to Company (with a copy to Agent), at the time or times reasonably requested by Company or Agent, such properly completed and executed documentation reasonably requested by Company or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Without limiting the generality of the foregoing, each Lender, and any successor or assignee of a Lender, that is a “United States person” within the meaning of section 7701(a)(30) of the IRC shall deliver to Company (with a copy to Agent) a properly completed and executed IRS Form W-9 and/or such other documentation or information prescribed by applicable law or reasonably requested by Agent or Company to (i) determine whether such Lender is subject to backup withholding or information reporting requirements and (ii) for Company to comply with its obligations under FATCA. Each Lender, and any successor or assignee of a Lender, organized under the laws of a jurisdiction outside of the United States (“Foreign Lender”) to whom payments to be made under this Agreement may be exempt from, or eligible for a reduced rate of, United States withholding tax (as applicable) shall, at the time or times prescribed by applicable law, provide to Company (with a copy to Agent) a properly completed and executed IRS Form W-8ECI, Form W-8BEN, Form W-8BEN-E, Form W-8IMY or other applicable form, certificate (including, but not limited to, certification, if applicable, that such Foreign Lender is not a “bank,” a “10 percent shareholder,” or a “controlled foreign corporation” for purposes of the portfolio interest exemption of section 881(c) of the IRC) or document prescribed by the IRS or the United States. Each Lender shall deliver to Company and Agent (in such number of copies as shall be requested by Company or Agent) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of a Company or Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Company or Agent, as applicable, to determine the withholding or deduction required to be made. Notwithstanding anything to the contrary in this paragraph, the completion, execution, and submission of such documentation (other than a W-9 or applicable W-8, each accompanied by any required documentation necessary to claim exemption from or reduction of U.S. Federal withholding tax) shall not be required if in the Lender’s reasonable judgment such completion, execution, or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(e) If Agent or any Lender, as applicable, determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section 2.13, it shall pay over such refund to such Credit Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under this Section 2.13 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of Agent or Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such Credit Party, upon the request of Agent or Lender, shall repay to Agent or Lender the amount paid over pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that Agent or Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will Agent or a Lender be required to pay any amount to a Credit Party pursuant to this paragraph (e) the payment of which would place Agent or Lender in a less favorable net after-Tax position than Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving with respect to such Tax had never been paid. This paragraph shall not be construed to require Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to a Credit Party or any other Person.

(f) Each Lender shall severally indemnify Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that a Credit Party has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of any Credit Party to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.1(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Agent to the Lender from any other source against any amount due to Agent under this paragraph (f).

(g) The provisions of this Section 2.13 shall survive the termination of this Agreement and repayment of all Obligations hereunder.

2.14 Capital Adequacy; Increased Costs; Illegality.

(a) If any Lender shall have determined that any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, liquidity, reserve requirements or similar requirements or compliance by any Lender with any request or directive regarding capital adequacy, liquidity, reserve requirements or similar requirements (whether or not having the force of law), in each case, adopted after the Effective Date, from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder, then Borrower shall from time to time upon demand by such Lender (with a copy of such demand to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to the amount of that reduction and setting forth in reasonable detail the basis of the computation thereof submitted by such Lender to Borrower and to Agent shall, absent manifest error, be final, conclusive and binding for all purposes.

(b) If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case adopted after the Effective Date, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining, continuing, converting to any EURIBOR Loan, or there shall be a tax on any Recipient on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, or other liabilities, or capital attributable thereto, then Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to Agent), pay to Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that no payment shall be due as a result of increased costs resulting from (a) Indemnified Taxes, (b) Taxes described in clause (c), (d) or (e) of the definition of Excluded Taxes or (c) Connection Income Taxes. A certificate setting forth in reasonable detail the amount of such increased cost and the basis of the calculation thereof, submitted to Borrower and to Agent by such Lender, shall, absent manifest error, be final, conclusive and binding for all purposes. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the affected Lender shall, to the extent not inconsistent with such Lender’s internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrower pursuant to this Section 2.14(b).

(c) [reserved.]

(d) Within thirty (30) days after receipt by Borrower of written notice and demand from any Lender (an “Affected Lender”) for payment of additional amounts or increased costs as provided in Sections 2.13(a), 2.14(a) or 2.14(b), Borrower may, at its option, notify Agent and such Affected Lender of its intention to replace the Affected Lender. So long as no Event of Default has occurred and is continuing, Borrower, with the consent of Agent, may obtain, at Borrower’s expense, a replacement Lender (“Replacement Lender”) for the Affected Lender, which Replacement Lender must be reasonably satisfactory to Agent. If Borrower obtains a Replacement Lender within ninety (90) days following notice of their intention to do so, the Affected Lender must sell and assign its Loans and Commitments to such Replacement Lender for an amount equal to the principal balance of all Loans held by the Affected Lender and all accrued interest and Fees with respect thereto through the date of such sale and such assignment shall not require the payment of an assignment fee to Agent; provided, that Borrower shall have reimbursed such Affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment. Notwithstanding the foregoing, Borrower shall not have the right to obtain a Replacement Lender if the Affected Lender rescinds its demand for increased costs or additional amounts within 15 days following its receipt of Borrower’s notice of intention to replace such Affected Lender. Furthermore, if Borrower gives a notice of intention to replace and does not so replace such Affected Lender within ninety (90) days thereafter, Borrower’s rights under this Section 2.14(d) shall terminate with respect to such Affected Lender for such request for additional amounts or increased costs and Borrower shall promptly pay all increased costs or additional amounts demanded by such Affected Lender pursuant to Sections 2.13(a), 2.14(a) and 2.14(b). An exercise of Borrower’s option under this Section 2.14(d) shall not suspend Borrower’s obligation to pay such increased costs or additional amounts demanded by such Affected Lender pursuant to Sections 2.13(a), 2.14(a) and 2.14(b) until such Affected Lender is replaced.

(e) It is understood and agreed that (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith (collectively, the “Dodd-Frank Act”) are deemed to have been adopted and gone into effect after the date of this Agreement to the extent necessary to provide Lenders with the benefit of this Section 2.14 with respect to any “change in law or regulation” resulting from the Dodd-Frank Act and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, for the purposes of this Agreement, be deemed to have been adopted and gone into effect after the date of this Agreement to the extent necessary to provide Lenders with the benefit of this Section 2.14 with respect to any “change in law or regulation” resulting from Basel III.

(f) No Lender shall request compensation under Section 2.14(a) or (b) hereof unless such Lender is generally requesting similar compensation from its borrowers with similar provisions in their loan or credit documents. Borrower shall not be required to compensate a Lender for any increased costs incurred or reduced rate of return suffered more than six months prior to the date that the Lender notifies Borrower of the change in law giving rise to such increased costs or reduced return and of such Lender’s intention to claim compensation therefor; provided that to the extent the change is law is retroactive to a date that is prior to the date such change in law is enacted, such six months period shall commence on the date of enactment of such change in law.

(g) Within thirty (30) days after receipt by Borrower of written notice and demand from any Affected Lender for payment of additional amounts or increased costs as provided in Sections 2.13(a), 2.14(a) or 2.14(b), then such Lender shall (at Borrower’s request) use reasonable efforts to designate a different lending office for funding or booking its Loans or to assign its rights and obligations hereunder to another of its offices, branches, or affiliates, if, in the good-faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.13(a), 2.13(b), 2.14(a), or 2.14(b), as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.	CONDITIONS PRECEDENT

3.1 Conditions to the Effective Date. This Agreement shall become effective on the date that the following conditions have been satisfied or provided for in a manner reasonably satisfactory to Agent, Lead Arranger and each Lender, or waived in writing by Agent, Lead Arranger and each Lender:

(a) Credit Agreement; Loan Documents. The following documents shall have been duly executed by Company, each other Credit Party, Agent and the Lenders party thereto; and Agent shall have received such documents, instruments and agreements, each in form and substance reasonably satisfactory to Agent, each Lead Arranger and each Lender:

(i) Credit Agreement. Duly executed originals of this Agreement, dated the Effective Date, and all Annexes, Exhibits and Schedules hereto.

(ii) Formation and Good Standing. For each Credit Party, such Person’s (a) articles of incorporation or certificate of formation, as applicable, and all amendments thereto, each certified as of the Effective Date by such Person’s corporate secretary or an assistant secretary, managing member, manager or equivalent senior officer, as applicable, as being in full force and effect without any further modification or amendment (b) for Borrower only, a good standing certificate (including verification of tax status) or like certificate in its jurisdiction of incorporation or formation, as applicable, and (c) for each Credit Party other than Borrower, a “bring down” certificate of good standing or like certificate in its jurisdiction of incorporation or formation, as applicable, provided that the foregoing requirements set forth in clause (c) may be satisfied, with respect to the Name Change Entities, by delivery of applicable “bring down” certificates of good standing in the former name of such Name Change Entity.

(iii) Bylaws and Resolutions. For each Credit Party, (a) such Person’s bylaws, operating agreement, limited liability company agreement or limited partnership agreement, as applicable, together with all amendments thereto and (b) resolutions of such Person’s members or board of directors, as the case may be, and, to the extent required under applicable law, stockholders, approving and authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and the transactions to be consummated in connection therewith, each certified as of the Effective Date by such Person’s corporate secretary or an assistant secretary, managing member, manager or equivalent senior officer, as applicable, as being in full force and effect without any modification or amendment.

(iv) Incumbency Certificates. For each Credit Party, signature and incumbency certificates of the officers of each such Person executing any of the Loan Documents, certified as of the Effective Date by such Person’s corporate secretary or an assistant secretary, managing member, manager or equivalent senior officer, as applicable, as being true, accurate, correct and complete.

(v) Opinions of Counsel. Duly executed originals of a legal opinion of (i) Wachtell, Lipton, Rosen & Katz, U.S. special counsel to Company, and (ii) the Company’s internal counsel, each in form and substance reasonably satisfactory to Agent and its counsel, dated the Effective Date.

(vi) Officer’s Certificate. Agent shall have received duly executed originals of a certificate of a Financial Officer of Company, dated the Effective Date, stating that (x) since December 31, 2014, no Material Adverse Effect shall have occurred and be continuing and (y) certifying that the representations and warranties set forth in Article 4 shall be true and correct in all material respects on and as of the Effective Date, except to the extent the same expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, provided that any such representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct (after giving effect to any qualifications therein) in all respects.

(vii) Financial Statements. Agent shall have received audited consolidated balance sheets and related consolidated statements of income, stockholders’ equity and cash flows of Company for the 2012, 2013 and 2014 fiscal years and (b) unaudited consolidated balance sheets and related consolidated statements of income, stockholders’ equity and cash flows of Company for each subsequent fiscal quarter (other than a quarter that is also a fiscal year end) ended at least 45 days before the Effective Date.

(b) [reserved].

(c) Payment of Fees. Company shall have paid (or caused to be paid) to Agent and Lead Arranger all Fees required to be paid on or before the Effective Date in the respective amounts specified in Section 2.7 (including, the Fees specified in the Fee Letter), and shall have reimbursed Agent for all reasonable fees, costs and expenses, including due diligence expenses, syndication expenses, and reasonable fees, disbursements and other charges of counsel presented at least three (3) Business Days prior to the Effective Date.

(d) Patriot Act. Agent and the Lenders shall have received from the Credit Parties prior to the Effective Date all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(e) [Reserved]; and

(f) Acquisition Documents. The Agent shall have received a duly executed Acquisition Agreement and Offer Agreement in form and substance satisfactory to it

The occurrence of the Effective Date shall be confirmed by a written notice from the Agent to Borrower on the Effective Date, and shall be conclusive evidence of the occurrence thereof.

3.2 Further Conditions to Each Loan. The obligation of a Lender to fund any Loan (which conditions shall not apply to continuations of Loans made pursuant to Section 2.5(e)), shall be subject to the occurrence of the Effective Date and the prior or substantially simultaneous occurrence of the Acquisition Closing Date and the satisfaction of the following conditions precedent:

(a) With respect to any Loan the proceeds of which will be applied to acquired shares of the Target in connection with the Offer, the presenting bank for the tender offer has filed the offer documents with the French Autorité des marchés financiers (“AMF”) in accordance with article 231-13 of the General Regulations (Règlement Général) of the AMF;

(b) There shall be no Major Default then occurring and continuing, and the Major Representations shall be true and correct in all material respects, except to the extent the such Major Representations relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, provided that any such representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct (after giving effect to any qualifications therein) in all respects; and

(c) Agent shall have received a duly executed original of a Notice of Borrowing with respect to the Loan to be requested by Company on such date and a letter of direction with respect to the disbursement of the proceeds of such Loan.

3.3 Actions During Certain Funds Period. Subject only to the next succeeding sentence and notwithstanding (a) any failure by Company or any of its Subsidiaries to comply with the covenants in the Loan Documentation (other than the occurrence and continuation of a Major Default that is a condition to funding on an applicable funding date), (b) the incorrectness of any representation given by Company or any of its Subsidiaries (excluding, for the avoidance of doubt, the Major Representations the accuracy of which is a condition to any funding date), (c) that any condition to the Effective Date may subsequently be determined not to have been satisfied or (d) any other provision of the Loan Documentation to the contrary, but without limiting the conditions precedent expressly set forth in Section 3.2 above, during the Certain Funds Period, neither Agent nor any Lender shall be entitled to: (i) cancel any of its Commitments under the Loan Documentation in respect of the Bridge Facility; (ii) rescind, terminate or cancel the Loan Documentation; (iii) refuse to participate in or make available any Loan under the Bridge Facility; (iv) exercise any right of set-off or counterclaim, rescission, termination or cancellation in respect of the Loan Documentation or exercise any right or remedy or take any action or make or enforce any claim under or in respect of the Loan Documentation, or (v) cancel, accelerate or cause repayment or prepayment of any amounts owing under any Loan Documentation, or declare any such amount payable on demand; provided that in the case of clause (iv) or (v), the foregoing shall limit or prevent the making of the Loans during the Certain Funds Period. Nothing in this paragraph will affect the rights of any Lender in respect of any outstanding default upon the expiry of the Certain Funds Period irrespective of whether that default occurred during the Certain Funds Period, its rights upon the occurrence of a Major Default or the inaccuracy in any material respect of a Major Representation as of the date made, the provisions of Section 2.3 or the conditions precedent expressly set forth herein.

4.	REPRESENTATIONS AND WARRANTIES

To induce Lenders to make the Loans, the Credit Parties executing this Agreement make the following representations and warranties on the date hereof, and the date of each borrowing hereunder (other than, for the avoidance of doubt, continuations of Loans made pursuant to Section 2.5(e)), to Agent and each Lender with respect to itself and its Restricted Subsidiaries, each and all of which shall survive the execution and delivery of this Agreement.

4.1 Corporate Existence; Compliance with Law. Each Credit Party (a) is a corporation, limited liability company, limited partnership or other entity duly organized, validly existing and is in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of its respective jurisdiction of incorporation or organization; (b) is duly qualified to conduct business and is in good standing (to the extent such concept is applicable in the relevant jurisdiction) in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified or be in good standing could not reasonably be expected to have a Material Adverse Effect; (c) has the requisite power and authority, and the legal right to own and operate in all material respects its properties, to lease the property it operates under lease and to conduct its business in all material respects as now, heretofore and proposed to be conducted; (d) has all material licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all material notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct or other organizational documents; and (e) is in compliance in material respects with all applicable provisions of law except where the failure to be in compliance could not reasonably be expected to have a Material Adverse Effect.

4.2 [Reserved].

4.3 Corporate Power; Authorization; Enforceable Obligations; No Conflict. The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party: (a) are within such Person’s power; (b) have been duly authorized by all necessary corporate, limited liability company or limited partnership action; (c) do not contravene any provision of such Person’s charter, bylaws or partnership or operating agreements or other organizational documents, as applicable; (d) do not violate any material provision of any law or regulation, or any material provision of any order or decree of any court or Governmental Authority; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any material indenture, mortgage, deed of trust, lease, loan agreement or other material instrument to which such Person is a party or by which such Person or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Person; and (g) do not require the consent or approval of any Governmental Authority or any other Person, other than those which will have been duly obtained, made or complied with prior to the Effective Date. Each of the Loan Documents have been duly executed and delivered by each Credit Party that is a party thereto and, each such Loan Document constitutes a legal, valid and binding obligation of such Credit Party enforceable against it in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

4.4 Financial Statements. All Financial Statements concerning Company and its consolidated Subsidiaries that are referred to in clause (a) below have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and normal year-end audit adjustments) and fairly present, in all material respects, the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended.

(a) Financial Statements. The audited consolidated balance sheet at December 31, 2014 and the related statement of income and cash flows of Company and its consolidated Subsidiaries certified by KPMG LLP for the Fiscal Year then ended and audited consolidated balance sheet at December 31, 2012, December 31, 2013 and December 31 2014 have been delivered to the Agent on or prior to the Effective Date.

(b) [reserved]

(c) [Reserved]

(d) Undisclosed Liabilities; Burdensome Restrictions. None of Company or its Restricted Subsidiaries has any material Guarantied Obligations, contingent liabilities or liabilities for unpaid taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are required by GAAP to be reflected or reserved against on a balance sheet of Company and its Restricted Subsidiaries other than (i) as are reflected in the financial statements described in clause (a) hereof (including the footnotes thereto) and (ii) as otherwise permitted hereunder. During the period from December 31, 2014, to and including the Effective Date, there has been no disposition by Company or any of its Restricted Subsidiaries of any material part of its business or property. No Credit Party is a party or is subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect.

4.5 Material Adverse Effect. Since December 31, 2014, no event has occurred, that alone or together with other events, has had a Material Adverse Effect.

4.6 Ownership of Property; Liens. Each Credit Party owns fee simple title to all of its owned real property and valid leasehold interests in all of its material leased real property. Each Credit Party also has title to, or valid leasehold interests in, all of its other personal property and assets, in each case, material in the ordinary course of their respective businesses or where failure to so own or possess would not reasonably be expected to have a Material Adverse Effect. As of the Effective Date, none of the properties and assets of any Credit Party are subject to any Liens other than Permitted Liens.

4.7 Labor Matters. Except as set forth on Schedule 4.7 or as could not reasonably be expected to result in a Material Adverse Effect, to the knowledge of each Credit Party (a) no strikes or other material labor disputes against any Credit Party or any Restricted Subsidiary of any Credit Party are pending or, to the knowledge of any Credit Party, threatened; (b) hours worked by and payment made to employees of each Credit Party and each Restricted Subsidiary of any Credit Party comply with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matters; (c) all payments due from any Credit Party or any Restricted Subsidiary of any Credit Party for employee health and welfare insurance have been paid or accrued as a liability on the books of such Credit Party or such Restricted Subsidiary; (d)

there is no organizing activity involving any Credit Party or any Restricted Subsidiary of any Credit Party pending or threatened by any labor union or group of employees; (e) there are no representation proceedings pending or, to the knowledge of any Credit Party, threatened with the National Labor Relations Board or any other applicable labor relations board, and no labor organization or group of employees of any Credit Party or any Restricted Subsidiary of any Credit Party has made a pending demand for recognition; and (f) there are no material complaints or charges against any Credit Party or any Restricted Subsidiary of any Credit Party pending or, to the knowledge of any Credit Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Credit Party or any Restricted Subsidiary of any Credit Party of any individual.

4.8 [Reserved].

4.9 Investment Company Act. No Credit Party is an “investment company” or a company controlled by an “investment company,” as such terms are defined in the Investment Company Act of 1940 as amended.

4.10 Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U (“Regulation U”) or Regulation X of the Federal Reserve Board.

4.11 Taxes/Other. All income and other material tax returns, reports, and statements, including information returns, required by any Governmental Authority to be filed by any Credit Party or any Restricted Subsidiary, to the knowledge of each Credit Party, have been filed (after giving effect to any extensions) with the appropriate Governmental Authority, and all Taxes, other than Taxes which if not paid would not result in a Material Adverse Effect, have been paid prior to the date on which any fine, penalty, interest, or late charge may be added thereto for nonpayment thereof excluding Taxes or other amounts being contested in accordance with Section 6.2(b).

4.12 ERISA.

(a) Company has previously delivered or made available to Agent all Pension Plans (including Title IV Plans and Multiemployer Plans) and all Retiree Welfare Plans, as now in effect. Except with respect to Multiemployer Plans, each Qualified Plan has either received a favorable determination letter from the IRS or may rely on a favorable opinion letter issued by the IRS, and to the knowledge of any Credit Party nothing has occurred that would be reasonably expected to cause the loss of such qualification or tax-exempt status. Each Pension Plan, to the knowledge of Company, is in compliance in all material respects with the applicable provisions of ERISA, the IRC and its terms, including the timely filing of all reports required under the IRC or ERISA except where the failure to comply could not reasonably be expected to have a Material Adverse Effect. Except as has not resulted, or could not reasonably be expected to result, in an ERISA Lien (whether or not perfected), neither any Credit Party nor ERISA Affiliate has failed to make any material contribution or pay any material amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Pension Plan. No “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the IRC, has occurred with respect to any Pension Plan that would subject any Credit Party to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC.

(b) Except as could not reasonably be expected to have a Material Adverse Effect: (i) no Title IV Plan has any material Unfunded Pension Liability; (ii) no ERISA Event has occurred or to the knowledge of any Credit Party is reasonably expected to occur; (iii) there are no pending, or to the knowledge of any Credit Party, threatened material claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; (iv) no Credit Party or ERISA Affiliate has incurred or reasonably expects to incur any material liability as a result of a complete or partial withdrawal from a Multiemployer Plan; and (v) within the last five years no Title IV Plan of any Credit Party or ERISA Affiliate has been terminated, whether or not in a “standard termination” as that term is used in Section 4041 of ERISA, nor has any Title IV Plan of any Credit Party or any ERISA Affiliate (determined at any time within the last five years) with material Unfunded Pension Liabilities been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party or ERISA Affiliate (determined at such time).

(c) Except as would not reasonably be expected to result in a Material Adverse Effect, each Foreign Pension Plan is in compliance in all material respects with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan. With respect to each Foreign Pension Plan, neither any Credit Party nor any Subsidiaries or any of their respective directors, officers, employees or agents has engaged in a transaction which would subject any Credit Party or any Subsidiary, directly or indirectly, to a tax or civil penalty which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, except as would not reasonably be expected to result in a Material Adverse Effect, reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable law and prudent business practice or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained. The aggregate unfunded liabilities with respect to such Foreign Pension Plans could not reasonably be expected to result individually or in the aggregate in a Material Adverse Effect.

4.13 No Litigation. Except as set forth on Schedule 4.13, no action, claim, lawsuit, demand, or proceeding is now pending or, to the knowledge of any Credit Party, threatened in writing against any Credit Party or any Restricted Subsidiary of any Credit Party, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, “Litigation”), (a) on the Effective Date that challenges such Credit Party’s right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder, or (b) that would reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 4.13, as of the Effective Date there is no Litigation pending or threatened in writing, that would reasonably be expected to have a Material Adverse Effect.

4.14 [Reserved].

4.15 Intellectual Property. As of the Effective Date, each Credit Party owns or has rights to use all Intellectual Property necessary to continue to conduct its business as now conducted by it and material to such Credit Party’s business, taken as a whole. To Company’s knowledge, as of the Effective Date, each Credit Party conducts its business and affairs without infringement of any Intellectual Property of any other Person that could reasonably be expected to result in a Material Adverse Effect. Except as set forth in Schedule 4.15, on the Effective Date no Credit Party is aware of any material infringement claim by any other Person that is pending or threatened in writing against any Credit Party with respect to any material Intellectual Property owned by such Credit Party on the Effective Date.

4.16 Full Disclosure. No information contained in this Agreement, any of the other Loan Documents or Financial Statements or other written reports from time to time prepared by any Credit Party (other than the projections referred to below, forward-looking information and information of a general economic or industry nature) and delivered hereunder or under any other Loan Document (in each as modified or supplemented by other information so furnished and taken as a whole) by or on behalf of any

Credit Party to Agent or any Lender pursuant to the terms of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances under which they were made (after giving effect to all supplements and updates thereto).

4.17 Environmental Matters.

(a) Except as set forth in Schedule 4.17 or would not reasonably be expected to have a Material Adverse Effect, as of the Effective Date: (i) the real property of each Credit Party and each of their Restricted Subsidiaries is free of contamination from any Hazardous Material; (ii) no Credit Party nor any Restricted Subsidiary of any Credit Party has caused or knowingly allowed to occur any Release of Hazardous Materials on, at, in, under, above, to, from or about any of its real property; (iii) the Credit Parties and each of their Restricted Subsidiaries are and, except for matters which have been fully resolved, have, for the past three (3) years, been in compliance with all Environmental Laws; (iv) the Credit Parties and each of their Restricted Subsidiaries (A) have obtained, (B) possess as valid, uncontested and in good standing, and (C) are in compliance with all Environmental Permits required by Environmental Laws for the operation of their respective businesses as presently conducted; (v) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses from, or that alleges criminal misconduct by, any Credit Party or any Restricted Subsidiary of any Credit Party; (vi) except for matters which have been fully resolved, no written notice has been received by any Credit Party or any Restricted Subsidiary of any Credit Party identifying it as a “potentially responsible party” or requesting information under CERCLA or analogous state statutes; and (vii) the Credit Parties and each of their Restricted Subsidiaries have provided to Agent copies of existing material environmental reports, reviews and audits relating to actual or potential material Environmental Liabilities and relating to any Credit Party or any Restricted Subsidiary of any Credit Party.

(b) Each Credit Party hereby acknowledges and agrees that none of Agent or any of its officers, directors, employees, attorneys, agents and representatives (i) is now, or has ever been, in control of any of the real property or any Credit Party’s or any Restricted Subsidiary of any Credit Party’s affairs, and (ii) has the capacity or the authority through the provisions of the Loan Documents or otherwise to direct or influence any (A) Credit Party’s or any Restricted Subsidiary of any Credit Party’s conduct with respect to the ownership, operation or management of any of its real property, (B) undertaking, work or task performed by any employee, agent or contractor of any Credit Party or any Restricted Subsidiary of any Credit Party or the manner in which such undertaking, work or task may be carried out or performed, or (C) compliance of any Credit Party or any Restricted Subsidiary of any Credit Party with Environmental Laws or Environmental Permits.

4.18 [Reserved]

4.19 [Reserved].

4.20 [Reserved].

4.21 [Reserved].

4.22 Solvency. Immediately after giving effect to the disbursement of proceeds of the Loans, if any, pursuant to the instructions of Company, and the payment and accrual of all transaction costs in connection with the foregoing, Company and its Subsidiaries, taken as a whole on a consolidated basis, are Solvent.

4.23 Economic Sanctions and Anti-Money Laundering. Each Credit Party and each Subsidiary of each Credit Party is in compliance in all material respects with all United States economic sanctions, laws, executive orders, and implementing regulations as promulgated by the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. No Credit Party and no Subsidiary of a Credit Party (a) is a Person designated by the United States government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a United States Person cannot deal with or otherwise engage in business transactions, (b) is a Person who is otherwise the target of United States economic sanctions laws such that a United States Person cannot deal or otherwise engage in business transactions with such Person or (c) is controlled by (including, without limitation, by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person on the SDN List or a foreign government that is the target of United States economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under United States law.

4.24 Economic Sanctions, FCPA, Patriot Act: Use of Proceeds. Each Credit Party, and each of its Subsidiaries is in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the USA PATRIOT ACT (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended, the “Patriot Act”), and (c) other federal or state laws relating to anti-money laundering rules and regulations. Company shall use the proceeds of the Loans only as provided in Section 2.4. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA. Company will not, directly or to the knowledge of the Company indirectly, use the proceeds of any Loan to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the target of United States economic sanctions laws.

4.25 [Reserved].

4.26 Status as Senior Debt. The Obligations in respect of the Loans are “senior debt” or “designated senior debt” (or any comparable term) under, and as may be defined in, any indenture or document governing any applicable Indebtedness that is subordinated in right of payment to the Loans.

4.27 FCPA and Related. No Credit Party nor any of its Subsidiaries nor any director, officer or, to the knowledge of such Credit Party, agent or employee of such Credit Party or Subsidiary, is aware of or has taken any action, directly or indirectly, that would result in a material violation by such persons of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office in contravention of the FCPA. Each Credit Party, and its Subsidiaries have conducted their businesses in compliance with, in all material respects, the FCPA and have established, and maintains, and will continue to maintain, policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

5.	FINANCIAL STATEMENTS AND INFORMATION

5.1 Financial Reports and Notices. Each Credit Party executing this Agreement hereby agrees that from and after the Effective Date and until the Commitments have been terminated and the Loans have been paid in full, it shall deliver to Agent or to Agent for distribution to Lenders, as required, the following Financial Statements, notices and other information at the times, to the Persons and in the manner set forth below:

(a) [Reserved].

(b) Quarterly Financials. To Agent, within forty-five (45) days after the end of the first three Fiscal Quarters of each Fiscal Year, consolidated financial information regarding Company and its consolidated Restricted Subsidiaries, certified by a Financial Officer of Company, including (i) unaudited balance sheets as of the close of such Fiscal Quarter and (ii) unaudited statements of income and cash flows for such Fiscal Quarter, in each case setting forth in comparative form the figures for the corresponding period in the prior year and the related statements of income and cash flow for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, all prepared in accordance with GAAP (subject to absence of footnotes and normal year-end adjustments). Such financial information shall be accompanied by a certification of a Financial Officer of Company that (i) such financial information fairly presents, in all material respects in accordance with GAAP (except as approved by accountants or officers, as the case may be, and disclosed in reasonable detail therein, including the economic impact of such exception, and subject to normal year-end adjustments and the absence of footnote disclosure), the financial position, results of operations and statements of cash flows of Company and its consolidated Restricted Subsidiaries, on a consolidated basis, as at the end of such Fiscal Quarter and for that portion of the Fiscal Year then ended, and (ii) that no Default or Event of Default has occurred and is continuing as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default. In addition, Company shall deliver to Agent and Lenders, within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a management discussion and analysis that includes a comparison of performance for that Fiscal Quarter to the corresponding period in the prior year.

(c) Annual Audited Financials. To Agent, within ninety (90) days after the end of each Fiscal Year, audited Financial Statements for Company and its consolidated Restricted Subsidiaries on a consolidated basis, consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which Financial Statements shall be prepared in accordance with GAAP (except as approved by accountants or officers), as the case may be, and disclosed in reasonable detail therein, including the economic impact of such exception, and certified without qualification as to going-concern or qualification arising out of the scope of the audit, by KPMG LLP, another independent certified public accounting firm of national standing or a firm otherwise reasonably acceptable to Agent. Such Financial Statements shall be accompanied a certification of a Financing Officer of Company that no Default or Event of Default has occurred and is continuing as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default. In addition, Company shall deliver to Agent and Lenders, together with such audited Financial Statements delivered pursuant to this clause, a management discussion and analysis that includes a comparison of performance for that Fiscal Year to the corresponding period in the prior year.

(d) [Reserved].

(e) Information required to be delivered pursuant to this Section 5.1 may be delivered by electronic communication pursuant to procedures approved hereunder.

(f) Default Notices. To Agent and Lenders, as soon as practicable, and in any event within five (5) Business Days after a Financial Officer of Company has actual knowledge of the existence of any Default, or Event of Default, telephonic or fax or electronic notice specifying the nature of such Default or Event of Default, including the anticipated effect thereof, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day.

(g) [reserved].

(h) Litigation. To Agent in writing, promptly upon learning thereof, notice of any Litigation commenced or threatened in writing against any Credit Party that (i) could reasonably be expected to result in damages in excess of $10,000,000 (net of insurance coverages for such damages), (ii) seeks injunctive relief which, if granted, could reasonably be expected to have a Material Adverse Effect or (iii) could otherwise reasonably be expected to have a Material Adverse Effect.

(i) [Reserved].

(j) Other Documents. To Agent for distribution to Lenders, such other financial and other information respecting any Credit Party’s or any Subsidiary of any Credit Party’s business or financial condition as Agent shall from time to time reasonably request.

(k) [Reserved]

(l) Environmental Matters. To Agent, notice of any matter under any Environmental Law that has resulted or is reasonably expected to result in a Material Adverse Effect, including arising out of or resulting from the commencement of, or any material adverse development in, any litigation or proceeding affecting any Credit Party or any Restricted Subsidiary and arising under any Environmental Law.

(m) ERISA/Pension Matters. To Agent, notice of the occurrence of any ERISA Event that has resulted or could reasonably be expected to result in a liability of any Credit Party and the Restricted Subsidiaries in an aggregate amount exceeding $10,000,000 and a statement of a Financial Officer of the Company setting forth details as to such ERISA Event and the action, if any, that the Company proposes to take with respect thereto and (b) upon Agent’s request copies of each Schedule SB (Actuarial Information) to the Annual Report (Form 5500 Series) with respect to each Title IV Plan.

6.	AFFIRMATIVE COVENANTS

Each Credit Party executing this Credit Agreement agrees as to itself and its Restricted Subsidiaries that from and after the Effective Date and until the Commitments have been terminated and the Loans have been paid in full:

6.1 Maintenance of Existence and Conduct of Business. Except as otherwise permitted under Section 7.8, each Credit Party shall, and shall cause each Restricted Subsidiary to, do or cause to be done all things necessary to (a) preserve and keep in full force and effect (i) its corporate existence (except, as to Persons other than Credit Parties, where the failure to do so could not reasonably be expected to result in a Material Adverse Effect) and (ii) its material rights and franchises; (b) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; and (c) at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear and except for casualties and condemnations) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices, except, in each case, referred to in this Section 6.1(a)(ii), (b) and (c) where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.2 Payment of Charges and Taxes.

(a) Subject to Section 6.2(b), each Credit Party shall pay and discharge or cause to be paid and discharged promptly all material Charges, Taxes and claims payable by it, including: (i) material Charges and Taxes imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all material Charges with respect to tax, social security, employer contributions and unemployment withholding with respect to its employees and (ii) lawful claims for labor, materials, supplies and services or otherwise.

(b) Each Credit Party may in good faith contest, by appropriate proceedings, the validity or amount of any Charges, Taxes or claims described in Section 6.2(a) and not pay or discharge such Charges, Taxes or claims while so contested; provided, that (i) adequate reserves with respect to such contest are maintained on the books of such Credit Party, in accordance with GAAP and (ii) the failure to make such payment could not reasonably be expected to result in a Material Adverse Effect.

6.3 Books and Records. Each Credit Party shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all material financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements delivered pursuant to Section 4.4.

6.4 Insurance. Company will, and will cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurance companies insurance in such amounts and against such risks, as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations (after giving effect to any self-insurance reasonable and customary for similarly situated companies). Company will furnish to Agent, upon written request, information in reasonable detail as to the insurance so maintained.

6.5 Compliance with Laws. Each Credit Party shall, and shall cause each Restricted Subsidiary to, comply in all material respects with all applicable provisions of law of any Governmental Authority.

6.6 PATRIOT Act. No Credit Party or any Subsidiary thereof is in breach of or is the subject of any action or investigation under the PATRIOT Act.

6.7 Intellectual Property. Each Credit Party shall, and shall cause each Restricted Subsidiary to, (a) conduct its business without knowingly infringing any Intellectual Property of any other Person which infringement could reasonably be expected to result in a Material Adverse Effect, and (b) comply in all material respects with the obligations under its material Intellectual Property licenses.

6.8 Environmental Matters. Except where the failure to do so would not result in a Material Adverse Effect, each Credit Party shall, and shall cause the Restricted Subsidiaries to:

(a) comply in all material respects with, and use commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all Environmental Permits, except in each case where failure to do so could not reasonably be expected to have a Material Adverse Effect, and

(b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

6.9 [Reserved].

6.10 [Reserved].

6.11 ERISA Matters. Each Credit Party executing this Agreement agrees that it shall and shall cause each other Credit Party and each Restricted Subsidiary to (a) timely make all contributions, pay all amounts due, and otherwise perform such actions necessary to prevent the imposition of any Liens under ERISA or Section 412 of the IRC (each an “ERISA Lien”) and (b) comply in all material respects with the provisions of ERISA and the IRC applicable to Pension Plans and the laws applicable to any Foreign Pension Plan.

6.12 Future Guarantors. On the Effective Date, Company shall have caused each of its Wholly Owned Restricted Subsidiaries that is not an Excluded Subsidiary and that, as of the Effective Date, guarantees or is a borrower under the Credit Agreement or that, as of the Effective Date, guarantees any Capital Markets Indebtedness of Company or any of the Guarantors, to execute and deliver to Agent either this Agreement or a supplemental guarantee substantially in the form of Exhibit 1.1(a) hereto pursuant to which each such Wholly Owned Restricted Subsidiary that is not an Excluded Subsidiary will guarantee the Guaranteed Obligations under this Agreement. The Company shall cause each of its Wholly Owned Restricted Subsidiaries that is not an Excluded Subsidiary and that, following the Effective Date, guarantees or becomes a borrower under the Credit Agreement or that, following the Effective Date, guarantees any Capital Markets Indebtedness of the Company or any of the Guarantors following the Effective Date to execute and deliver to Agent, within 10 days of such event, a supplemental guarantee substantially in the form of Exhibit 1.1(a) hereto pursuant to which such Subsidiary will guarantee the Guaranteed Obligations.

6.13 [Reserved].

6.14 [Reserved].

6.15 Use of Proceeds. All proceeds of the Loans shall be used as provided in Section 2.4.

6.16 [Reserved].

6.17 Senior Exchange Notes.

Subject to satisfaction of the provisions of this Section 6.17, on and after the Senior Conversion Date, each Lender will have the option to notify the Agent in writing, by delivery of an exchange notice (an “Exchange Request”), of its request for exchange Senior Exchange Notes in exchange for its Rollover Loan. Each Lender’s Exchange Request shall, among other things, (A) indicate the aggregate principal amount of its Senior Unsecured Term Loans that such Lender desires to exchange for Senior Exchange Notes pursuant to this Section 6.17, which shall be in denominations of $2,000 and integral multiples of $1,000 in excess thereof, and (B) include a representation and warranty by the applicable Lender, or any other Person designated by such Lender to take possession of the Senior Exchange Notes, to the Borrower that (I) it is a “Qualified Institutional Buyer” (as defined in Rule 144A under the Securities Act), (II) that it is not a U.S. Person and is acquiring the Exchange Notes in an offshore transaction in compliance with Rule 904 under the Securities Act or (III) that it is an institutional

“accredited investor”(as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933) that has furnished to the Senior Exchange Notes Trustee a signed letter containing certain representations and agreements.

Notwithstanding the foregoing, such Lender’s Senior Unsecured Term Loan shall only be exchanged for Senior Exchange Notes hereunder upon the occurrence of an Exchange Trigger Event, notice of which shall be provided to the Borrower and each such Lender that has delivered an Exchange Request that has given rise to such Exchange Trigger Event by the Agent. Thereafter, the Borrower shall set a date (the “Exchange Date”) for the exchange of Senior Unsecured Term Loans for Senior Exchange Notes, which date shall be (a) no less than five Business Days after such Exchange Trigger Event and (b) the next day which is the 6th day of any calendar month (or if such date is not a Business Day, the next Business Day) following the Exchange Trigger Event (provided that such date shall also comply with the immediately preceding clause (a)). On such Exchange Date, the Borrower shall (A) (i) deliver a notice to the Trustee directing the Trustee to authenticate and deliver to each Lender that elects to exchange a Senior Unsecured Term Loan on such Exchange Date, a Senior Exchange Note in the principal amount equal to 100% of the principal amount of such Senior Unsecured Term Loan for which such Senior Exchange Note is being exchanged (which at such Lender’s option may be all or a portion of such Lender’s Senior Unsecured Term Loans) and bearing interest at the rate then in effect for the Senior Unsecured Term Loans and (ii) use reasonable best efforts to effect delivery of such Senior Exchange Note to the requesting Lender, and (B) pay to such Lender the amount of accrued and unpaid interest on the Senior Unsecured Term Loans being exchanged; provided that the Lender, or the Affiliate of the Lender receiving the Senior Exchange Notes shall simultaneously pay to the Borrower the amount of accrued and unpaid interest, if any, that would have accrued on an equal principal amount of Senior Exchange Notes from the beginning of the then-current EURIBOR Period as set forth in the Senior Exchange Notes Indenture (it being understood that on the next scheduled interest payment date set forth in the Senior Exchange Notes Indenture, the holder of such Note shall receive interest for the entire period). The Senior Exchange Notes shall be governed by the Senior Exchange Notes Indenture. Upon issuance of the Senior Exchange Notes, any corresponding Notes delivered hereunder shall be canceled by the Borrower and the corresponding amount of the Senior Unsecured Term Loans deemed repaid and all accrued and unpaid interest and other amounts due thereon shall at such time be due and payable. If a Default shall have occurred and be continuing on the Exchange Date, any notices given or cure periods commenced while the Senior Unsecured Term Loan was outstanding shall be deemed given or commenced (as of the actual dates thereof) for all purposes with respect to the Senior Exchange Notes (with the same effect as if the Senior Exchange Notes had been outstanding as of the actual dates thereof).

An Affiliate of the Agent shall assist the Borrower in making Senior Exchange Notes eligible for deposit with The Depository Trust Company (including, without limitation, by completion and submission of an eligibility questionnaire or by other means).

6.18 Securities Demand. In the event of a Demand Failure Event, the Company shall comply with the provisions set forth in the paragraph in Section 3 of the Fee Letter in which “Demand Failure Event” is defined, and the Company shall cooperate with the Agent to amend this Agreement as may be necessary to reflect the terms of such paragraph.

7.	NEGATIVE COVENANTS

Each Credit Party (to the extent applicable as set forth below) executing this Credit Agreement agrees as to itself and its Restricted Subsidiaries that from and after the Effective Date and until the Commitments have been terminated and the Loans have been paid in full:

7.1 Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) (i) Company shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and (ii) Company shall not permit any of the Restricted Subsidiaries (other than any Guarantor) to issue any shares of Preferred Stock; provided, however, that Company and any Guarantor may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary that is not a Guarantor may Incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock or issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of Company for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided, that the amount of Indebtedness (including Acquired Indebtedness), Disqualified Stock and Preferred Stock that may be incurred or issued, as applicable, pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors, together with all Indebtedness, Disqualified Stock or Preferred Stock Incurred by Restricted Subsidiaries that are not Guarantors pursuant to Section 7.1(b)(xii) and (xvi)(A) below, together with any Refinancing Indebtedness in respect thereof, shall not exceed, in the aggregate, the greater of $75 million and 60% of Consolidated EBITDA as of the date on which such Indebtedness is Incurred (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount); provided that no Indebtedness may be Incurred, and no Disqualified Stock or Preferred Stock may be issued pursuant to this paragraph (a) during the Bridge Period;

(b) The limitations set forth in Section 7.1(a) shall not apply to:

(i) the Incurrence by Company or any Restricted Subsidiary of Indebtedness (including under any Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder) up to an aggregate principal amount outstanding at the time of Incurrence that, together with the aggregate principal amount of Indebtedness outstanding under clause (xvii) below at the time of Incurrence, does not exceed an amount equal to the greater of (x) $515.0 million and (y) the Borrowing Base;

(ii) the Incurrence by Company and the other Guarantors under this Bridge Facility (including any Senior Term Loans and Senior Exchange Notes (and any exchange notes issued therefor)) and any Permanent Financing (including any guarantees of any of the foregoing);

(iii) Indebtedness, Preferred Stock and Disqualified Stock of Company and other Guarantors existing on the Effective Date (other than Indebtedness described in clauses (i) and (ii) of this Section 7.1(b));

(iv) Indebtedness (including Capitalized Lease Obligations) Incurred by Company or any Restricted Subsidiary, Disqualified Stock issued by Company or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary to finance (whether prior to or within 270 days after) the acquisition, lease, construction, repair, replacement or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) that, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock or Preferred Stock then outstanding and Incurred pursuant to this clause (iv), together with any Refinancing Indebtedness in respect thereof Incurred pursuant to clause (xv) below, does not exceed at any one time outstanding the greater of $55 million and 40% of Consolidated EBITDA as of the date such Indebtedness is Incurred (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount);

(v) Indebtedness Incurred by Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental law or permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(vi) Indebtedness arising from agreements of Company or any Restricted Subsidiary providing for indemnification, adjustment of acquisition or purchase price or similar obligations (including earn-outs), in each case, Incurred or assumed in connection with the Transactions, any Investments or any acquisition or disposition of any business, assets or a Subsidiary not prohibited by this Agreement, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(vii) Indebtedness of Company to a Restricted Subsidiary, provided that (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of Company and its Subsidiaries) any such Indebtedness owed to a Restricted Subsidiary that is not a Guarantor is subordinated in right of payment to the Obligations of Company under the Loans; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except any pledge of such Indebtedness constituting a Permitted Lien but not the transfer thereof upon foreclosure) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (vii);

(viii) shares of Preferred Stock of a Restricted Subsidiary issued to Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to Company or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (viii);

(ix) Indebtedness of a Restricted Subsidiary to Company or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of Company and its Subsidiaries), such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to Company or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien but not the transfer thereof upon foreclosure) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (ix);

(x) Hedging Obligations that are not incurred for speculative purposes but (A) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Agreement to be outstanding; (B) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (C) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales and, in each case, extensions or replacements thereof;

(xi) obligations (including reimbursement obligations with respect to letters of credit, bank guarantees, warehouse receipts and similar instruments) in respect of performance, bid, appeal and surety bonds, completion guarantees and similar obligations provided by Company or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry practice;

(xii) Indebtedness or Disqualified Stock of Company or Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (xii), together with any Refinancing Indebtedness in respect thereof incurred pursuant to clause (xv) below, does not exceed at any one time outstanding the greater of $100.0 million and 80% of Consolidated EBITDA as of the date such Indebtedness is Incurred (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount) (it being understood that any Indebtedness Incurred pursuant to this clause (xii) shall cease to be deemed Incurred or outstanding for purposes of this clause (xii) but shall be deemed Incurred for purposes of Section 7.1(a) from and after the first date on which Company, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under Section 7.1(a) without reliance upon this clause (xii)); provided, that the amount of Indebtedness, Disqualified Stock and Preferred Stock that may be Incurred or issued, as applicable, pursuant to this clause (xii) by Restricted Subsidiaries that are not Guarantors, together with all Indebtedness, Disqualified Stock or Preferred Stock Incurred by Restricted Subsidiaries that are not Guarantors pursuant to the first paragraph of this covenant or clause (xvi)(A) below, and any Refinancing Indebtedness of Restricted Subsidiaries that are not Guarantors incurred in respect thereof, shall not exceed, in the aggregate, the greater of $75 million and 60% of Consolidated EBITDA (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount);

(xiii) after the Bridge Period, Indebtedness or Disqualified Stock of Company or any Restricted Subsidiary and Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference at any time outstanding, together with Refinancing Indebtedness in respect thereof incurred pursuant to clause (xv) hereof, not greater than 100.0% of the net cash proceeds received by Company and the Restricted Subsidiaries since immediately after the Original Issue Date from the issue or sale of Equity Interests of Company or any direct or indirect parent entity of Company (which proceeds are contributed to Company or a Restricted Subsidiary) or cash contributed to the capital of Company (in each case other than proceeds of Disqualified Stock or sales of Equity Interests to, or contributions received from Company or any of its Subsidiaries) to the extent such net cash proceeds or cash have not been applied to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 7.2(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof) (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount) (it being understood that any Indebtedness incurred pursuant to this clause (xiii) shall cease to be deemed incurred or outstanding for purposes of this clause (xiii) but shall be deemed incurred for the purposes of Section 7.1(a) from and after the first date on which Company, or the Restricted Subsidiary, as the case may be, could have incurred such Indebtedness under Section 7.1(a) without reliance upon this clause (xiii));

(xiv) any guarantee by Company or any Restricted Subsidiary of Indebtedness or other obligations of Company or any Restricted Subsidiary so long as the Incurrence of such Indebtedness Incurred by Company or such Restricted Subsidiary is permitted under the terms of this

Agreement; provided that (A) if such Indebtedness is by its express terms subordinated in right of payment to the Loans or the Guarantee of such Restricted Subsidiary, as applicable, any such guarantee with respect to such Indebtedness shall be subordinated in right of payment to the Loans or such Guarantee, as applicable, substantially to the same extent as such Indebtedness is subordinated to the Loans or the Guarantee, as applicable, and (B) if such guarantee is of Indebtedness of Company, such guarantee is Incurred in accordance with, or not in contravention of, Section 6.12 solely to the extent Section 6.12 is applicable;

(xv) the Incurrence by Company or any of the Restricted Subsidiaries of Indebtedness or Disqualified Stock, or by any Restricted Subsidiary of Preferred Stock of a Restricted Subsidiary, that serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under Section 7.1(a) and clauses (i)(y), (ii), (iii), (iv), (xii), (xiii), (xv), (xvi), (xx), (xxiv) and (xxv) of this Section 7.1(b) up to the outstanding principal amount (or, if applicable, the liquidation preference, face amount, or the like) or, if greater, committed amount (only to the extent the committed amount could have been Incurred on the date of initial Incurrence and was deemed Incurred at such time for the purposes of this Section 7.1) of such Indebtedness or Disqualified Stock or Preferred Stock, in each case at the time such Indebtedness was Incurred or Disqualified Stock or Preferred Stock was issued pursuant to Section 7.1(a) or clauses (i)(y), (ii), (iii), (iv), (xii), (xiii), (xv), (xvi), (xx), (xxiv) and (xxv) of this Section 7.1(b), or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, plus any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums (including tender premiums), accrued and unpaid interest, expenses, defeasance costs and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that were due on or after the date that is one year following the last maturity date of any Loans then outstanding were instead due on such date (provided that this subclause (1(A)) will not apply to any refunding or refinancing of any Secured Indebtedness);

(B) to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the Loans or a Guarantee, as applicable, such Refinancing Indebtedness is junior to the Loans or the Guarantee, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;

(C) shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness of Company or a Guarantor, or (y) Indebtedness of Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;

(xvi) Indebtedness, Disqualified Stock or Preferred Stock of (A) Company or any Restricted Subsidiary incurred to finance an acquisition after the Bridge Period or (B) Persons that are acquired by Company or any Restricted Subsidiary or are merged, consolidated or amalgamated with or into Company or any Restricted Subsidiary in accordance with the terms of this Agreement (so long as such Indebtedness is not incurred in contemplation of such acquisition, merger, consolidation or amalgamation); provided that after giving effect to such acquisition or merger, consolidation or amalgamation, either:

(A) Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 7.1(a); or

(B) the Fixed Charge Coverage Ratio of Company would be no less than immediately prior to such acquisition or merger, consolidation or amalgamation;

provided, that the amount of Indebtedness, Disqualified Stock and Preferred Stock that may be Incurred or issued, as applicable, pursuant to clause (xvi)(A) by Restricted Subsidiaries that are not Guarantors, together with all Indebtedness, Disqualified Stock or Preferred Stock Incurred by Restricted Subsidiaries that are not Guarantors pursuant the first paragraph of this covenant or clause (xii) above, together with any Refinancing Indebtedness of Restricted Subsidiaries that are not Guarantors incurred in respect thereof, shall not exceed, in the aggregate, the greater of $75 million and 60% of Consolidated EBITDA (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount);

(xvii) Indebtedness Incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse to Company or any Restricted Subsidiary other than a Securitization Subsidiary (except for Standard Securitization Undertakings); provided that the amount of Indebtedness outstanding under this clause (xvii) shall not exceed, when aggregated with all Indebtedness outstanding under clause (i) at the time of Incurrence, the maximum amount permitted under clause (i);

(xviii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(xix) Indebtedness of Company or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to Bank Indebtedness, in a principal amount not in excess of the stated amount of such letter of credit;

(xx) Indebtedness of Restricted Subsidiaries of Company that are not Guarantors not to exceed at any one time outstanding (together with any Refinancing Indebtedness of Restricted Subsidiaries that are not Guarantors incurred in respect thereof pursuant to clause (xv) above) the greater of $40 million or 30% of Consolidated EBITDA as of the date on which such Indebtedness is Incurred (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount);

(xxi) Indebtedness of Company or any Restricted Subsidiary consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xxii) Indebtedness consisting of Indebtedness of Company or a Restricted Subsidiary to current or former officers, directors and employees thereof or any direct or indirect parent thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of Company or any direct or indirect parent of Company to the extent described in Section 7.2(b)(iv); and

(xxiii) Indebtedness in respect of Obligations of Company or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Hedging Obligations;

(xxiv) Existing Target Indebtedness and Target Refinancing Debt.

(c) For purposes of determining compliance with this Section 7.1:

(i) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (i) through (xxiii) of Section 7.1(b) above or is entitled to be Incurred pursuant to Section 7.1(a), then Company may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if Incurred at such later time), such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this Section 7.1; provided that Indebtedness outstanding under the Credit Agreement on the Effective Date shall be incurred under clause (i) of Section 7.1(b) above and may not be reclassified;

(ii) at the time of incurrence, Company will be entitled to divide and classify an item of Indebtedness in more than one of the categories of Indebtedness described in Section 7.1(a) or clauses (i) through (xxiii) of Section 7.1(b) (or any portion thereof) without giving pro forma effect to the Indebtedness Incurred pursuant to any other clause or paragraph of Section 7.1 (or any portion thereof) when calculating the amount of Indebtedness that may be Incurred pursuant to any such clause or paragraph (or any portion thereof); and

(iii) in connection with the Incurrence (including with respect to any Incurrence on a revolving basis pursuant to a revolving loan commitment) of any Indebtedness under Section 7.1(a), clause (i)(y) of Section 7.1(b) or clause (xvi) of Section 7.1(b), Company or the applicable Restricted Subsidiary may, by notice to Agent at any time prior to the actual Incurrence of such Indebtedness designate such Incurrence as having occurred on the date of such prior notice, and any related subsequent actual Incurrence will be deemed for all purposes under this Agreement to have been Incurred on the date of such prior notice.

Accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, amortization of original issue discount, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 7.1. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 7.1.

For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower Dollar equivalent), in the case of revolving credit debt. However, if the Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and the refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of the refinancing, the Dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of the refinancing Indebtedness does not exceed the principal amount of the Indebtedness being refinanced.

Notwithstanding any other provision of this Section 7.1, the maximum amount of Indebtedness that Company and the Restricted Subsidiaries may Incur pursuant to this Section 7.1 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which the respective Indebtedness is denominated that is in effect on the date of the refinancing.

7.2 Limitation on Restricted Payments.

(a) Company shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any distribution on account of any of Company’s or any of the Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving Company (other than (A) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of Company; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary, Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(ii) purchase or otherwise acquire or retire for value any Equity Interests of Company or any direct or indirect parent of Company;

(iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of Company, or any Guarantor (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (vii) and (ix) of Section 7.1(b)); or

(iv) make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iii) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(A) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(B) immediately after giving effect to such transaction on a pro forma basis, Company could Incur $1.00 of additional Indebtedness under Section 7.1(a); and

(C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Company and the Restricted Subsidiaries after the Effective Date (including Restricted Payments permitted by clauses (vi)(C), (viii), (xii)(B) and, solely to the extent provided therein, (xviii) of Section 7.2(b), but excluding all other Restricted Payments permitted by Section 7.2(b)), is less than the amount equal to the Cumulative Credit. Notwithstanding the foregoing, no Restricted Payment may be made in reliance on this paragraph (a) during the Bridge Period.

(b) The provisions of Section 7.2(a) shall not prohibit:

(i) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof, if at the date of declaration or the giving of notice of such irrevocable redemption, as applicable, such payment would have complied with the provisions of this Agreement;

(ii) (A) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of Company, any direct or indirect parent of Company or any Guarantor in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of Company or any direct or indirect parent of Company or contributions to the equity capital of Company (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of Company) (collectively, including any such contributions, “Refunding Capital Stock”);

(B) the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of Company) of Refunding Capital Stock; and

(C) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (vi) of this Section 7.2(b) and not made pursuant to clause (ii)(B), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent of Company) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(iii) the redemption, repurchase, defeasance, or other acquisition or retirement of Subordinated Indebtedness of Company or any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of Company or a Guarantor, which is Incurred in accordance with Section 7.1 so long as:

(A) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable), plus any accrued and unpaid interest, of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired, plus any tender premiums, plus any defeasance costs, fees and expenses incurred in connection therewith);

(B) such Indebtedness is subordinated to the Loans or the related Guarantee of such Guarantor, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value;

(C) such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) 91 days following the last maturity date of any Loans then outstanding; and

(D) such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, defeased, acquired or retired that were due on or after the date that is one year following the last maturity date of any Loans then outstanding were instead due on such date;

(iv) a Restricted Payment to pay for the repurchase, retirement or other acquisition for value of Equity Interests of Company or any direct or indirect parent of Company held by any future, present or former employee, director, officer or consultant of Company or any Subsidiary of Company or any direct or indirect parent of Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate Restricted Payments made under this clause (iv) do not exceed $15.0 million in any calendar year, with unused amounts in any calendar year being permitted to be carried over to succeeding calendar years up to a maximum of $20.0 million in any calendar year; provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds received by Company or any of the Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of Company or any direct or indirect parent of Company (to the extent contributed to Company) to employees, directors, officers or consultants of Company and the Restricted Subsidiaries or any direct or indirect parent of Company that occurs after the Original Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under Section 7.2(a)(iii)), plus

(B) the cash proceeds of key man life insurance policies received by Company or any direct or indirect parent of Company (to the extent contributed to Company) or the Restricted Subsidiaries after the Original Issue Date;

provided that Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year; and provided, further, that cancellation of Indebtedness owing to Company or any Restricted Subsidiary from any present or former employees, directors, officers or consultants of Company, any Restricted Subsidiary or the direct or indirect parents of Company in connection with a repurchase of Equity Interests of Company or any of its direct or indirect parents will not be deemed to constitute a Restricted Payment for purposes of this Section 7.2 or any other provision of this Agreement;

(v) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of Company or any Restricted Subsidiary issued or incurred in accordance with Section 7.1;

(vi) (A) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Original Issue Date;

(B) a Restricted Payment to any direct or indirect parent of Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of Company issued after the Original Issue Date; provided that the aggregate amount of dividends declared and paid pursuant to this clause (B) does not exceed the net cash proceeds actually received by Company from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Original Issue Date ; and

(C) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to Section

7.2(b)(ii); provided, however, in the case of each of clauses (A) and (B) above of this clause (vi), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions and treating such Designated Preferred Stock as Indebtedness for borrowed money for such purpose) on a pro forma basis (including a pro forma application of the net proceeds therefrom), Company would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(vii) Investments in joint ventures and Unrestricted Subsidiaries having an aggregate Fair Market Value (as determined in good faith by Company), taken together with all other Investments made pursuant to this clause (vii) that are at that time outstanding, not to exceed the sum of (a) the greater of $25.0 million and 20% of Consolidated EBITDA as of the date of such Investment and (b) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (vii) is made in any Person that is not Company or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes Company or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) of the definition of Permitted Investments and shall cease to have been made pursuant to this clause (vii) for so long as such Person continues to be Company or a Restricted Subsidiary;

(viii) Restricted Payments that are made with (or in an aggregate amount that does not exceed the aggregate amount of) Excluded Contributions;

(ix) other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (ix) that are at that time outstanding, not to exceed the greater of $75.0 million and 60% of Consolidated EBITDA as of the date such Restricted Payment is made;

(x) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Company or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(xi) with respect to any taxable period for which Company and/or any of its Subsidiaries are members of a consolidated, combined, affiliated, unitary or similar income tax group for U.S. federal and/or applicable state or local income tax purposes of which a direct or indirect parent of Company is the common parent (a “Tax Group”), distributions to any direct or indirect parent of Company to pay the portion of the taxes of such Tax Group attributable to the income of Company and/or its applicable Subsidiaries in an amount not to exceed the amount of any U.S. federal, state and/or local income taxes (as applicable) that Company and/or its applicable Subsidiaries would have paid for such taxable period had Company and/or its applicable Subsidiaries been a stand-alone corporate taxpayer or a stand-alone corporate group with respect to such taxes; provided that distributions attributable to the income of any Unrestricted Subsidiary shall be permitted only to the extent that such Unrestricted Subsidiary made distributions to Company or any Restricted Subsidiary for such purpose;

(xii) any Restricted Payment, if applicable:

(A) in amounts required for any direct or indirect parent of Company to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of Company and general corporate operating and overhead expenses of any direct or indirect parent of Company, in each case, to the extent such fees and expenses are attributable to the ownership or operation of Company, if applicable, and its Subsidiaries;

(B) after the Bridge Period, in amounts required for any direct or indirect parent of Company, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to Company or any Restricted Subsidiary and that has been guaranteed by, or is otherwise considered Indebtedness of, Company Incurred in accordance with Section 7.1; and

(C) in amounts required for any direct or indirect parent of Company to pay fees and expenses related to any equity or debt offering of such parent (whether or not successful);

(xiii) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(xiv) purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing and the payment or distribution of Securitization Fees;

(xv) Restricted Payments by Company or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(xvi) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to provisions similar to those described in Section 7.4 and Section 7.6; provided that all Loans tendered by holders of the Loans in connection with a Change of Control Offer have been repurchased, redeemed or acquired for value;

(xvii) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of Company and the Restricted Subsidiaries, taken as a whole, that complies with Section 7.8; provided that as a result of such consolidation, amalgamation, merger or transfer of assets, Company shall have made a Change of Control Offer (if required by this Agreement) and that all Loans elected to be repaid by the Lenders in connection with such Change of Control Offer have been repaid; and

(xviii) other Restricted Payments; provided that the Consolidated Total Net Leverage Ratio of Company for the most recently ended four full fiscal quarters for which internal financial statements are available, determined on a pro forma basis, is less than 3.50 to 1.00; provided, further, that any Restricted Payments made in reliance on this clause (xviii) shall reduce the Cumulative Credit in an amount equal to the amount of such Restricted Payment but the Cumulative Credit shall not be reduced below zero as a result thereof; provided, further, that no Restricted Payments may be made pursuant to this clause (xviii) during the Bridge Period;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (vi)(B), (vii), (ix), (x), (xii)(B) and (xviii) of this Section 7.2(b), no Default shall have occurred and be continuing or would occur as a consequence thereof (provided, however, that Company may make regularly-scheduled dividend payments on its existing Series A Preferred Stock in accordance with the terms thereof pursuant to Section 7.2(ix), regardless of whether any Default has occurred or is continuing or would occur as a consequence thereof); provided, further, that any Restricted Payments made with property other than cash shall be calculated using the Fair Market Value (as determined in good faith by Company) of such property.

(c) As of the Effective Date, except as set forth on Schedule 6.13 all of the Subsidiaries of Company will be Restricted Subsidiaries. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Company and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

7.3 Dividend and Other Payment Restrictions Affecting Subsidiaries. Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) pay dividends or make any other distributions to Company or any Restricted Subsidiary (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or

(b) make loans or advances to Company or any Restricted Subsidiary that is a direct or indirect parent of such Restricted Subsidiary;

except in each case for such encumbrances or restrictions existing under or by reason of:

(i) (i) contractual encumbrances or restrictions in effect on the Effective Date and (ii) contractual encumbrances or restrictions pursuant to this Agreement, the other Loan Documents, the Credit Agreement and the other Credit Agreement Documents, any Permanent Financing Documents and, in each case, similar contractual encumbrances effected by any amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings of such agreements or instruments;

(ii) the Indenture, the 2019 Notes or the guarantees thereunder;

(iii) applicable law or any applicable rule, regulation or order;

(iv) any agreement or other instrument of a Person acquired by Company or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(v) contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary;

(vi) Secured Indebtedness otherwise permitted to be Incurred pursuant to Section 7.1 and Section 7.7 that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(vii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(viii) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(ix) purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business;

(x) customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business;

(xi) any encumbrance or restriction that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license (including without limitations, licenses of intellectual property) or other contracts;

(xii) any encumbrance or restriction of a Securitization Subsidiary effected in connection with a Qualified Securitization Financing; provided, however, that such restrictions apply only to such Securitization Subsidiary;

(xiii) other Indebtedness, Disqualified Stock or Preferred Stock (a) of Company or any Restricted Subsidiary that is a Guarantor or a Foreign Subsidiary or (b) of any Restricted Subsidiary that is not a Guarantor or a Foreign Subsidiary so long as such encumbrances and restrictions contained in any agreement or instrument will not materially affect Company’s or any Guarantor’s ability to make anticipated principal or interest payments on the Loans (as determined in good faith by Company), provided that in the case of each of clauses (a) and (b), such Indebtedness, Disqualified Stock or Preferred Stock is permitted to be Incurred subsequent to the Effective Date pursuant to Section 7.1;

(xiv) any Restricted Investment not prohibited by Section 7.2 and any Permitted Investment; or

(xv) any encumbrances or restrictions of the type referred to in Section 7.3(a) or (b) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xiv) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Company, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this Section 7.3, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to Company or a Restricted Subsidiary to other Indebtedness Incurred by Company or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

7.4 Asset Sales.

(a) Company shall not, and shall not permit any of the Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) Company or any Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by Company) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by Company or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(i) any liabilities (as shown on Company’s or a Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of Company or a Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Loans or any Guarantee) that are assumed by the transferee of any such assets or that are otherwise cancelled or terminated in connection with the transaction with such transferee,

(ii) any notes or other obligations or other securities or assets received by Company or such Restricted Subsidiary from such transferee that are converted by Company or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received),

(iii) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that Company and each other Restricted Subsidiary are released from any guarantee of payment of such Indebtedness in connection with the Asset Sale,

(iv) consideration consisting of Indebtedness of Company (other than Subordinated Indebtedness) received after the Effective Date from Persons who are not Company or any Restricted Subsidiary, and

(v) any Designated Non-cash Consideration received by Company or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value (as determined in good faith by Company), taken together with all other Designated Non-cash Consideration received pursuant to this Section 7.4(a)(v) that is at that time outstanding, not to exceed the greater of $30.0 million and 25% of Consolidated EBITDA at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be Cash Equivalents for the purposes of this Section 7.4(a).

(b) Within 365 days after Company’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale, Company or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale, at its option:

(i) to repay (A) Indebtedness constituting Bank Indebtedness and other Pari Passu Indebtedness that is secured by a Lien permitted under this Agreement (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto), (B) Indebtedness of a Restricted Subsidiary that is not a Guarantor, (C) the obligations under the Loans or (D) other Pari Passu Indebtedness (provided that if Company or any Guarantor shall so reduce the Obligations under unsecured Pari Passu Indebtedness under this clause (D), Company will equally and ratably reduce the Obligations hereunder), in each case other than Indebtedness owed to Company or an Affiliate of Company; or

(ii) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of Company), assets, or property or capital expenditures, in each case (A) used or useful in a Similar Business or (B) that replace the properties and assets that are the subject of such Asset Sale or to reimburse the cost of any of the foregoing incurred on or after the date on which the Asset Sale giving rise to such Net Proceeds was contractually committed.

In the case of Section 7.4(b)(ii), a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment until the 18-month anniversary of the date of the receipt of such Net Proceeds; provided that in the event such binding commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, then such Net Proceeds shall constitute Excess Proceeds unless Company or such Restricted Subsidiary enters into another binding commitment (a “Second Commitment”) within six months of such cancellation or termination of the prior binding commitment; provided, further, that Company or such Restricted Subsidiary may only enter into a Second Commitment under the foregoing provision one time with respect to each Asset Sale and to the extent such Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied or are not applied within 180 days of such Second Commitment, then such Net Proceeds shall constitute Excess Proceeds.

Pending the final application of any such Net Proceeds, Company or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in any manner not prohibited by this Agreement. Any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the first sentence of this Section 7.4(b) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, Company shall repay the Loans pursuant to Section 2.3(b) (and, at the option of the Company, Pari Passu Indebtedness) in an amount equal to the Excess Proceeds and, upon such prepayment the amount of Excess Proceeds shall be reset at zero.

Notwithstanding anything herein to the contrary, the Company shall not be required to apply the Net Proceeds of any Asset Sale in accordance with this Section 7.4 to the extent that such Net Proceeds arise from an Asset Sale of a Foreign Subsidiary or the assets thereof, and the distribution of such Net Proceeds to the Company in order to comply with this Section 7.4 would cause material adverse tax consequences.

7.5 Transactions with Affiliates.

(a) Company shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $10.0 million, unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by Company or such Restricted Subsidiary with an unrelated Person; and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, Company delivers to Agent a resolution adopted in good faith by the majority of the Board of Directors of Company, approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (i) above.

(b) The provisions of Section 7.5(a) shall not apply to the following:

(i) transactions between or among Company and/or any of the Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and any merger, consolidation or amalgamation of Company and any direct parent of Company; provided that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of Company and such merger, consolidation or amalgamation is otherwise in compliance with the terms of this Agreement and effected for a bona fide business purpose;

(ii) Restricted Payments permitted by Section 7.2 and Permitted Investments;

(iii) the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of Company, any Restricted Subsidiary, or any direct or indirect parent of Company;

(iv) transactions in which Company or any Restricted Subsidiary, as the case may be, delivers to Agent a letter from an Independent Financial Advisor stating that such transaction is fair to Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (i) of Section 7.5(a);

(v) payments or loans (or cancellation of loans) to officers, directors, employees or consultants which are approved by a majority of the Board of Directors of Company in good faith;

(vi) any agreement as in effect as of the Effective Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Effective Date) or any transaction contemplated thereby as determined in good faith by Company;

(vii) the existence of, or the performance by Company or any Restricted Subsidiary of its obligations under the terms of any stockholders or limited liability Company agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Effective Date, any transaction, agreement or arrangement described in the 2019 Notes Offering Memorandum and, in each case, any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by Company or any Restricted Subsidiary of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Effective Date shall only be permitted by this clause (vii) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise more disadvantageous to the Lenders in any material respect than the original transaction, agreement or arrangement as in effect on the Effective Date;

(viii) (A) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to Company and the Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of Company, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (B) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business and consistent with past practice or industry norm;

(ix) any transaction effected as part of a Qualified Securitization Financing;

(x) the issuance of Equity Interests (other than Disqualified Stock) of Company to any Person;

(xi) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of Company or the Board of Directors of any direct or indirect parent of Company, or the Board of Directors of a Restricted Subsidiary, as applicable, in good faith;

(xii) the entering into of any tax sharing agreement or arrangement that complies with Section 7.2(b)(xii) and the performance under any such agreement or arrangement;

(xiii) any contribution to the capital of Company;

(xiv) transactions permitted by, and complying with, Section 7.8;

(xv) transactions between Company or any Restricted Subsidiary and any Person, a director of which is also a director of Company or any direct or indirect parent of Company; provided, however, that such director abstains from voting as a director of Company or such direct or indirect parent of Company, as the case may be, on any matter involving such other Person;

(xvi) pledges of Equity Interests of Unrestricted Subsidiaries;

(xvii) the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business;

(xviii) any employment agreements entered into by Company or any Restricted Subsidiary in the ordinary course of business; and

(xix) transactions undertaken in good faith (as certified by a responsible financial or accounting officer of Company in an Officer’s Certificate) for the purpose of improving the consolidated tax efficiency of Company and its Subsidiaries and not for the purpose of circumventing any covenant set forth in this Agreement.

7.6 Change of Control.

(a) Upon the occurrence of a Change of Control following the Bridge Period, Company shall make an offer (a “Change of Control Offer”) to repay the Loans pursuant to the offer described below at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of repayment (subject to the right of the Lenders to receive interest due on the relevant Interest Payment Date).

(b) Whenever Company is required to make a Change of Control Offer pursuant to this Section 7.6, Company shall send a written notice (a “Prepayment Offer Notice”) of such Change of Control Offer to Agent (who shall promptly forward it to the Lenders) within 30 days of the occurrence of such Change of Control stating:

(i) that a Change of Control has occurred and that such Lender has the right to require Company to repay the Loans at a price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the date of repayment (subject to the right of the Lenders to receive interest on the relevant Interest Payment Date);

(ii) the circumstances and relevant facts and financial information regarding such Change of Control;

(iii) the repayment date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is sent), and the manner in which the Lenders can either accept or decline such Change of Control Offer prior to the expiry date set forth in the related Prepayment Offer Notice. Any Lender who did not respond to the Prepayment Offer Notice by the time prescribed therefor in the Prepayment Offer Notice shall be presumed to have declined the Change of Control Offer; and

On the repayment date (as set forth in the relevant Prepayment Offer Notice), Company shall prepay all Loans held by the Lenders who accepted such Change of Control Offer.

(c) A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

7.7 Liens.

(a) Company shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (except Permitted Liens) on any asset or property of Company or such Restricted Subsidiary securing Indebtedness of Company or a Restricted Subsidiary unless the Loans are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the Loans) the obligations so secured until such time as such obligations are no longer secured by a Lien.

(b) Any Lien that is granted to secure the Loans or any Guarantee under Section 7.7(a) shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Loans or such Guarantee under Section 7.7(a).

(c) For purposes of determining compliance with this Section 7.7, (i) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to Section 7.7(a) but may be permitted in part under any combination thereof and (ii) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to Section 7.7(a), Company may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if Incurred at such later time), such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the categories of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to Section 7.7(a) and, in such event, such Lien securing such item of Indebtedness (or any portion thereof) will be treated as being Incurred or existing pursuant to only such clause or clauses (or any portion thereof) or pursuant to Section 7.7(a) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Liens or Indebtedness that may be Incurred pursuant to any other clause or paragraph.

(d) With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of Company, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (3) of the definition of “Indebtedness.”

7.8 When Company and Guarantors May Merge or Transfer Assets.

(a) Company may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not Company is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(i) Company is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company or similar entity organized or existing under the laws of the United States, any state thereof, or the District of Columbia (Company or such Person, as the case may be, being herein called the “Successor Company”); provided that in the event that the Successor Company is not a corporation, a co-obligor of the Loans is a corporation;

(ii) the Successor Company (if other than Company) expressly assumes all the obligations of Company under the Loan Documents pursuant to joinder or other applicable documents or instruments in form reasonably satisfactory to Agent;

(iii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Default shall have occurred and be continuing;

(iv) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), either

(A) the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 7.1(a); or

(B) the Fixed Charge Coverage Ratio of Company would be no less than such ratio immediately prior to such transaction;

(v) if Company is not the Successor Company, each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental documentation confirmed that its Guarantee shall apply to such Person’s obligations under the Loan Documents; and

(vi) the Successor Company shall have delivered to Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental documentation (if any) comply with this Agreement.

The Successor Company (if other than Company) will succeed to, and be substituted for, Company under this Agreement and the other Loan Documents, and in such event Company will automatically be released and discharged from its obligations under this Agreement and the other Loan Documents. Notwithstanding the foregoing clauses (iii) and (iv) of this Section 7.8(a), (A) Company or any Restricted Subsidiary may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to a Restricted Subsidiary or, provided that Company is the Successor Company, Company, and (B) Company may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating Company in another state of the United States or the District of Columbia (collectively, “Permitted Jurisdictions”) or may convert into a corporation, partnership or limited liability company, so long as the amount of Indebtedness of Company and the Restricted Subsidiaries is not increased thereby. This Section 7.8(a) will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Company and the Restricted Subsidiaries.

(b) Subject to Section 13.9 hereof, no Guarantor shall, and Company shall not permit any such Guarantor to, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not such Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person (unless:

(i) either (A) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a company, corporation, partnership or limited liability company or similar entity organized or existing under the laws of the United States, any state thereof or the District of Columbia (such Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”) and the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under this Agreement and the other Loan Documents or the Guarantee, as applicable, pursuant to supplemental documentation or other applicable documents or instruments in form reasonably satisfactory to Agent, or (B) such sale or disposition or consolidation, amalgamation or merger is not in violation of Section 7.4; and

(ii) the Successor Guarantor (if other than such Guarantor) shall have delivered or caused to be delivered to Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental documentation (if any) comply with this Agreement.

Except as otherwise provided in this Agreement, the Successor Guarantor (if other than such Guarantor) will succeed to, and be substituted for, such Guarantor under this Agreement and the other Loan Documents or the Guarantee, as applicable, and such Guarantor will automatically be released and discharged from its obligations under this Agreement and the other Loan Documents or its Guarantee. Notwithstanding the foregoing, (1) a Guarantor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating such Guarantor in a Permitted Jurisdiction or may convert into a limited liability company, corporation, partnership or similar entity organized or existing under the laws of any Permitted Jurisdiction so long as the amount of Indebtedness of such Guarantor is not increased thereby and (2) a Guarantor may merge, amalgamate or consolidate with Company or another Guarantor.

In addition, notwithstanding the foregoing, a Guarantor may consolidate, amalgamate or merge with or into or wind up or convert into, liquidate, dissolve, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets to Company or any Guarantor.

Notwithstanding the foregoing, if and for so long as the Capital Stock of Target constitute “margin stock” within the meaning of Regulation U, this Section 7.8 shall not apply to and shall not restrict the Company or any of its Subsidiaries’ ability to dispose of such Capital Stock to the extent that the value of such Capital Stock, together with the value of all other margin stock held by the Borrower and its Subsidiaries, exceeds 25% of the total value of their assets subject to this Section 7.8.

7.9 [Reserved].

7.10 Tender Offer and Related Matters. The Acquisition Agreement and the Offer Document shall not be amended, supplemented or modified, and no consent of the Borrower shall be granted thereunder, in any manner materially adverse to the interests of the Lenders or the Lead Arranger without the consent of the Agent; provided that any (a) decrease in the price paid per share of Capital Stock of Target in connection with the Private Sale or the Offer of (x) more than 10% or (y) less than 10% if such decrease is not allocated to reduce the Commitments or (b) increase in the price paid per share of Capital Stock of Target in connection with the Acquisition that is not funded with the proceeds of an issuance of Equity Interests of Company shall, in each case, be deemed to be a modification that is materially adverse to the Lenders.

8.	TERM

8.1 Termination. The financing arrangements contemplated hereby shall be in effect until the Commitments have been terminated and the Loans have been paid in full.

9.	DEFAULTS AND REMEDIES

9.1 Events of Default. The occurrence of any one or more of the following events constitute an “Event of Default”:

(a) there is a default in any payment of interest on any Loans when due, and such default continues for a period of 30 days;

(b) there is a default in the payment of principal or premium, if any, of any Loans when due, upon declaration or otherwise;

(c) there is a failure by the Company for 120 days after receipt of written notice given by the Agent or the Lenders holding not less than 25% in aggregate principal amount of the Loans and Commitments then outstanding (with a copy to the Agent) to comply with any of its obligations, covenants or agreements in Section 5.1;

(d) there is a failure by the Company or any Restricted Subsidiary for 60 days after written notice given by the Agent or the Lenders holding not less than 25% in aggregate principal amount of the Loans and Commitments then outstanding (with a copy to the Agent) to comply with its other obligations, covenants or agreements (other than a default referred to in clauses (a), (b) or (c) above) contained in this Agreement;

(e) there is a failure by the Company or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay any Indebtedness (other than Indebtedness owing to the Company or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $40.0 million or its foreign currency equivalent;

(f) the Company or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case;

(ii) consents to the entry of an order for relief against it in an involuntary case;

(iii) consents to the appointment of a Custodian of it or for any substantial part of its property; or

(iv) makes a general assignment for the benefit of its creditors or takes any comparable action under any foreign laws relating to insolvency,

(g) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Company or any Significant Subsidiary in an involuntary case;

(ii) appoints a Custodian of the Company or any Significant Subsidiary or for any substantial part of its property; or

(iii) orders the winding up or liquidation of the Company or any Significant Subsidiary;

or any similar relief is granted under any foreign laws and, in each case, the order or decree remains unstayed and in effect for 60 days;

(h) there is a failure by the Company or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $40.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days;

(i) the Guarantee of a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) with respect to the Obligations ceases to be in full force and effect (except as contemplated by the terms thereof), or the Company or any other Guarantor that qualifies as a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) denies or disaffirms its obligations under this Agreement with respect to the Obligations hereunder and such Default continues for 10 days; or

(j) a Change of Control shall have occurred during the Bridge Period.

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (c) or (d) above shall not constitute an Event of Default until the Agent or the Lenders holding not less than 25% in aggregate principal amount of the Loans and Commitments then outstanding (with a copy to the Agent) of the default and the Company fails to cure such default within the time specified in clause (c) or (d) hereof after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”

9.2 Remedies.

(a) [reserved].

(b) Subject in all respects to Section 3.3, if any Event of Default has occurred and is continuing, Agent shall, at the written request of the Requisite Lenders, take any or all of the following actions (i) declare all or any portion of the Obligations hereunder, including all or any portion of any Loan to be forthwith due and payable, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Company and each other Credit Party; or (ii) exercise any rights and remedies provided to Agent under the Loan Documents or at law or equity, including all remedies provided under the Code and any other applicable law of any jurisdiction; provided, that subject to Section 3.3, upon the occurrence of an Event of Default specified in Section 9.1(f) or Section 9.1(g) relating to the Borrower only, all of the Obligations hereunder shall become immediately due and payable without declaration, notice or demand by any Person. Agent shall, as soon as reasonably practicable, provide to Borrower notice of any action taken pursuant to this Section 9.2(b) (but failure to provide such notice shall not impair the rights of Agent or the Lenders hereunder and shall not impose any liability upon Agent or the Lenders for not providing such notice).

9.3 Clean-up Period. During the period beginning on the Acquisition Closing Date and ending on the later of (i) 90 days from and including the Acquisition Closing Date and (ii) 60 days following the discovery by an Officer of Borrower of a Target Default (as defined below), which discovery occurs within the time period referred to in clause (i) (the “Clean-up Period”), none of Agent or any Lender may (x) declare that a Default or an Event of Default has occurred (and no such Default or Event of Default will be deemed to otherwise exist hereunder during the Clean-Up Period), or (y) terminate the Commitments, refuse to fund Loans or declare the Loans to be due and payable as a result solely of one or more Defaults or Events of Default described in Section 9.1, in each case, insofar as it relates to Target or any of its Subsidiaries (including for the avoidance of doubt any Default or Event of Default arising under Section 9.1(e) with respect to Indebtedness of Target) (a “Target Default”); provided that:

(a) the event or circumstance giving rise to such Target Default, or the result of such Target Default, (i) directly relates to Target or any of its Subsidiaries (or any of their businesses, assets or liabilities), (ii) is capable of being cured or remedied during the Clean-up Period and (subject to any restrictions and limitations on the influence the Borrower may exercise as shareholder of Target pursuant to mandatory French corporate law) commercially reasonable steps are taken by Borrower to remedy it, (iii) could not reasonably be expected to have a Material Adverse Effect, and (iv) has not been procured or approved by Borrower or any of its Subsidiaries (other than Target and its Subsidiaries); and

(b) that Agent and the Lenders shall be entitled to exercise any and all rights and remedies granted to them hereunder and under the Loan Documents with respect to any such Default or Event of Default that is still in existence after the expiration of the Clean-up Period, subject, for the avoidance of doubt, to Section 3.3 in all respects.

10.	APPOINTMENT OF AGENT

10.1 Appointment of Agents. MSSF, as Agent, is hereby appointed to act on behalf of all Lenders with respect to the administration of the Loans and the Commitments made to Company under this Agreement and the other Loan Documents. The provisions of this Section 10.1 are solely for the benefit of Agent and Lenders and no Credit Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof (other than Sections 10.6). In performing its functions and duties under this Agreement and the other Loan Documents, Agent shall act solely as an agent of Lenders and does not assume or shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party or any other Person. Agent shall not have any duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents. The duties of Agent shall be mechanical and administrative in nature and no Agent shall have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender. Except as expressly set forth in this Agreement and the other Loan Documents, Agent shall not have any duty to disclose, nor shall they be liable for failure to disclose, any information relating to any Credit Party or any of their respective Subsidiaries that is communicated to or obtained by Agent or any of its Affiliates in any capacity. Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment.

If Agent shall request instructions from Requisite Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders or all affected Lenders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining. Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of Agent be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the reasonable opinion of Agent expose Agent to Environmental Liabilities, or (c) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Lenders or all affected Lenders, as applicable.

10.2 Agents’ Reliance, Etc. Neither Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages caused by its or their own gross negligence or willful misconduct or that of its Affiliates or their respective directors, officers, agents or employees as determined by a court of competent jurisdiction in a final and non-appealable judgment. Without limiting the generality of the foregoing, Agent: (a) [reserved]; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Credit Party or to inspect the books and records of any Credit Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by fax, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties; and (g) shall be entitled to delegate any of its duties hereunder to one or more sub-agents.

Except for action requiring the approval of Requisite Lenders or all Lenders, as the case may be, Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, and with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this Agreement, unless Agent shall have been instructed by Requisite Lenders or all Lenders, as the case may be, to exercise or refrain from exercising such rights or to take or refrain from taking such action. No Agent shall incur any liability to the Lenders under or in respect of this Agreement with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment or which may seem to it to be necessary or desirable in the circumstances, except for its own gross negligence, bad faith, material breach or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment. No Agent shall be liable to any Lender in acting or refraining from acting under this Agreement in accordance with the instructions of Requisite Lenders or all Lenders, as the case may be, and any action taken or failure to act pursuant to such instructions shall be binding on all Lenders.

10.3 MSSF and Affiliates. With respect to its Commitments hereunder, MSSF shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include MSSF in its individual capacity. MSSF and each of its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Credit Party, any of their Affiliates and any Person who may do business with or own securities of any Credit Party or any such Affiliate, all as if MSSF were not Agent and without any duty to account therefor to Lenders. MSSF and each of its Affiliates may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

10.4 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the Financial Statements referred to in Section 4.4(a) and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Credit Parties and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest. Each Lender acknowledges the potential conflict of interest between MSSF, as a Lender, holding disproportionate interests in the Loans, and MSSF, as Agent.

10.5 Indemnification. Each Lender severally agrees to indemnify Agent (to the extent not reimbursed by Credit Parties and without limiting the obligations of Credit Parties hereunder), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Agent in connection therewith in accordance with its Pro Rata Share; provided, that no Lender shall be liable to Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct of Agent as determined by a court of competent jurisdiction in a final and non-appealable judgment. Without limiting the foregoing, each Lender severally agrees to reimburse Agent promptly upon demand for its Pro Rata Share of any out-of-pocket expenses (including reasonable counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Credit Parties.

10.6 Successor Agent. Agent may resign at any time by giving not less than thirty (30) days’ prior written notice thereof to Lenders and Company. Upon any such resignation, the Requisite Lenders (in consultation with Company) shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the resigning Agent’s giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank, financial institution or trust company. If no successor Agent has been appointed pursuant to the foregoing, within thirty (30) days after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of Agent hereunder, in each case, until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above. Any successor Agent appointed by Requisite Lenders hereunder shall be subject to the approval of Company, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be required if an Event of Default has occurred and is continuing. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent’s resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue. After any resigning Agent’s resignation hereunder, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Loan Documents.

10.7 Setoff and Sharing of Payments. Subject to Section 3.3 hereof, in addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time or from time to time, without prior notice to any Credit Party or to any Person other than Agent, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account of a Credit Party (regardless of whether such balances are then due to such Credit Party) and any other Indebtedness at any time held or owing by that Lender or that holder to or for the credit or for the account of a Credit Party against and on account of any of the Obligations hereunder that are not paid when due; provided that the Lender exercising such offset rights shall give notice thereof to the affected Credit Party promptly after exercising such rights. Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations hereunder in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations hereunder as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares (other than offset rights exercised by any Lender with respect to Sections 2.11, 2.13 or 2.14). Each Credit Party agrees, to the fullest extent permitted by law and subject to the limitations set forth above, that any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations hereunder owed to it and may sell participations in such amounts so offset to other Lenders and holders. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest. If a Non-Funding Lender or Impacted Lender receives any such payment as described in this Section 10.7, such Lender shall turn over such payments to Agent in an amount that would satisfy the cash collateral requirements set forth in Section 2.1(d).

10.8 Dissemination of Information. Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by Agent from any Credit Party, any Subsidiary, any Lender or any other Person under or in connection with this Agreement or any other Loan Document except (i) as specifically provided for in this Agreement or any other Loan Document, and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of Agent at the time of receipt of such request and then only in accordance with such specific request.

10.9 Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement (other than exercising any rights of setoff) without first obtaining the prior written consent of Agent and Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement shall be taken in concert and at the direction or with the consent of Agent or Requisite Lenders; provided, however, that (i) each Lender shall be entitled to file a proof of claim in any proceeding under any Insolvency Law to the extent that such Lender disagrees with Agent’s composite proof of claim filed on behalf of all Lenders and (ii) each Lender shall be entitled to vote its claim with respect to any plan of reorganization in any proceeding under any Insolvency Law.

10.10 Procedures. Agent is hereby authorized by each Credit Party and each other Person to whom any Obligations hereunder are owed to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Loans and other matters incidental thereto. Without limiting the generality of the foregoing, Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents and similar items on, by posting to or submitting and/or completion on, E-Systems. The posting, completion and/or submission by any Credit Party of any communication pursuant to an E-System shall constitute a representation and warranty by the Credit Parties that any representation, warranty, certification or other similar statement required by the Loan Documents to be provided, given or made by a Credit Party in connection with any such communication is true, correct and complete in all material respects except as expressly noted in such communication or otherwise on such E-System.

10.11 [Reserved].

10.12 Additional Agents. None of the Lenders or other entities identified on the facing page of this Agreement as a “syndication agent”, “documentation agent”, “arranger” or “bookrunner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document other than those applicable to all Lenders as such. No Agent, Lender, “syndication agent”, “documentation agent”, “arranger” or “bookrunner” has any fiduciary relationship with or duty to any Credit Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Agent and Lenders, on one hand, and the Credit Parties, on the other hand, in connection herewith or with such other Loan Documents is solely that of debtor and creditor. Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any other Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other entities so identified in deciding to enter into this Agreement or any other Loan Document or in taking or not taking action hereunder or thereunder. If necessary or appropriate Agent may appoint a Person to serve as separate collateral agent under any Loan Document. Each right and remedy intended to be available to Agent under the Loan Document shall also be vested in Agent. The Lenders shall execute and deliver any instrument or agreement that Agent may request to effect such appointment. If such Person appointed by Agent shall die, dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of Agent, to the extent permitted by applicable law, shall vest in and be exercised by Agent until appointment of a new agent.

10.13 Distribution of Materials to Lenders.

(a) Company acknowledges and agrees that the Loan Documents and all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, Company hereunder (collectively, the “Company Materials”) may be disseminated by, or on behalf of, Agent, and made available to, the Lenders by posting such Company Materials on an E-System (the “Company Workspace”). Company authorizes Agent to download copies of its logos from its website and post copies thereof on Company Workspace. Company hereby acknowledge that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive MNPI) (each, a “Public Lender”). Company hereby agrees that it will use commercially reasonable efforts to identify that portion of Company Materials that may be distributed to the Public Lenders and that (i) all such Company Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Company Materials “PUBLIC,” Company shall be deemed to have authorized Agent and the Lenders to treat such Company Materials as either publicly available information or not material information (although it may be sensitive, confidential and proprietary) with respect to Company, its Subsidiaries or their securities for purposes of United States federal and state securities laws, (iii) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of Company Workspace designated “Public Investor”, and (iv) Agent shall be entitled to treat Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of Company Workspace not designated “Public Investor.”

(b) Each Lender represents, warrants, acknowledges and agrees that (i) Company Materials may contain MNPI concerning Company, its Affiliates or their securities, (ii) it has developed compliance policies and procedures regarding the handling and use of MNPI, and (iii) it shall use all such Company Materials in accordance with Section 12.8 and any applicable laws and regulations, including federal and state securities laws and regulations.

(c) If any Lender has elected to abstain from receiving MNPI concerning Company, their Affiliates or their securities, such Lender acknowledges that, notwithstanding such election, Agent and/or Company will, from time to time, make available syndicate-information (which may contain MNPI) as required by the terms of, or in the course of administering the credit facilities, including this Agreement and the other Loan Documents, to the credit contact(s) identified for receipt of such information on the Lender’s administrative questionnaire who are able to receive and use all syndicate-level information (which may contain MNPI) in accordance with such Lender’s compliance policies and Contractual Obligations and applicable law, including federal and state securities laws; provided that if such contact is not so identified in such questionnaire, the relevant Lender hereby agrees to promptly (and in any event within one (1) Business Day) provide such a contact to Agent and Company upon oral or written request therefor by Agent or Company. Notwithstanding such Lender’s election to abstain from receiving MNPI, such Lender acknowledges that if such Lender chooses to communicate with Agent, it assumes the risk of receiving MNPI concerning Company, its Affiliates or their securities.

10.14 Agent. Notwithstanding anything to the contrary set forth in this Agreement, all determinations of Agent under the Loan Documents shall be made by Agent.

11.	ASSIGNMENT AND PARTICIPATIONS; SUCCESSORS AND ASSIGNS

11.1 Assignment and Participations.

(a) Subject to the terms of this Section 11.1, any Lender may make an assignment, or sell participations in, at any time or times, the Loan Documents, Loans and any Commitment or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder, to an Eligible Assignee. Any assignment by a Lender shall be subject to the following conditions:

(i) Assignment Agreement. Any assignment by a Lender shall require (A) the execution of an assignment agreement (the “Assignment Agreement”) substantially in the form attached hereto as Exhibit 11.1(a) or otherwise in form and substance reasonably satisfactory to and acknowledged by Agent and (B) the payment of a processing and recordation fee of $3,500 by the assignor or assignee to Agent (unless such assignment is to a Lender or an Affiliate of a Lender or an Approved Fund). Agent, acting as Borrower’s agent, shall maintain at one of its offices listed in Section 12.10 (as may be updated from time to time pursuant to Section 12.10), a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of each Lender pursuant to the terms hereof from time to time (the “Register”). Agent shall accept and record into the Register each Assignment Agreement that it receives which is executed and delivered in accordance with the terms of this Agreement. The entries in the Register shall be conclusive, absent manifest error, and Borrower, Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and the Lenders, at any reasonable time and from time to time upon reasonable prior notice.

(ii) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in Section 11.1(a)(ii)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment shall not be less than €5,000,000 , and in increments of €1,000,000 unless each of (1) Agent and (2) so long as no Event of Default under Sections 9.1 (a), (f) or (g) has occurred and is continuing, Company otherwise consents (each such consent not to be unreasonably withheld or delayed, and Company shall be deemed to have consented to such assignment unless Company shall have objected thereto by written notice to Agent within ten (10) Business Days after having received such Assignment Agreement).

(iii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this Section 11.1(a)(iii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis (if any).

(iv) Required Consents. No consent shall be required for any assignment except to the extent required by Section 11.1(a)(ii)(B) and, in addition:

(A) the consent of Company for any assignment (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (x) solely with respect to Loans (and not with respect to any Commitment), an Event of Default has occurred and is continuing at the time of such assignment, (y) solely with respect to Loans (and not with respect to any Commitment) a Demand Failure Event has occurred or (z) such assignment is to a Lender or, solely with respect to Loans (and not with respect to any Commitment), an Affiliate of a Lender or an Approved Fund; provided that Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Agent within ten (10) Business Days after having received notice thereof; and

(B) the consent of Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for assignments in respect of any Loan or Commitment if such assignment is to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

(b) In the case of an assignment by a Lender under this Section 11.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment. Company hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Company to the assignee and that the assignee shall be considered to be a “Lender”. In all instances, each Lender’s liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender’s Pro Rata Share of the applicable Commitment. In the event Agent or any Lender assigns or otherwise transfers all or any part of the Obligations hereunder, Agent or any such Lender shall so notify Company. Notwithstanding the foregoing provisions of this Section 11.1, (i) any Lender may at any time pledge the Obligations hereunder held by it and such Lender’s rights under this Agreement and the other Loan Documents to a Federal Reserve Bank, and any Lender that is an investment fund may assign the Obligations hereunder held by it and such Lender’s rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor; provided, that no such pledge to a Federal Reserve Bank shall release such Lender from such Lender’s obligations hereunder or under any other Loan Document and (ii) no assignment shall be made to any Credit Party, any Subsidiary of a Credit Party or any Affiliate of a Credit Party.

(c) (i) Any participation by a Lender of all or any part of its Commitments shall be made with the understanding that all amounts payable by Borrower hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, the Loans participated; (ii) any extension of the final maturity date thereof; and (iii) any release of all or substantially all of the Guarantees (other than in accordance with the terms of this Agreement or the other Loan Documents). Solely for purposes of Sections 2.11, 2.13 and 2.14 Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of Borrower to the participant and the participant shall be considered to be a “Lender”; provided, that, a participant shall not be entitled to receive any greater payment under Sections 2.13 and 2.14 than the Lender from whom it received its participation would have been entitled with respect to the participation sold to such participant (unless the sale of the participation to the participant is made with Borrower’s prior written consent). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register. Except as set forth in the preceding sentence neither Borrower nor any Credit Party shall have any obligation or duty to any participant. Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred. Notwithstanding anything to the contrary contained in the Loan Documents, no Lender may assign or sell a participation to any Person that is not an Eligible Assignee and participations shall not require Borrower’s or Agent’s prior written consent.

(ii) Upon the automatic conversion of the Loans into Senior Unsecured Term Loans on the Senior Conversion Date, each Lender shall cancel on its records a principal amount of the Loans held by such Lender corresponding to the principal amount of Senior Unsecured Term Loans of such Lender, which corresponding principal amount of the Loans shall be satisfied by the automatic conversion of such Loans into Senior Unsecured Term Loans in accordance with Section 2.2(b).

(d) Except as expressly provided in this Section 11.1, no Lender shall, as between Company and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans or other Obligations hereunder owed to such Lender.

(e) Any Lender may furnish information concerning Credit Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided that such Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 12.8.

(f) No Lender shall assign or sell participations in any portion of its Loans or Commitments to a potential Lender or participant, if, as of the date of the proposed assignment or sale, the assignee Lender or participant would be subject to capital adequacy or similar requirements under Section 2.14(a), increased costs under Section 2.14(b), an inability to fund EURIBOR Loans under Section 2.14(c), or withholding taxes in accordance with Section 2.13(a).

11.2 Successors and Assigns. This Agreement and the other Loan Documents is binding on and inures to the benefit of each Credit Party, Agent, Lender and their respective successors and assigns (including, in the case of any Credit Party, a debtor-in-possession on behalf of such Credit Party), except as otherwise provided herein or therein. No Credit Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Agent and all of the Lenders; provided that Agent and the Lenders shall be deemed to have consented to any assignment, transfer, hypothecation or conveyance of rights, benefits, obligations or duties to any successor of a Credit Party as a result of the consummation of a merger, consolidation, amalgamation or other fundamental change or transaction permitted under Section 7. Any such purported assignment, transfer, hypothecation or other conveyance by any Credit Party without the prior express written consent of Agent and all of the Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Credit Party, Agent and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents (other than the Indemnified Persons).

11.3 Certain Assignees. No assignment or participation may be made to Company, any Affiliate of Company, Non-Funding Lender or a natural person.

12.	MISCELLANEOUS

12.1 Complete Agreement; Modification of Agreement. This Agreement shall become effective when it shall have been executed by Company, the other Credit Parties signatory hereto, the Lenders and Agent. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, Company, the other Credit Parties party hereto, Agent and each Lender, their respective successors and permitted assigns. Except as expressly provided in any Loan Document, none of Company, any other Credit Party, any Lender or Agent shall have the right to assign any rights or obligations hereunder or any interest herein. The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 12.2. Any letter of interest, commitment letter, fee letter or confidentiality agreement, if any, between any Credit Party and any Agent or any Lender or any of their respective Affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement.

12.2 Amendments and Waivers.

(a) Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Company and by Requisite Lenders or all directly and adversely affected Lenders as provided in Section 12.2(c). Except as set forth in clauses (b) and (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

(b) No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 3.1 or Section 3.2 to the making of any Loan shall be effective unless the same shall be in writing and signed by Requisite Lenders and Company. Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Major Default shall be effective for purposes of the conditions precedent to the making of Loans set forth in Section 3.2 unless the same shall be in writing and signed by Agent and Requisite Lenders.

(c) No amendment, modification, termination or waiver shall, unless in writing and signed by Agent and each Lender directly affected thereby: (i) increase the principal amount of any Lender’s Commitment (which action shall be deemed only to affect those Lenders whose Commitments are increased); (ii) reduce the principal of, rate of interest on, composition of interest on (i.e., cash pay or payment-in-kind) or Fees payable with respect to any Loan of any affected Lender (provided, however, in each case, the waiver of any Default or Event of Default or the implementation or revocation of Default Rate interest shall not constitute a reduction in the rate of interest or any Fee); (iii) extend the final maturity date of the principal amount of any Loan of any Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees or other Obligations hereunder as to any affected Lender (provided, however, in each case, the waiver of any Default or Event of Default or the implementation or revocation of Default Rate interest shall not constitute a reduction in the rate of interest or any Fee); (v) release all or substantially all of the Guarantees, except as otherwise permitted herein or in the other Loan

Documents; (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that shall be required for Lenders or any of them to take any action hereunder; (vii) amend or waive this Section 12.2 or the definition of the term “Requisite Lenders”; or (viii) amend the allocation and waterfalls in Section 2.9. Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent under this Agreement or any other Loan Document shall be effective unless in writing and signed by Agent in addition to Lenders required hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 12.2 shall be binding upon each holder of the Obligations hereunder at the time outstanding and each future holder of the Obligations hereunder.

(d) If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of all Lenders or all directly and adversely affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 12.2(d) being referred to as a “Non-Consenting Lender”), then, with respect to this Section 12.2(d), so long as Agent is not a Non-Consenting Lender, at Company’s request, Agent or a Person reasonably acceptable to Agent shall have the right with Agent’s consent (but shall have no obligation) to purchase from any such Non-Consenting Lenders, and any such Non-Consenting Lenders agree that they shall, upon Agent’s request, sell and assign to Agent or such Person, all of the Commitments of any such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by such Non-Consenting Lenders and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement. In the event that a Non-Consenting Lender does not execute an Assignment Agreement pursuant to Section 11.1 within five (5) Business Days after receipt by such Non-Consenting Lender of notice of replacement pursuant to this Section 12.2(d) and presentation to such Non-Consenting Lender of an Assignment Agreement evidencing an assignment pursuant to this Section 12.2(d), Company shall be entitled (but not obligated) to execute such Assignment Agreement on behalf of any such Non-Consenting Lender, and any such Assignment Agreement so executed by Company, the replacement Lender and Agent, shall be effective for purposes of this Section 12.2(d) and Section 11.1.

(e) [Reserved]

(f) Notwithstanding anything to the contrary contained in this Section 12.2, in the event that Company requests that this Agreement be modified or amended in a manner that would require the unanimous consent of all of the Lenders and such modification or amendment is agreed to by the Requisite Lenders, then with the consent of Company, Agent and the Requisite Lenders, Company, Agent and the Requisite Lenders shall be permitted to amend this Agreement without the consent of the Non-Consenting Lenders to provide for (i) the termination of the Commitment of each Non-Consenting Lender at the election of Company, Agent and the Requisite Lenders, (ii) simultaneously with the Commitment termination provided for in the foregoing clause (i), the addition to this Agreement of one or more other financial institutions (each of which shall be acceptable to Agent), or an increase in the Commitment of one or more of the Requisite Lenders (with the written consent thereof), so that the total Commitment after giving effect to such amendment shall be in the same amount as the total Commitment immediately before giving effect to such amendment, so long as such new or increased Commitments are on the same terms and provisions (including, without limitation, economic terms with respect to interest rates, pricing, fees, maturity date, etc.) as the Commitment terminated pursuant to the foregoing clause (i), (iii) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new financial institutions or Requisite Lender(s), as the case may be, as may be necessary to repay in full, at par, the outstanding Loans of the Non-Consenting Lenders immediately before giving effect to such amendment and (iv) such other modifications to this Agreement as may be appropriate to effect the foregoing clauses (i)-(iii).

(g) Further, notwithstanding anything to the contrary contained in this Section 12.2, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Agent (but without the consent of any Lender) to the extent necessary to cure any ambiguity, omission, defect or inconsistency; provided, that the Agent shall notify the Lenders of any such proposed modifications and no such modification shall become effective if the Required Lenders have objected thereto within five (5) Business Days after the delivery of such notice.

12.3 Fees and Expenses. Company shall reimburse: (i) Agent and Lead Arranger for all reasonable documented fees, reasonable documented out-of-pocket costs and expenses (including the reasonable documented fees and reasonable documented out-of-pocket expenses of one firm of counsel); and (ii) Agent and Lead Arranger (and, with respect to clauses (b), (c) and (d) below, all Lenders for all reasonable documented out-of-pocket fees, costs and expenses, including the reasonable documented fees, reasonable documented out-of-pocket costs and expenses of one firm of counsel for Agent, Lead Arranger and Lenders, taken as a whole, and a single local counsel in each relevant jurisdiction and in the case of an actual or potential conflict of interest where Agent, Lead Arranger or the Lender affected by such conflict informs Agent of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Person), incurred in connection with the negotiation, preparation and filing and/or recordation of the Loan Documents, and incurred in connection with:

(a) any amendment, modification or waiver of, consent with respect to, or termination of, any of the Loan Documents or advice in connection with the syndication and administration of the Loans made pursuant hereto or its rights hereunder or thereunder;

(b) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, any Credit Party or any other Person and whether as a party, witness or otherwise) in any way relating to any of the Loan Documents and the transactions contemplated thereby or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof; in connection with a case commenced by or against any or all of the Credit Parties or any other Person that may be obligated to Agent by virtue of the Loan Documents; including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided, that no Person shall be entitled to reimbursement under this clause (b) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Person’s (or such Person’s Related Person’s) gross negligence, bad faith, material breach or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment); provided, further, that no Indemnified Person will be indemnified for any such cost, expense or liability to the extent of any dispute solely among Indemnified Persons other than claims against Agent, in such capacity in connection with fulfilling any such roles;

(c) any attempt to enforce any remedies of Agent against any or all of the Credit Parties or any other Person that may be obligated to Agent or any Lender by virtue of any of the Loan Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loans during the pendency of one or more Events of Default;

(d) any workout or restructuring of the Loans upon the occurrence and during the continuance of one or more Events of Default; and

(e) efforts to (i) monitor the Loans or any of the other Obligations and (ii) evaluate, observe or assess any of the Credit Parties or their respective affairs; including, as to each of clauses (a) through (d) above, all reasonable and documented professionals fees, including, but not limited to attorneys’ fees arising from such services and other advice, assistance or other representation, including those in connection with any appellate proceedings, and all reasonable documented out-of-pocket expenses, costs, charges and other fees incurred by such professionals in connection with or relating to any of the events or actions described in this Section 12.3. All amounts under this Section 12.3 shall be payable no later than 20 days after written demand therefore (together with reasonably detailed supporting documentation submitted to a Financial Officer of Company).

12.4 No Waiver. Agent’s or any Lender’s failure, at any time or times, to require strict performance by the Credit Parties of any provision of this Agreement or any other Loan Document shall not waive, affect or diminish any right of Agent or such Lender thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. Subject to the provisions of Section 12.2, none of the undertakings, agreements, warranties, covenants and representations of any Credit Party contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Credit Party shall be deemed to have been suspended or waived by Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Agent and the applicable Requisite Lenders, and directed to Company specifying such suspension or waiver.

12.5 Remedies. Agent’s and Lenders’ rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Agent or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise.

12.6 Severability. Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Loan Document.

12.7 Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

12.8 Confidentiality. Each Lender and Agent agrees to maintain, the confidentiality of information obtained by it pursuant to any Loan Document and designated in writing by any Credit Party as confidential or disclosed under circumstances where it is reasonable to assume that such information is confidential (the “Information”), except that such Information may be disclosed by the Lenders or Agent (i) with Company’s consent, (ii) to Related Persons of such Lender or Agent, as the case may be, that are advised of the confidential nature of such Information and are instructed to keep such Information confidential in accordance with the terms hereof, (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 12.8 or (B) available to such Lender or Agent or any of their Related Persons, as the case may be, from a source (other than any Credit Party) not known by them to be subject to disclosure restrictions, (iv) to the extent disclosure is required by applicable law or other legal process or requested or demanded by any Governmental Authority, including any governmental bank regulatory authority (in which case Agent shall notify Company, to the extent not prohibited by law or legal process; provided that no notice shall be required in the case of disclosure to bank regulatory authorities having jurisdiction over Agent or any Lender), (v) to the extent necessary or customary for inclusion in league table measurements, (vi) (A) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or (B) otherwise to the extent consisting of general portfolio information that does not identify Credit Parties, (vii) to current or prospective assignees or participants, and to their respective Related Persons, in each case to the extent such assignees, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 12.8 (and such Person may disclose information to their respective Related Persons in accordance with clause (ii) above), (viii) to any other party hereto, (ix) in connection with the exercise or enforcement of any right or remedy under any Loan Document, in connection with any litigation or other proceeding to which such Lender or Agent or any of their Related Persons is a party or bound, or to the extent necessary to respond to public statements or disclosures by Credit Parties or their Related Persons referring to a Lender or Agent or any of their Related Persons, (x) to the National Association of Insurance Commissioners, CUSIP Service Bureau or any similar organization, regulatory authority, examiner or nationally recognized ratings agency and (xi) to any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder, in each case to the extent such Persons agree to be bound by provisions substantially similar to the provisions of this Section 12.8. In the event of any conflict between the terms of this Section 12.8 and those of any Loan Document, the terms of this Section 12.8 shall govern.

Notwithstanding anything to the contrary set forth herein or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, the parties acknowledge and agree that (i) any obligations of confidentiality contained herein and therein do not apply and have not applied to the federal tax treatment and federal tax structure of the Loans (the “Tax Structure”) (and any related transactions or arrangements) from the commencement of discussions between the parties, and (ii) each party (and each of its employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the Tax Structure and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to the Tax Structure. The preceding sentence is intended to cause the Tax Structure to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended, and shall be construed in a manner consistent with such purpose. Subject to the proviso with respect to disclosure in the first sentence of this paragraph, each party hereto acknowledges that it has no proprietary or exclusive rights to the Tax Structure.

12.9 GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES. EACH PARTY HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE CREDIT PARTIES, AGENT AND LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS RELATED TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT AGENT,

LENDERS AND THE CREDIT PARTIES ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY; PROVIDED, FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT. EACH CREDIT PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH CREDIT PARTY HEREBY WAIVES ANY OBJECTION THAT SUCH CREDIT PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH CREDIT PARTY AT THE ADDRESS SET FORTH IN SECTION 12.10 AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH CREDIT PARTY’S ACTUAL RECEIPT THEREOF OR FIVE (5) BUSINESS DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPAID.

12.10 Notices.

(a) Addresses. All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing unless otherwise expressly specified to be given by any other means, be given in writing and (i) addressed to (A) the party to be notified and sent to the address or facsimile number indicated in this Section 12.10 (or to such other address as may be hereafter notified by the respective parties hereto), or (B) the party to be notified at its address specified on the signature page of this Agreement or any applicable Assignment Agreement, (ii) to the extent given by a Credit Party posted to any E-System set up by or at the direction of Agent in an appropriate location or (iii) addressed to such other address as shall be notified in writing (A) in the case of Company and Agent, to the other parties hereto and (B) in the case of all other parties, to Company and Agent. Transmission by electronic mail (including E-Fax, even if transmitted to the fax numbers set forth in clause (i) above) shall not be sufficient or effective to transmit any such notice under this clause (a) unless such transmission is an available means to post to any E-System. Notice addresses as of the Effective Date shall be as set forth below:

(i)            If to Agent, at

Morgan Stanley Senior Funding, Inc.

c/o Morgan Stanley Bank International Limited

25 Cabot Square

Canary Wharf

London, England E14 4QA

United Kingdom

Primary Contact: Angela Mullaney / Claire Roberts

Telephone No.: + 44 141 2450138 / 2450135

Fax: + 44 207 056 1947

Email: loanservicing@morganstanley.com

(ii)           If to Company, at

XPO Logistics, Inc.

Five Greenwich Office Park

Greenwich, Connecticut 06831

Attn: Gordon Devens

Fax: (203) 629-7073

Telephone No.: (203) 413-4003

Email: Gordon.devens@xpologistics.com

(b) Effectiveness.

(i) All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one Business Day after delivery to such courier service, (iii) if delivered by mail, five (5) Business Days after deposit in the mail, (iv) if delivered by facsimile or electronic mail (other than to post to an E-System pursuant to clause (a) above) upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the date of such posting in an appropriate location and the date access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Company or Agent) designated in Section 12.10 to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.

(ii) The posting, completion and/or submission by any Credit Party of any communication pursuant to an E-System shall constitute a representation and warranty by the Credit Parties that any representation, warranty, certification or other similar statement required by the Loan Documents to be provided, given or made by a Credit Party in connection with any such communication is true, correct and complete in all material respects (to the extent required under the Loan Documents) except as expressly noted in such communication or E-System.

(c) Each Lender shall notify Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its lending office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as Agent shall reasonably request.

12.11 Section Titles. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

12.12 Counterparts. This Agreement may be executed in any number of separate counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

12.13 WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE

PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO KNOWINGLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG AGENT, LENDERS AND ANY CREDIT PARTY ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

12.14 Press Releases and Related Matters. Each Credit Party consents to the publication by Agent or any Lender of customary advertising material relating to the financing transactions contemplated by this Agreement using Company’s name, product photographs, logo or trademark. Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

12.15 Reinstatement. This Agreement shall remain in full force and effect should any petition be filed by or against Company for liquidation or reorganization, should Company become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver, interim receiver, receiver and manager or trustee be appointed for all or any significant part of Company’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations hereunder, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations hereunder, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations hereunder shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

12.16 Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 12.9 and 12.13, with its counsel.

12.17 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

12.18 Patriot Act Notice. Each Lender and Agent (for itself and not on behalf of any Lender) hereby notifies the Credit Parties that pursuant to the requirements of the Patriot Act, such Lender and Agent may be required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of the Credit Parties and other information that will allow such Lender and Agent, as the case may be, to identify the Credit Parties in accordance with the Patriot Act.

12.19 Currency Equivalency Generally; Change of Currency.

(a) For the purposes of making valuations or computations under this Agreement (but not for purposes of the preparation of any financial statements delivered pursuant hereto), unless expressly provided otherwise, where a reference is made to a dollar amount the amount is to be considered as the amount in Dollars and, therefore, each other currency shall be converted into the Dollar Equivalent thereof.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as Agent may from time to time specify with Company’s consent to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

12.20 Judgment Currency.

(a) If, for the purpose of obtaining or enforcing judgment against any Credit Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 12.20 referred to as the “Judgment Currency”) an amount due under any Loan Document in Dollars (the “Obligation Currency”), the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding (i) the date of actual payment of the amount due, in the case of any proceeding in the courts of any jurisdiction that will give effect to such conversion being made on such earlier date, or (ii) the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 12.20 being hereinafter in this Section 12.20 referred to as the “Judgment Conversion Date”).

(b) If, in the case of any proceeding in the court of any jurisdiction referred to in Section 12.20(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Credit Party shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from a Credit Party under this Section 12.20(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(c) The term “rate of exchange” in this Section 12.20 means the rate of exchange at which Agent would, on the relevant date at or about 1:00 p.m. (New York time), be prepared to sell the Obligation Currency against the Judgment Currency.

12.21 Electronic Transmissions.

(a) Authorization. Subject to the provisions of Section 12.10(a), each of Agent, Lenders, each Credit Party and each of their Related Persons, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Company and each Lender party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the use of Electronic Transmissions.

(b) Signatures. Subject to the provisions of Section 12.10(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C)(i) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any Code, the federal Uniform Electronic

Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural applicable law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which Agent, each Lender and each Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

(c) Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to Section 12.10 and this Section 12.21, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related Contractual Obligations executed by Agent and Credit Parties in connection with the use of such E-System.

(d) LIMITATION OF LIABILITY. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. Each of Company, each other Credit Party executing this Agreement and each Lender agrees that Agent has no responsibility for maintaining or providing any equipment, Software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

12.22 Independence of Provisions. The parties hereto acknowledge that this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

12.23 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Credit Parties, the Lenders, Agent, Lead Arranger, and for the purposes of Section 2.11, the Indemnified Persons and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither Agent nor any Lender nor any Credit Party (except as otherwise specifically provided under the Loan Documents) shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.

12.24 Relationships between Lenders and Credit Parties. Company acknowledge and agree that the Lenders are acting solely in the capacity of an arm’s length contractual counterparty to Company with respect to the Loans and other financial accommodations contemplated hereby and not as a financial advisor or a fiduciary to, or an agent of, Company or any other Person. Additionally, no Lender is advising Company or any other Person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. Company shall consult with their own advisors concerning such matters and shall be responsible for making their own independent investigation and appraisal of the transactions contemplated hereby, and the Lenders shall have no responsibility or liability to Company with respect thereto. Any review by the Lenders of Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Lenders and shall not be on behalf of Company.

13.	GUARANTY

13.1 Guaranty.

(a) Each Guarantor hereby agrees that such Guarantor is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Agent and Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations hereunder owed or hereafter owing to Agent and the Lenders by Company. Each Guarantor agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 13 shall not be discharged until the repayment of the Loans and termination of the Commitments, and that its obligations under this Section 13 shall be absolute and unconditional, irrespective of, and unaffected by,

(i) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which Company is or may become a party;

(ii) the absence of any action to enforce this Agreement (including this Section 13) or any other Loan Document or the waiver or consent by Agent and Lenders with respect to any of the provisions thereof;

(iii) the existence, value or condition of, or failure to perfect its Lien, if any, against, any security for the Obligations hereunder or any action, or the absence of any action, by Agent and Lenders in respect thereof (including the release of any such security);

(iv) the insolvency of any Credit Party; or

(v) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

Each Guarantor shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guarantied hereunder.

(b) Each Guarantor expressly represents and acknowledges that it is part of a common enterprise with Company and that any financial accommodations by Lenders, or any of them, to Company hereunder and under the other Loan Documents are and will be of direct and indirect interest, benefit and advantage to all Guarantors.

13.2 Waivers by Guarantors. Each Guarantor expressly waives, to the extent permitted by law, all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Agent or Lenders to marshal assets or to proceed in respect of the Obligations hereunder guarantied hereunder against any other Credit Party, any other party or against any security for the payment and performance of the Obligations hereunder before proceeding against, or as a condition to proceeding against, such Guarantor. It is agreed among each Guarantor, Agent and Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan

Documents and that, but for the provisions of this Section 13 and such waivers, Agent and Lenders would decline to enter into this Agreement. Each Guarantor expressly waives diligence, presentment and demand (whether for non-payment or protest or of acceptance, maturity, extension of time, change in nature or form of the Obligations hereunder, acceptance of further security, release of further security, composition or agreement arrived at as to the amount of, or the terms of, the Obligations hereunder, notice of adverse change in Company’s financial condition or any other fact which might increase the risk to Company).

13.3 Benefit of Guaranty. Each Credit Party agrees that the provisions of this Section 13 are for the benefit of Agent and Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Credit Party and Agent or Lenders, the obligations of such other Credit Party under the Loan Documents.

13.4 Subordination of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 13.7, each Credit Party hereby expressly and irrevocably subordinates to payment of the Obligations hereunder any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Final Maturity Date. Each Credit Party acknowledges and agrees that this subordination is intended to benefit Agent and Lenders and shall not limit or otherwise affect such Credit Party’s liability hereunder or the enforceability of this Section 13, and that Agent, Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 13.4.

13.5 Election of Remedies. If Agent or any Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving Agent or such Lender a Lien upon any collateral, whether owned by any Credit Party or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 13. If, in the exercise of any of its rights and remedies, Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Credit Party or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Credit Party hereby consents to such action by Agent or such Lender and waives any claim based upon such action, even if such action by Agent or such Lender shall result in a full or partial loss of any rights of subrogation that such Credit Party might otherwise have had but for such action by Agent or such Lender. Any election of remedies that results in the denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Credit Party shall not impair any other Credit Party’s obligation to pay the full amount of the Obligations hereunder. In the event Agent or any Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, Agent or such Lender may bid all or less than the amount of the Obligations hereunder and the amount of such bid need not be paid by Agent or such Lender but shall be credited against the Obligations hereunder. The amount of the successful bid at any such sale, whether Agent, Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 13, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

13.6 Limitation. Notwithstanding any provision herein contained to the contrary, each Guarantor’s liability under this Section 13 shall be limited to an amount not to exceed as of any date of determination the greater of:

(a) the amount of all Loans advanced to Company; and

(b) the amount that could be claimed by Agent and Lenders from such Guarantor under this Section 13 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar foreign or domestic statute or common law after taking into account, among other things, such Guarantor’s right of contribution and indemnification from each other Guarantor under Section 13.7.

13.7 Contribution with Respect to Guaranty Obligations.

(a) To the extent that any Guarantor shall make a payment under this Section 13 of all or any of the Obligations hereunder (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount that such Guarantor would otherwise have paid if Company had paid the aggregate Obligations hereunder satisfied by such Guarantor Payment in the same proportion that such Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following the repayment of the Loans and termination of the Commitments, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, Company for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the maximum amount of the claim that could then be recovered from such Guarantor under this Section 13 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c) This Section 13.7 is intended only to define the relative rights of the Credit Parties and nothing set forth in this Section 13.7 is intended to or shall impair the obligations of the Credit Parties, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of, and subject to the limitations contained in, this Agreement, including Section 13.1. Nothing contained in this Section 13.7 shall limit the liability of Company to pay the Loans made to it and accrued interest, Fees and expenses with respect thereto for which it is primarily liable.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantors to which such contribution and indemnification is owing.

(e) The rights of the indemnifying Company against other Credit Parties under this Section 13.7 shall be exercisable upon the full and indefeasible payment of the Obligations hereunder and the termination of the Commitments.

13.8 Liability Cumulative. The liability of each Guarantor under this Section 13 is in addition to and shall be cumulative with all liabilities of such Guarantor to Agent and Lenders under this Agreement and the other Loan Documents to which such Guarantor is a party or in respect of any Obligations hereunder or obligation of the other Guarantors, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

13.9 Execution of Supplemental Guarantee. Each Subsidiary which is required to become a Guarantor of the Obligations under this Agreement pursuant to Section 6.12 shall promptly execute and deliver to the Agent a supplemental guarantee substantially in the form of Exhibit 1.1(a) hereto pursuant to which such Subsidiary shall become a Guarantor under this Section 13.

13.10 Release of Guarantees. A Guarantee as to any Guarantor shall automatically terminate and be of no further force or effect and such Guarantor shall be automatically released from all obligations under this Agreement and all the Loan Documents upon:

(a) the sale, disposition, exchange or other transfer (including through merger, consolidation amalgamation or otherwise) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Guarantor is no longer a Restricted Subsidiary), of the applicable Guarantor if such sale, disposition, exchange or other transfer is made in a manner not in violation of this Indenture

(b) the designation of such Guarantor as an Unrestricted Subsidiary in accordance with the provisions of Section 4.04 and the definition of “Unrestricted Subsidiary”;

(c) the release or discharge of the guarantee (other than as result of payment thereon by such Guarantor following a default by the direct obligor on the 2019 Notes) by such Guarantor of the 2019 Notes;

(d) repayment of all of the Loans and termination of all of the Commitments hereunder;

(e) such Restricted Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing Bank Indebtedness or other exercise of remedies in respect thereof.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

BORROWER:

XPO LOGISTICS, INC.

By:	/s/ John J. Hardig
Name: John J. Hardig
Title: Chief Financial Officer

[Signature Page to Senior Unsecured Bridge Term Loan Credit Agreement]

The following Persons are signatories to this Agreement in their capacity as Guarantors:

GUARANTORS:

3PD HOLDING, INC.
3PDIC, INC.
BOUNCE LOGISTICS, INC.
XPO GLOBAL FORWARDING, INC.
MANUFACTURERS CONSOLIDATION SERVICE OF CANADA, INC.
XPO SERVCO, LLC
XPO COURIER, LLC
XPO TRANSPORT, LLC
SIMPLY LOGISTICS INC
XPO AIR CHARTER, LLC
XPO DEDICATED, LLC
XPO EXPRESS, INC.
XPO LAST MILE, INC.
XPO LOGISTICS, LLC
XPO NLM, INC.
XPO NLM, LLC
XPO, AQ, INC.
XPO CARTAGE, INC.
XPO STACKTRAIN, LLC.
XPO INTERMODAL SOLUTIONS, INC.
PACER SERVICES, INC.
XPO FLEET SERVICES, INC., as Guarantors

By:	/s/ John J. Hardig
Name: John J. Hardig
Title: Treasurer

XPO PORT SERVICES, INC.
XPO OCEAN WORLD LINES, INC.
XPO INTERMODAL, INC.
PACER TRANSPORT, INC.
XPO CUSTOMS CLEARANCE SOLUTIONS, INC., as Guarantors

By:	/s/ John J. Hardig
Name:	John J. Hardig
Title:	Chief Financial Officer

[Signature Page to Senior Unsecured Bridge Term Loan Credit Agreement]

XPO DISTRIBUTION SERVICES, INC.
PDS TRUCKING, INC., as Guarantors

By:	/s/ Ryan Brenan
Name: Ryan Brenan
Title: Treasurer

S & H LEASING, INC.
S & H TRANSPORT, INC.
CTP LEASING, INC., as Guarantors

By:	/s/ Andrew J. DiLuciano
Name: Andrew J. DiLuciano
Title: Treasurer

GREENWICH AQ CORP

By:	/s/ John J. Hardig
Name: John J. Hardig
Title: Chief Executive Officer

[Signature Page to Senior Unsecured Bridge Term Loan Credit Agreement]

XPO LOGISTICS SUPPLY CHAIN CORPORATE SERVICES, INC.
XPO LOGISTICS SUPPLY CHAIN ECOMMERCE, INC.
XPO LOGISTICS SUPPLY CHAIN HOLDING COMPANY
XPO LOGISTICS SUPPLY CHAIN OF NEW JERSEY, INC.
XPO LOGISTICS SUPPLY CHAIN OF SOUTH CAROLINA LLC
XPO LOGISTICS SUPPLY CHAIN OF TEXAS, LLC
XPO LOGISTICS SUPPLY CHAIN TECHNOLOGY SERVICES, INC.
XPO LOGISTICS SUPPLY CHAIN, INC.
XPO SUPPLY CHAIN, INC., as Guarantors

By:	/s/ John J. Hardig
Name: John J. Hardig
Title: Treasurer

[Signature Page to Senior Unsecured Bridge Term Loan Credit Agreement]

AGENT:

MORGAN STANLEY SENIOR FUNDING, INC., as Agent

By:	/s/ Henrik Z. Sandstrom
Name:	Henrik Z. Sandstrom
Title:	Authorized Signatory

[Signature Page to Senior Unsecured Bridge Term Loan Credit Agreement]

LENDERS:

MORGAN STANLEY SENIOR FUNDING, INC., as a Lender

By:	/s/ Henrik Z. Sandstrom
Name:	Henrik Z. Sandstrom
Title:	Authorized Signatory

[Signature Page to Senior Unsecured Bridge Term Loan Credit Agreement]